AGREEMENT AND PLAN OF MERGER

BY AND AMONG

STEINER US HOLDINGS, INC.,

SUS ACQUISITION CORP., INC.,

IDEAL IMAGE DEVELOPMENT, INC.

AND

H.I.G. IDEAL IMAGE, LLC

(solely in its capacity as Stockholders' Representative hereunder)

DATED OCTOBER 14, 2011

TABLE OF CONTENTS

Page

ARTICLE I EFINITIONS *

Section 1.1 Definitions *

Section 1.2 Additional Defined Terms *

Section 1.3 Construction *

Section 1.4 Annexes and the Company Disclosure Letter *

Section 1.5 Knowledge. *

ARTICLE II THE MERGER *

Section 2.1 The Merger. *

Section 2.2 Certificate of Incorporation and Bylaws of the Surviving Corporation. *

Section 2.3 Directors and Officers of the Surviving Corporation *

Section 2.4 Conversion of Shares *

Section 2.5 Options and Warrants. *

Section 2.6 Delivery of Funds; Surrender of Certificates; Payment of Indebtedness and Company Transaction Expenses. *

Section 2.7 Determination of Purchase Price Adjustment. *

Section 2.8 No Further Stockholder Rights *

Section 2.9 Closing; Closing Deliverables. *

Section 2.10 Further Assurances *

Section 2.11 Tax Treatment of Payments *

Section 2.12 Release of Escrow Funds. *

Section 2.13 Dissenters' Rights. *

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY *

Section 3.1 Due Organization, Good Standing and Corporate Power. *

Section 3.2 Authorization; No Conflicts. *

Section 3.3 Capital Stock. *

Section 3.4 Consents and Approvals *

Section 3.5 Financial Statements; No Undisclosed Liabilities. *

Section 3.6 Absence of Certain Changes *

Section 3.7 Compliance with Laws. *

Section 3.8 Permits. *

Section 3.9 Litigation *

Section 3.10 Employee Benefit Plans. *

Section 3.11 Labor Matters. *

Section 3.12 Tax Matters. *

Section 3.13 Intellectual Property. *

Section 3.14 Broker's or Finder's Fee *

Section 3.15 Material Contracts *

Section 3.16 Environmental Matters. *

Section 3.17 Real Property. *

Section 3.18 Insurance *

Section 3.19 Affiliate Transactions *

Section 3.20 Franchise Matters. *

Section 3.21 Title to Personal Properties *

Section 3.22 Exclusivity of Representations *

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB *

Section 4.1 Due Organization, Good Standing and Corporate Power *

Section 4.2 Authorization; No-Conflicts. *

Section 4.3 Consents and Approvals *

Section 4.4 Broker's or Finder's Fee *

Section 4.5 Merger Sub's Operations *

Section 4.6 Funds *

Section 4.7 Litigation *

Section 4.8 Solvency *

Section 4.9 Investment Intent. *

Section 4.10 Investigation by Parent and Merger Sub *

Section 4.11 Exclusivity of Representations *

Section 4.12 Valid Issuance *

ARTICLE V COVENANTS *

Section 5.1 Confidentiality *

Section 5.2 Access to Information. *

Section 5.3 Conduct of the Business of the Company Prior to the Effective Time. *

Section 5.4 Supplemental Information. *

Section 5.5 Reasonable Efforts *

Section 5.6 Exclusive Dealing; Submission of Agreement to Stockholders. *

Section 5.7 Antitrust Laws. *

Section 5.8 Employees; 401(k) Termination; Parachute Payment Waiver; 280G Stockholder Approval *

Section 5.9 Notification of Certain Matters *

Section 5.10 Merger Sub *

Section 5.11 Public Announcements *

Section 5.12 Transfer Taxes *

Section 5.13 Preservation of Records. *

Section 5.14 Resignation of Officers and Directors *

Section 5.15 Financing. *

Section 5.16 Compliance with WARN Act and Similar Statutes *

Section 5.17 Tax Matters *

Section 5.18 Non-Competition; Non-Interference. *

Section 5.19 Franchise Buy-Outs *

ARTICLE VI CONDITIONS PRECEDENT *

Section 6.1 Conditions to the Obligations of Each Party *

Section 6.2 Conditions to the Obligations of Parent and Merger Sub *

Section 6.3 Conditions to the Obligations of the Company *

Section 6.4 Frustration of Closing Conditions *

ARTICLE VII TERMINATION AND ABANDONMENT *

Section 7.1 Termination *

Section 7.2 Effect of Termination *

Section 7.3 Parent Termination Fee *

Section 7.4 Company Termination Fee *

Section 7.5 Parent Expenses *

Section 7.6 Limitation of Remedies *

ARTICLE VIII SURVIVAL; INDEMNIFICATION *

Section 8.1 Survival of Representations and Warranties. *

Section 8.2 Indemnification of Parent Indemnitees *

Section 8.3 Indemnification by Parent *

Section 8.4 Limitation on Indemnification, Mitigation. *

Section 8.5 Losses Net of Insurance, Etc. *

Section 8.6 Indemnification Procedure. *

Section 8.7 Third-Party Claims. *

Section 8.8 No Recourse Against Equityholders or Stockholders' Representative *

Section 8.9 Sole Remedy/Waiver *

Section 8.10 Tax Treatment of Indemnity Payments; Withholding *

ARTICLE IX STOCKHOLDERS' REPRESENTATIVE *

Section 9.1 Appointment *

Section 9.2 Expense Reimbursement; Indemnification. *

Section 9.3 Other Provisions Relating to the Stockholders' Representative. *

Section 9.4 Investment of Reserve Amount *

ARTICLE X MISCELLANEOUS *

Section 10.1 Fees and Expenses *

Section 10.2 Extension; Waiver *

Section 10.3 Notices *

Section 10.4 Entire Agreement *

Section 10.5 Release; Termination. *

Section 10.6 Binding Effect; Benefit; Assignment *

Section 10.7 Amendment and Modification *

Section 10.8 Counterparts *

Section 10.9 Applicable Law *

Section 10.10 Severability *

Section 10.11 Waiver of Jury Trial *

Section 10.12 Headings *

Section 10.13 Company Disclosure Letter *

Section 10.14 Time of the Essence *

Section 10.15 Construction *

Section 10.16 Specific Enforcement *

Exhibits

Schedule A - Working Capital Methodology

Schedule B - Minimum Closing Cash Methodology

Exhibit 1 - Form of Escrow Agreement

Exhibit 2 - Form of Letter of Transmittal

Exhibit 5.8(c) - Parachute Payment Waiver

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated October 14, 2011 by and among Steiner US Holdings, Inc. ("Parent"), a corporation organized under the laws of Florida, SUS Acquisition Corp., Inc. ("Merger Sub"), a corporation organized under the laws of Delaware and a wholly-owned subsidiary of Parent, IDEAL IMAGE DEVELOPMENT, INC. (the "Company"), a corporation organized under the laws of Delaware, and H.I.G. IDEAL IMAGE, LLC, a limited liability company organized under the laws of Delaware, solely in its capacity as Stockholders' Representative hereunder.

W I T N E S S E T H:

WHEREAS, Parent has formed Merger Sub solely for the purpose of merging it with and into the Company, with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Parent;

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have, on the terms and subject to the conditions set forth in this Agreement, (a) determined that the merger of Merger Sub with and into the Company, as set forth herein (the "Merger"), is fair to, and in the best interest of, each corporation and its respective stockholders, and declared that the Merger is advisable, (b) authorized and approved this Agreement, the Merger and the consummation of the transactions contemplated hereby and (c) recommended approval of the Merger and adoption of this Agreement by its respective stockholders, in accordance with the Delaware General Corporation Law, as amended (the "DGCL");

WHEREAS, the parties anticipate that, immediately following the execution of this Agreement, the stockholders of the Company and Merger Sub will cause written consents to the transactions contemplated by this Agreement to be executed by themselves or by their proxy holders pursuant to the DGCL;

WHEREAS, upon the consummation of the Merger, each then issued and outstanding share of common stock, par value $0.001 per share (each, a "Common Share" and, collectively, the "Common Shares"), of the Company, then issued and outstanding will be converted into the right to receive the Common Per Share Merger Consideration, upon the terms and conditions of this Agreement, and the Rollover Stockholders will accept Steiner Common Shares in lieu of a portion of such consideration pursuant to that certain Exchange Agreement by and between Parent and the Rollover Stockholders, dated the date hereof;

WHEREAS, upon the consummation of the Merger, each then issued and outstanding share of (a) Series A Convertible Preferred Stock, par value $0.001 per share (each a "Series A Preferred Share" and together the "Series A Preferred Shares"), of the Company, will be converted into the right to receive the Series A Per Share Merger Consideration, upon the terms and conditions of this Agreement, and (b) Series B Convertible Preferred Stock, par value $0.001 per share (each a "Series B Preferred Share" and together the "Series B Preferred Shares"), of the Company, will be converted into the right to receive the Series B Per Share Merger Consideration, upon the terms and conditions of this Agreement;

WHEREAS, upon the consummation of the Merger, each then outstanding option or other right to purchase Common Shares (each, an "Option" and, collectively, the "Options") heretofore granted under any option-based compensation plan of the Company (collectively, the "Stock Plans") that is a Vested Option will be converted into the right to receive the Option Cash Payment, and each Option that is not a Vested Option shall terminate without any consideration therefor, in each case, upon the terms and conditions of this Agreement;

WHEREAS, upon the consummation of the Merger, each then outstanding warrant to purchase Series A Preferred Shares (each, an "Warrant" and, collectively, the "Warrants") heretofore granted will be converted into the right to receive the Warrant Payments upon the terms and conditions of this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with, and to prescribe various conditions to, the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties, intending to be legally bound, agree as follows:

  DEFINITIONS

    Definitions. When used in this Agreement, the following terms shall have the respective meanings set forth below.

    "Action" means any action, complaint, claim, petition, suit, litigation, arbitration or other proceeding, whether civil, criminal or investigative, at law or in equity, or hearing, inquiry, audit, examination or investigation, in each case, commenced or brought by any Governmental Entity or any other Person, and conducted or heard by or before any Governmental Entity.

    "Affiliate" of any Person means (a) any Person that owns, of record or beneficially, 10% or more of the capital stock or other ownership interests of the specified Person, or (b) any Person directly or indirectly controlling, controlled by, or under common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this Agreement, Drs. Joseph Acebal and Richard Mikles shall be deemed Affiliates of the Company.

    "Aggregate Preference Amount" means the sum of (a) the aggregate Series A Per Share Preference amounts payable in consideration for all Series A Preferred Shares, plus (b) the aggregate Series B Per Share Preference amounts payable in consideration of all Series B Preferred Shares.

    "Antitrust Authorities" means the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

    "Antitrust Laws" means the Sherman Act, as amended; the Clayton Act, as amended; the HSR Act, as amended; the Federal Trade Commission Act, as amended; and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

    "Board" means the board of directors of the Company.

    "Business Day" means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

    "Cash and Cash Equivalents" means cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts and deposits from consumer finance providers, excluding checks outstanding.

    "Closing Cash" means, as of 11:59 P.M. on the Business Day immediately prior to the Closing Date, Cash and Cash Equivalents held by the Company and the Company Subsidiaries.

    "Closing Cash Shortfall" means the amount by which the Minimum Closing Cash exceeds Closing Cash.

    "Closing Cash Surplus" means the amount by which Closing Cash exceeds the Minimum Closing Cash.

    "Closing Date Working Capital" means, as of 11:59 P.M. on the Business Day immediately prior to the Closing Date, the assets of the Company, the Company Subsidiaries and the Related Entities of the categories identified as "included" on Schedule A minus the liabilities of the Company, the Company Subsidiaries and the Related Entities of the categories identified as "included" on Schedule A, in each case calculated in accordance with Schedule A using the same GAAP methodologies, practices, assumptions, policies, principles and procedures (with consistent classifications, judgments and calculations of reserves, valuations and estimation methodologies) as used by the Company in the December 31, 2010 audited consolidated Financial Statements.

    "Closing Indebtedness" means, as of 11:59 P.M. on the Business Day immediately prior to the Closing Date, the amount outstanding of aggregate Indebtedness of the Company and the Company Subsidiaries.

    "Closing Rollover Shares" means a number of Steiner Common Shares issued to the Rollover Stockholders determined by dividing the aggregate Share Rollover Amount by the Market Value of a Steiner Common Share, and, with respect to each Rollover Stockholder, the number of Steiner Common Shares determined by dividing such Rollover Stockholder's respective Share Rollover Amount by the Market Value of a Steiner Common Share.

    "Code" means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

    "Common Per Share Amount" means an amount equal to the quotient obtained by dividing (a) the sum of (i) the Equity Purchase Price, plus (ii) any Closing Cash Surplus (determined by reference to Estimated Closing Cash and Estimated Minimum Closing Cash), plus (ii) the aggregate exercise prices for all Vested Options as of immediately prior to the Closing and aggregate purchase prices underlying all outstanding Warrants as of immediately prior to the Closing, minus (iii) the sum of (w) the Aggregate Preference Amount, (x) the Warrant Preference Amount, (y) the Escrow Amount and (z) the Company Transaction Expenses, by (b) the Fully-Diluted Shares.

    "Common Per Share Indemnification Escrow Release Amount" means an amount equal to the quotient of (a) sum of (i) the Indemnification Escrow Release Amount plus (ii) any Pending Claims Amount finally resolved and paid to the Stockholders' Representative for the benefit of the Equityholders pursuant to this Agreement and the Escrow Agreement minus (iii) any unreimbursed expenses incurred by the Stockholders' Representative in connection with actions taken on behalf of Equityholders, divided by (b) the Fully Diluted Shares.

    "Common Per Share Supplemental Disclosure Escrow Release Amount" means an amount equal to the quotient of (a) sum of (i) all Supplemental Disclosure Escrow Release Amounts minus (ii) any unreimbursed expenses incurred by the Stockholders' Representative in connection with actions taken on behalf of Equityholders, divided by (b) the Fully Diluted Shares.

    "Common Per Share Working Capital Escrow Release Amount" means an amount equal to the quotient of (a) the sum of (i) the Working Capital Escrow Release Amount minus (ii) any unreimbursed expenses incurred by the Stockholders' Representative in connection with actions taken on behalf of Equityholders, divided by (b) the Fully Diluted Shares

    "Common Stockholders" means the holders of Common Shares, as set forth on Section 1.1(a) of the Company Disclosure Letter, as the same may be updated by the Company prior to the Closing solely to reflect the exercise of any Options or the conversion of any Preferred Shares prior to the Effective Time.

    "Company Disclosure Letter" means the letter of such name delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement, which letter shall be numbered to correspond with the numbered sections of this Agreement.

    "Company Subsidiaries" means the Subsidiaries of the Company and the Related Entities.

    "Company Transaction Expenses" means all (a) expenses, fees and costs incurred or to be incurred prior to and through the Closing Date by the Company or any Company Subsidiary (whether payable before or after the Closing, but excluding such amounts incurred by Parent or the Surviving Corporation at or after the Closing other than the Retainer) in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Merger, the other transactions contemplated hereby and the Closing, including fees and disbursements of attorneys, accountants and other advisors (including the Retainer), (b) special bonuses, change-in-control bonuses, retention bonuses and other amounts that become payable to any employees or officers of the Company or the Company Subsidiaries or other Persons as a result of the transactions contemplated hereby, (c) the premium for any directors' and officers' liability tail policy purchased by the Company at or prior to Closing, (d) fifty percent (50%) of any escrow fees charged by the Escrow Agent pursuant to the Escrow Agreement, (e) the applicable Transfer Taxes as set forth in Section 5.12, and (f) a reasonable reserve amount to be determined by the Stockholder's Representative in its discretion to pay additional costs and expenses it may incur on behalf of the Equityholders after the Closing.

    "Contract" means any written or binding oral agreement, contract, instrument or undertaking, including all amendments thereto.

    "Dissenting Shares" means any shares of the Company's capital stock issued and outstanding immediately prior to the Effective Time and held by a Stockholder who has properly and timely exercised such Stockholder's appraisal rights in accordance with Section 262 of the DGCL.

    "Dissenting Stockholders" means Stockholders who comply with all provisions of the DGCL concerning the right of such Stockholders to demand appraisal of their shares of capital stock of the Company in connection with the Merger.

    "Environmental Law" means any Law, Order or other requirement of Law relating to the protection of the environment, or the manufacture, use, transport, treatment, storage, disposal, release or threatened release of petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, Hazardous Substances or any other substance listed, classified or regulated as hazardous or toxic under such Law, Order or other requirement of Law.

    "Equity Purchase Price" means an amount equal to (a) $175,000,000, minus (b) the Closing Indebtedness, minus (c) any Closing Cash Shortfall (determined by reference to Estimated Closing Cash and Estimated Minimum Closing Cash), plus (d) any Working Capital Surplus (determined by reference to Estimated Closing Date Working Capital) and minus (e) Working Capital Shortfall (determined by reference to Estimated Closing Date Working Capital).

    "Equityholders" means, collectively, the holders of Vested Options, the Warrant Holders and the Stockholders.

    "Escrow Agent" means SunTrust Bank to serve as escrow agent pursuant to the terms of the Escrow Agreement.

    "Escrow Agreement" means that certain Escrow Agreement substantially in the form of Exhibit 1 hereto to be entered into at the Closing by Parent, the Stockholders' Representative and the Escrow Agent.

    "Escrow Amount" means an amount equal to the aggregate of (a) the Indemnification Escrow Amount, plus (b) any Supplemental Disclosure Escrow Amount and (c) the Working Capital Escrow Amount.

    "Escrow Fund" means the Indemnification Escrow Fund, the Supplemental Disclosure Escrow Fund and the Working Capital Escrow Fund.

    "Exchange Agreement" means that certain Exchange Agreement, dated as of the date hereof, by and among Parent, Merger Sub, Steiner Leisure Limited and the Rollover Stockholders.

    "FDD" means any uniform franchise offering circular or franchise disclosure document and related documentation used by the Company or any of the Company Subsidiaries in connection with the offer or sale of franchises.

    "Franchise" means the grant by the Company or any Company Subsidiary to a Franchisee of the right to establish, develop, operate, or license others to establish, develop or operate within one or more countries, states, provinces or other geographic areas any "Ideal Image" franchised location.

    "Franchisee" means a person other than the Company or any of the Company Subsidiaries that is or was granted a right (whether directly by the Company or any of the Company Subsidiaries) to develop or operate, or is or was granted a right to license others to develop or operate, a Franchise within a specific geographic area or at a specific location.

    "Fully Diluted Shares" means the number of Common Shares outstanding immediately prior to the Effective Time (assuming the exercise of all Vested Options outstanding at such time) as well as the conversion of all Preferred Shares issued and outstanding at such time (assuming exercise of the Warrants), but excluding any Common Shares and Preferred Shares that are held by any wholly owned subsidiary of the Company or in the treasury of the Company; provided that for purposes of this Agreement, any Rollover Shares (or Common Shares underlying such Rollover Shares) that are subject to the Exchange Agreement shall be included in the calculation of Fully Diluted Shares.

    "GAAP" means generally accepted accounting principles of the United States of America consistently applied, as in effect from time to time.

    "Governmental Entity" means any federal, state, local or foreign government or governmental or regulatory entity, political subdivision thereof, or any self-regulating organization (including any securities exchange) or other non-governmental regulating authority or other entity (to the extent that the rules, regulations or orders of such authority or other entity have the force of Law), or any domestic or foreign court, arbitrator, tribunal, administrative agency or commission or other governmental or regulatory agency, or other entity or authority exercising executive, legislative, judicial, regulatory or administrative functions pertaining to government, including any department, board or commission thereof.

    "Hazardous Substances" shall include any toxic or hazardous substance, material, or waste, any petroleum or petroleum products, radioactive materials, asbestos in any form that has become friable, urea formaldehyde foam insulation, medical waste, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas, any chemicals, materials or substances defined or included in the definition of "hazardous substances," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law.

    "HIG" means H.I.G. Capital, LLC.

    "HIPAA" means the Health Insurance Portability and Accountability Act, as amended, and the regulations promulgated thereunder.

    "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

    "Indebtedness" of any Person means (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) any obligation incurred for all or any part of the deferred purchase price of property or other assets or for the deferred cost of property or other assets constructed or of improvements thereto, including all amounts owed to a Franchisee as a result of a Franchise buy-out (whether by lease, purchase or otherwise), (d) the face amount of all letters of credit issued for the account of such Person; (e) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens upon such Person's property (other than Permitted Liens), (f) capitalized lease obligations, (g) unfunded obligations for pension, retirement or severance benefits for any officer, director or employee of such Person, including any such amounts that may become payable as a result of the Merger and the transactions contemplated hereby; (h) unfunded obligations for deferred compensation for any officer, director or employee of such Person; (i) all bankers acceptances and overdrafts, (j) all prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any Indebtedness, (k) any guarantee by such Person of any Indebtedness or debt securities of any other Person (other than the Company or any of the Company Subsidiaries), and (l) Indebtedness or other obligations that may become payable to any Person as a result of the Merger and the transactions contemplated hereby, (m) any accrued and unpaid interest owing by such Person with respect to any Indebtedness of a type described in clauses (a) through (l); provided, that Indebtedness shall not include (i) accounts payable included in the calculation of Closing Date Working Capital, (ii) accrued expenses included in the calculation of Closing Date Working Capital, (iii) deferred revenue or deferred warranty revenue, (iv) gift card Liabilities, (v) deferred Tax Liabilities; (vi) the endorsement of negotiable instruments for collection in the ordinary course of business, (vii) Indebtedness owing from the Company to any Company Subsidiary or Related Entity or from any Company Subsidiary or Related Entity to the Company or another Company Subsidiary or Related Entity, or (viii) any Liability to the extent included in (1) the determination of Closing Date Working Capital or (2) the calculation and payment of Company Transaction Expenses.

    "Indemnification Escrow Amount" means $10,000,000.

    "Indemnification Escrow Fund" means the escrow fund established with respect to the Indemnification Escrow Amount pursuant to the Escrow Agreement.

    "Intellectual Property" means any of the following in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, extensions, renewals and reexaminations thereof; (b) registered and unregistered trademarks and service marks, pending trademark and service mark registration applications, including intent-to-use registration applications; (c) registered and unregistered copyrights, and applications for registration thereof; (d) Internet domain names; (e) Trade Secrets; and (f) any goodwill associated with any of the foregoing.

    "Knowledge" means, with respect to a Person, such Person's actual knowledge and the knowledge such Person would have assuming a reasonable investigation.

    "Law" means any statute, law, code, statute, ordinance, requirement, rule or regulation of any Governmental Entity.

    "Letter of Transmittal" means a letter of transmittal in substantially the same form as Exhibit 2.

    "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

    "Liens" means any lien, security interest, pledge, option, right of first refusal, mortgage, encumbrance, easement, license or charge of any kind.

    "Loss" or "Losses" means any and all claims, actions, causes of action, judgments, awards, Liabilities, losses, costs or damages, including reasonable attorneys' fees and expenses but excluding punitive, special and other similar damages regardless of the legal theory (other than any such damages awarded to an unrelated third party).

    "Market Value" means the average of the average daily high and low sales price per share of Steiner Common Shares on the Nasdaq Stock Market for the thirty (30) trading days ending on and including the fifth (5th) trading day immediately preceding the Closing Date.

    "Material Adverse Effect" means any event, fact, condition, change, circumstance, occurrence or effect that, individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, is materially adverse to the operations, results of operations, assets, Liabilities, capitalization, condition (financial or otherwise) or business of the Company and the Company Subsidiaries, taken as a whole; provided, however, that changes or effects resulting from any of the following clauses (a) through (h) shall be deemed not to constitute a "Material Adverse Effect" and shall not be considered in determining whether a "Material Adverse Effect" has occurred: (a) changes in economic or political conditions or the financing, banking, currency or capital markets in general to the extent such changes do not disproportionately affect the Company and the Company Subsidiaries as a whole relative to other similarly situated participants in the industries or markets in which they operate; (b) changes in Laws or Orders or interpretations thereof or changes in accounting requirements or principles after the date hereof; (c) changes affecting industries, markets or geographical areas in which the Company or the Company Subsidiaries conduct their respective businesses to the extent such changes do not disproportionately affect the Company and the Company Subsidiaries as a whole relative to other similarly situated participants in the industries or markets in which they operate; (d) the negotiation, announcement and performance of this Agreement or the transactions contemplated hereby or any communication by Parent or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to any of the businesses of the Company and the Company Subsidiaries; (e) any actions by Parent, Merger Sub or the Company expressly required to be taken pursuant to this Agreement; (f) any natural disaster or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation or worsening thereof occurring after the date of this Agreement to the extent such events do not disproportionately affect the Company and the Company Subsidiaries as a whole relative to other similarly situated participants in the industries or markets in which they operate; (g) any action required to be taken under any Law or Order enacted after the date hereof by which the Company or any of the Company Subsidiaries (or any of their respective properties) is bound; or (h) any failure, in and of itself (and distinguished from any change or effect giving rise to or contributing to such failure), by the Company and the Company Subsidiaries to meet any internal projections or forecasts. For the avoidance of doubt, a "Material Adverse Effect" shall be measured only against past performance of the Company and the Company Subsidiaries, and not against any forward-looking statements, projections or forecasts of the Company and the Company Subsidiaries or any other Person.

    "Medical Waste" means (a) pathological waste, (b) blood, (c) wastes from surgery or autopsy, (d) dialysis waste, including contaminated disposable equipment and supplies, (e) cultures and stocks of infectious agents and associated biological agents, (f) contaminated animals, (g) isolation wastes, (h) contaminated equipment, (i) laboratory waste, and (j) various other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals. "Medical Waste" also includes any substance, pollutant, material, or contaminant listed or regulated under the MWTA.

    "Medical Waste Laws" means the following, including Regulations promulgated and Orders issued thereunder, all as in effect as of the Closing Date: the MWTA; the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA Sections 2501 et seq.; the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA Sections 1401 et seq.; the Occupational Safety and Health Act, 29 USCA Sections 651 et seq.; the United States Department of Health and Human Services, National Institute for Occupational Self-Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88-119 et seq. and any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they purport to regulate Medical Waste, or impose requirements relating to Medical Waste.

    "Medicare" and "Medicaid" mean the Social Security Act, and all rules and regulations promulgated thereunder.

    "Minimum Closing Cash" means, as of the 11:59 P.M. on the Business Day prior to the Closing Date, an amount of Cash and Cash Equivalents equal to (a) twenty percent (20%) of the net deferred revenue liability of the Company, the Company Subsidiaries and the Related Entities (calculated in accordance with Schedule B using the same (and not inconsistent) GAAP methodologies, practices, assumptions, policies, principles and procedures (with consistent classifications, judgments and calculations of reserves, valuations and estimation methodologies) as used in the Company's December 31, 2010 audited consolidated Financial Statements), representing gross deferred revenue less gross outstanding client accounts receivable, excluding accounts receivable balances that are in excess of the corresponding deferred revenue plus (b) $1,300,000 (in consideration for certain items related to gift card liabilities and deposits reflected in the Company's cash balances) plus (c) the amount of known net Tax liabilities of the Company and the Company Subsidiaries for Pre-Closing Taxable Periods net of any Taxes accrued for in the calculation of Closing Date Working Capital, each to be set forth as a specific line item in the calculation of Minimum Closing Cash ("Known Pre-Closing Taxes"), plus (d) $461,067 representing the Company's Code Section 481 Tax liability for Post-Closing Periods.

    "MWTA" means the Medical Waste Tracking Act of 1988, 42 U.S.C. Sections 6992, et seq.

    "Order" means any judgment, order, injunction, decree, writ, award, permit or license of any Governmental Entity or any arbitrator.

    "Parent Disclosure Letter" means the disclosure letter delivered by the Parent to the Company concurrently with the execution of this Agreement.

    "Permitted Liens" means (a) statutory Liens or other Liens arising by operation of law securing payments not yet due or which are being contested in good faith and by appropriate proceedings, including Liens of warehousemen, mechanics, suppliers, materialmen and repairmen, (b) Liens for Taxes, assessments and other charges by a Governmental Entity not yet due and payable or for current Taxes that may thereafter be paid without penalty or interest or which are being contested in good faith and by appropriate proceedings and for which an adequate reserve has been established in accordance with GAAP, (c) Liens of the following types affecting the real property used by the Company and the Company Subsidiaries: (i) easements, rights or way, servitudes, permits, licenses, surface leases, ground leases to utilities, municipal agreements, railway siding agreements and other rights, (ii) conditions, covenants or other similar restrictions, (iii) easements for streets, alleys, highways, telephone lines, gas pipelines, power lines, railways and other easements and rights of way of public record on, over or in respect of any such real property, (iv) encroachments and other matters that would be shown in an accurate survey or physical inspection of such real property, (v) Liens in favor of the lessors under the Real Property Leases or encumbering the interests of the lessors in such real property, (vi) all matters showing on title commitments made available to Parent on or prior to the date hereof, and (vii) any other such Liens, including irregularities of title or connected with or in lieu of environmental remediation affecting such real property as would not be reasonably likely to have a Material Adverse Effect, (d) Liens created by licenses granted in the ordinary course of business in any Intellectual Property, (e) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties, (f) pledges or deposits to secure obligations under workers or unemployment compensation Laws or similar legislation or to secure public or statutory obligations, and (g) other imperfections of title, licenses or encumbrances, if any, which do not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the Company or any Company Subsidiary.

    "Person" means and includes an individual, a partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a group or a Governmental Entity.

    "Post-Closing Taxable Period" means any taxable period other than a Pre-Closing Taxable Period.

    "Pre-Closing Taxable Period" means any taxable period ending on or before the Closing Date, or with respect to a taxable period ending after Closing Date but beginning on or before the Closing, the portion of such taxable period ending on and including the Closing Date.

    "Preferred Shares" means the Series A Preferred Shares and the Series B Preferred Shares.

    "Preferred Stockholders" means the holders of either Series A Preferred Shares or Series B Preferred Shares, or both, as set forth on Section 1.1(a) of the Company Disclosure Letter, as the same may be updated prior to the Closing to reflect the conversion of any Preferred Shares to Common Shares prior to the Effective Time.

    "Pro Rata Portion" means, with respect to each Equityholder, the percentage set forth opposite such Equityholder's name on Section 1.1(a) of the Company Disclosure Letter, as the same may be updated by the Company at the Closing if (a) the Company issues additional Options pursuant to the Stock Plans prior to the Effective Time or (b) any holder of a Vested Option does not receive an Option Cash Payment (or subsequent payment to such holders after the Closing) because the exercise price of any Vested Option held by such holder is greater than the Common Per Share Merger Consideration (plus such other amounts distributed after the Closing).

    "Related Entities" means each of the entities set forth on Section 1.1(b) of the Company Disclosure Letter.

    "Representatives" of any Person means such Person's directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives.

    "Rollover Shares" means, with respect to each Rollover Stockholder, (a) 20% of the number of Common Shares held by him (the "Common Rollover Shares") plus (b) 20% of the number of Preferred Shares held by him (the "Preferred Rollover Shares") plus (c) 20% of the Common Shares underlying Vested Options held by him (treating each option as deemed to be exercised) (the "Option Rollover Shares"), in each case, as of immediately prior to the Effective Time.

    "Rollover Stockholders" means Drs. Joseph Acebal and Richard Mikles.

    "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

    "Series A Per Share Preference" means, with respect to any Series A Preferred Share, an amount equal to the sum of (a) $1.00 plus, (b) all accrued but unpaid dividends in respect of such Series A Preferred Share as of the Effective Time calculated pursuant to Article IV, Section B.1 of the Company's certificate of incorporation, as in effect immediately before the Effective Time.

    "Series B Per Share Preference" means, with respect to any Series B Preferred Share, an amount equal to the sum of (a) $0.087521 plus, (b) all accrued but unpaid dividends in respect of such Series B Preferred Share as of the Effective Time calculated pursuant to Article IV, Section B.1 of the Company's certificate of incorporation, as in effect immediately before the Effective Time.

    "Share Rollover Amount" means (a) for each Rollover Stockholder, twenty percent (20%) of such Rollover Stockholder's respective aggregate (i) Common Per Share Amount, (ii) Series B Per Share Amount and (iii) Closing Option Payment (in each case of subclauses (i), (ii) and (iii), calculated as if the Rollover Shares had converted in the Merger) and (b) with respect to all Rollover Stockholders, the aggregate amounts set forth in clause (a) above for all Rollover Stockholders.

    "Shares" means the Common Shares and the Preferred Shares.

    "Solvent" means, with respect to any Person, that (a) the property of such Person, at a present fair saleable valuation, exceeds the sum of its debts (including contingent and unliquidated debts); (b) the present fair saleable value of the property of such Person exceeds the amount that will be required to pay such Person's probable liability on its existing debts as they become absolute and matured; (c) such Person has adequate capital to carry on its business; and (d) such Person does not intend or believe it will incur debts beyond its ability to pay as such debts mature. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured liabilities.

    "Steiner Common Shares" means the common shares, par value $0.01 per share, of Steiner Leisure Limited.

    "Stockholders" means, collectively, the Common Stockholders and the Preferred Stockholders.

    "Stockholders Agreements" means, collectively, that certain (a) Amended and Restated First Refusal and Co-Sale Agreement, dated as of September 26, 2008, among the Company and the Stockholders named therein, (b) Amended and Restated Voting Agreement, dated as of September 26, 2008, among the Company and the Stockholders named therein, and (c) Amended and Restated Investors' Rights Agreement, dated as of September 26, 2008, among the Company and the Stockholders named therein.

    "Stockholders' Representative" means H.I.G. Ideal Image, LLC or its designee.

    "Sublease Agreement" means that certain Sublease Agreement dated February 2, 2009 by and between the Company and Jayson, Farthing, Skafidas & Wright, P.A.

    "Subsidiary", with respect to any Person, means (a) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether at the time stock of any class or classes of such corporation has or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has more than a fifty percent (50%) equity interest.

    "Supplemental Disclosure Escrow Fund" means the escrow fund established with respect to the Supplemental Disclosure Escrow Amount pursuant to the Escrow Agreement.

    "Taxes" means all taxes, assessments, charges, duties, fees, levies or other charges of a Governmental Entity including all United States federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, value added, occupation, personal property, real property, excise, severance, windfall profits, stamp, license, payroll, employment, environmental, customs duties, social security, unemployment, disability, registration, alternative, add-on minimum, withholding and other taxes, assessments, charges, duties, fees, levies or other charges of a Governmental Entity of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, and penalties and interest thereon, and shall include any liability for such amounts as a result of (i) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (ii) a contractual obligation to indemnify any person or other entity. The term "Taxes" does not include Taxes or claims relating to escheat, unclaimed property or similar items.

    "Transaction Tax Deductions" means the Tax deductions attributable to the aggregate expenses resulting from the payment of any bonuses, any payments for any restricted stock, stock options or stock appreciation rights, or any other compensatory payments, management, advisory or consulting fees and other similar items (including the fee payable to HIG or its Affiliates or its designee in connection with the transactions contemplated hereby), any capitalized financing costs and expenses (including any loan fees, any costs related to the redemption of any Closing Indebtedness, any costs related to interest rate collar agreements, prepayment penalties or premiums and any accrued (and not previously deducted) original issue discount on any Closing Indebtedness of the Company and the Company Subsidiaries) and Company Transaction Expenses, in each case, which are attributable to a Pre-Closing Taxable Period and which are properly deductible by the Company and the Company Subsidiaries in connection with the transactions contemplated hereby (including any deductions attributable to any payments made to holders of Options in accordance with the terms and conditions of this Agreement); provided, however, that such deductions are permitted by Law and provided further that in no event shall Transaction Tax Deductions include any Tax deductions attributable to any such payments described under this definition that are funded and economically borne by Parent or Merger Sub (which, for the avoidance of doubt, shall not include any amounts (such as payments relating to stock options, restricted stock, other compensatory payments, fees to HIG, Company Transaction Expenses or Closing Indebtedness) that are paid out of or deducted from the Equity Purchase Price).

    "Trade Secrets" means any trade secrets or other proprietary and confidential information including unpatented inventions, invention disclosures, financial data, technical data, personal information, customer lists, supplier lists, business plans, know-how, formulae, methods (whether or not patentable), designs, processes, procedures, source code, object code, and data collections.

    "Vested Option(s)" means each Option or portion thereof that is outstanding and vested or that will become vested as of the Effective Time pursuant to its terms and the Stock Plan under which it was granted.

    "Warrant Grant" means that certain Warrant to Purchase Stock issued by the Company to Orix Venture Finance, LLC on May 24, 2006.

    "Warrant Holder" means a holder of outstanding Warrants as set forth on Section 1.1(a) of the Company Disclosure Letter, as may be updated prior to the Closing to reflect the exercise of any Warrants.

    "Warrant Preference Amount" means an amount equal to the product obtained by multiplying (a) the number of Series A Preferred Shares that the Warrant Holders may purchase under the Warrant Grant immediately before the Effective Time, by (b) the Series A Per Share Preference.

    "Working Capital Escrow Amount" means $1,000,000.

    "Working Capital Escrow Fund" means the escrow fund established with respect to the Working Capital Escrow Amount pursuant to the Escrow Agreement.

    "Working Capital Shortfall" means the amount by which the Closing Date Working Capital is less than negative $3,549,506.

    "Working Capital Surplus" means the amount by which the Closing Date Working Capital exceeds negative $3,549,506.

    Additional Defined Terms. In addition to the terms defined in Section 1.1, additional defined terms used herein shall have the respective meanings assigned thereto in the Sections indicated below:

Defined Term	Section
Adjustment Statement	Section 2.7(c)
Agreed Claims	Section 8.6(c)
Agreement	Preamble
Annexes	Section 1.4
Balance Sheet Date	Section 3.5(a)
Basket	Section 8.4(a)
Certificate of Merger	Section 2.1(a)
Certificate(s)	Section 2.6(a)
Claim Certificate	Section 8.6(a)
Closing	Section 2.9(a)
Closing Date	Section 2.9(a)
Closing Date Balance Sheet	Section 2.7(b)
Closing Option Payment	Section 2.5(a)
Closing Payment	Section 2.6(a)
Closing Statement	Section 2.7(a)
Closing Warrant Payment	Section 2.5(b)
Collateral Source	Section 8.5(a)
Common Share(s)	Fourth Recital
Common Per Share Merger Consideration	Section 2.4(a)
Common Per Share Positive Adjustment	Section 2.7(d)(v)
Company	Preamble
Company Employees	Section 5.8(a)
Company Intellectual Property	Section 3.13(a)
Company Termination Fee	Section 7.4
Competing Business	Section 5.18(a)(i)
Confidentiality Agreement	Section 5.1
Contested Adjustment Notice	Section 2.7(c)
Contested Adjustments	Section 2.7(c)
Debt Commitment Letter	Section 4.6
DGCL	Second Recital
Due Diligence Materials	Section 4.10(a)
Earnings Claims	Section 3.20(m)
Effective Time	Section 2.1(a)
Employee Benefit Plan(s)	Section 3.10(a)
End Date	Section 7.1(b)(ii)
Equityholder Indemnitees	Section 8.3
Equityholder Releasee	Section 10.5(a)
Equityholder Releasor	Section 10.5(b)
ERISA	Section 3.10(a)
Estimated Closing Cash	Section 2.7(a)
Estimated Closing Date Balance Sheet	Section 2.7(a)
Estimated Closing Date Working Capital	Section 2.7(a)
Estimated Minimum Closing Cash	Section 2.7(a)
Final Closing Date Working Capital	Section 2.7(b)
Final Closing Cash	Section 2.7(b)
Final Minimum Closing Cash	Section 2.7(b)
Financial Performance Representations	Section 3.20(m)
Financial Statements	Section 3.5(a)
Financing	Section 4.6
Financing Sources	Section 4.6
Franchise Agreements	Section 3.20(a)
Franchise Laws	Section 3.20(d)
Health Care Professionals	Section 3.8(b)
HIG Stockholder	Section 5.18(a)
Indemnification Escrow Release Amount	Section 2.12(b)
Indemnified Party	Section 8.6(a)
Indemnifying Party	Section 8.6(a)
Independent Accountant	Section 2.7(c)
Insurance Policies	Section 3.18
Interim Payment	Section 2.7(c)
IRS	Section 3.10(b)
Knowledge of Parent and/or Merger Sub	Section 1.5(b)
Knowledge of the Company	Section 1.5(a)
Known Pre-Closing Taxes	Definition of Minimum Closing Cash
Material Contract(s)	Section 3.15
Merger	Second Recital
Merger Sub	Preamble
Merger Sub Common Stock	Section 2.4(d)
Option(s)	Sixth Recital
Option Cash Payment	Section 2.5(a)
Parachute Payment Waiver	Section 5.8(c)(i)
Parent	Preamble
Parent Expense Amount	Section 7.5
Parent Indemnitees	Section 8.2
Parent Releasee	Section 10.5(b)
Parent Releasor	Section 10.5(a)
Parent Termination Fee	Section 7.3
Paying Agent	Section 2.6(a)
Pending Claims Amount	Section 2.12(b)
Permits	Section 3.8(a)
Permitted Investments	Section 9.4
Post Closing Tax Period	Section 5.17(b)(iii)
Pre-Closing Covenant	Section 8.1(a)
Products/Services	Section 5.18(a)(i)
Real Property Leases	Section 3.17(b)
Regulatory Filings	Section 3.8(d)
Response Actions	Section 8.5(b)
Retainer	Section 5.5
Retention Period	Section 5.13
Return	Section 3.12(a)
Series A Per Share Amount	Section 2.4(b)
Series A Per Share Merger Consideration	Section 2.4(b)
Series A Preferred Share(s)	Fifth Recital
Series B Per Share Amount	Section 2.4(c)
Series B Per Share Merger Consideration	Section 2.4(c)
Series B Preferred Share(s)	Fifth Recital
Settlement Certificate	Section 2.7(c)
Settlement Date	Section 2.7(d)(iii)
Stock Plans	Sixth Recital
Straddle Periods	Section 5.17(a)
Supplement	Section 5.4(a)
Supplemental Disclosure Escrow Amount	Section 5.4(c)
Supplemental Disclosure Escrow Release Amount	Section 2.12(d)
Supplemental Disclosure Matters	Section 5.4(c)
Surviving Corporation	Section 2.1(b)
Third-Party Claim	Section 8.7(a)
Transfer Taxes	Section 5.12
WARN	Section 3.11(c)
WARN Act	Section 5.16
Warrant(s)	Seventh Recital
Warrant Payment	Section 2.5(b)
Working Capital Escrow Release Amount	Section 2.12(a)
401(k) Plan	Section 5.8(b)

    Construction. In this Agreement, unless the context otherwise requires:

      the phrases "delivered" or "made available" mean that the information referred to has been physically or electronically delivered to the relevant parties (including, in the case of "made available" to Parent or Merger Sub, material that has been posted, retained and thereby made available to Parent and Merger Sub through the on-line "virtual data room" established by the Company or its Representatives on behalf of the Company) at least three (3) Business Days prior to the date hereof (except pursuant to Section 2.7(a), which have been made available later than three (3) Business Days prior to the date hereof);

      references to "day" or "days" are to calendar days;

      words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

      references in this Agreement to "writing" or comparable expressions include a reference to facsimile transmission or comparable means of communication;

      references to Articles, Sections, Exhibits, Annexes, the Preamble and Recitals are references to articles, sections, exhibits, annexes, the preamble and recitals of this Agreement, and the descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, and shall not affect in any way the meaning or interpretation of this Agreement;

      references to "the date hereof" shall mean as of the date of this Agreement;

      references to dollars or "$" are to United States of America dollars;

      the words "hereof", "herein", "hereto" and "hereunder", and words of similar import, refer to this Agreement as a whole and not to any provision of this Agreement;
      this "Agreement" or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

      "include", "includes", and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of similar import.

    Annexes and the Company Disclosure Letter. The exhibits, annexes (the "Annexes") and the Company Disclosure Letter are incorporated into and form an integral part of this Agreement.

    Knowledge.

      When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the "Knowledge of the Company" or words of similar import, it shall mean the Knowledge of the individuals set forth on Section 1.5(a) of the Company Disclosure Letter, assuming a reasonable investigation. Where any representation, warranty or other provision in this Agreement refers to notice or written notice having been delivered or received by the Company or any of the Company Subsidiaries, or any of their respective Affiliates, such representation, warranty or other provision shall be interpreted to include only any notice to the individuals listed in the immediately preceding sentence or any notice of which one of such individuals had Knowledge.

      When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the "Knowledge of Parent and/or Merger Sub" or words of similar import, it shall mean the Knowledge of Robert C. Boehm, Leonard Fluxman, Robert H. Lazar and Stephen B. Lazarus.

  THE MERGER

    The Merger.

      Upon the terms and subject to the conditions of this Agreement, at the Closing, Merger Sub and the Company shall duly prepare, execute and acknowledge a certificate of merger (the "Certificate of Merger") in accordance with Section 251 of the DGCL that shall be filed with the Secretary of the State of Delaware at such time and in accordance with the provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger (or, if agreed to by the Company and Merger Sub, at such later time set forth in the Certificate of Merger). The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time".

      On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation under the laws of the State of Delaware (the "Surviving Corporation").

      From and after the Effective Time, the Merger shall have the effects set forth in Section 259(a) of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, and duties of the Company and Merger Sub shall become debts, liabilities, obligations and duties of the Surviving Corporation.

    Certificate of Incorporation and Bylaws of the Surviving Corporation.

      At the Effective Time and without any further action on the part of the Company or Merger Sub, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time but reflecting any necessary amendments to change the name of the Merger Sub to the name of the Company, shall be the certificate of incorporation of the Surviving Corporation as of the Effective Time, and, as so amended, will be the certificate of incorporation of the Surviving Corporation.

      At the Effective Time and without any further action on the part of the Company or Merger Sub, the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation as of the Effective Time, until duly amended in accordance with applicable Law.

    Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the certificate of incorporation and by-laws of the Surviving Corporation. At the Effective Time, subject to Section 5.14, the officers of the Company immediately prior to the Effective Time, and Messrs. Stephen B. Lazarus and Robert C. Boehm who shall be Vice Presidents of the Surviving Corporation, shall be officers of the Surviving Corporation, each of such officers to hold office, subject to the applicable provisions of the certificate of incorporation and by-laws of the Surviving Corporation.

    Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Person:

      Each Common Share issued and outstanding immediately prior to the Effective Time (other than (x) the Common Rollover Shares, (y) any Common Shares which are held by any wholly-owned Subsidiary of the Company or in the treasury of the Company or held by Parent or Merger Sub, all of which shall cease to be outstanding and be canceled and none of which shall receive any payment with respect thereto and (z) Common Shares held by Dissenting Stockholders) and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of the holder thereof, forthwith cease to exist and be converted into and represent the right to receive an amount in cash, without interest, equal to the sum of (i) Common Per Share Amount, plus (ii) the Common Per Share Indemnification Escrow Release Amount, plus (iii) the Common Per Share Working Capital Escrow Release Amount, plus (iv) the Common Per Share Supplemental Disclosure Escrow Release Amount plus (v) the Common Per Share Positive Adjustment ((i), (ii), (iii), (iv) and (v) collectively, the "Common Per Share Merger Consideration").

      Each Series A Preferred Share issued and outstanding immediately prior to the Effective Time (other than (y) any Series A Preferred Shares which are held by any wholly-owned Subsidiary of the Company or in the treasury of the Company or held by Parent or Merger Sub, all of which shall cease to be outstanding and be canceled and none of which shall receive any payment with respect thereto and (z) Series A Preferred Shares held by Dissenting Stockholders) and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of the holder thereof, forthwith cease to exist and be converted into and represent the right to receive an amount in cash, without interest, equal to the sum of (i) the Series A Per Share Preference, plus (ii) the product of (A) the Common Per Share Amount and (B) the number of Common Shares into which such Series A Preferred Share would convert (assuming conversion immediately prior to the Effective Time) ((i) and (ii) collectively, the "Series A Per Share Amount"), plus (iii) the product of (A) the sum of (w) the Common Per Share Indemnification Escrow Release Amount, plus (x) the Common Per Share Working Capital Escrow Release Amount, plus (y) the Common Per Share Supplemental Disclosure Escrow Release Amount, plus (z) the Common Per Share Positive Adjustment and (B) the number of Common Shares into which such Series A Preferred Share would convert (assuming conversion immediately prior to the Effective Time) ((i), (ii) and (iii) collectively, the "Series A Per Share Merger Consideration";

      Each Series B Preferred Share issued and outstanding immediately prior to the Effective Time (other than (x) the Preferred Rollover Shares, (y) any Series B Preferred Shares which are held by any wholly-owned Subsidiary of the Company or in the treasury of the Company or held by Parent or Merger Sub, all of which shall cease to be outstanding and be canceled and none of which shall receive any payment with respect thereto and (z) Series B Preferred Shares held by Dissenting Stockholders) and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of the holder thereof, forthwith cease to exist and be converted into and represent the right to receive an amount in cash, without interest, equal to the sum of (i) the Series B Per Share Preference, plus (ii) the product of (A) the Common Per Share Amount and (B) the number of Common Shares into which such Series B Preferred Share would convert (assuming conversion immediately prior to the Effective Time) ((i) and (ii) collectively, the "Series B Per Share Amount"), plus (iii) the product of (A) the sum of (w) the Common Per Share Indemnification Escrow Release Amount, plus (x) the Common Per Share Working Capital Escrow Release Amount plus (y) the Common Per Share Supplemental Disclosure Escrow Release Amount, plus (z) the Common Per Share Positive Adjustment and (B) the number of Common Shares into which such Series B Preferred Share would convert (assuming conversion immediately prior to the Effective Time) ((i), (ii) and (iii) are collectively, the "Series B Per Share Merger Consideration"; and

      Each share of common stock, par value $0.01 per share, of Merger Sub ("Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time, shall be converted into one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation. As of the Effective Time, the shares of Merger Sub Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the holder or holders of such shares shall cease to have any rights with respect thereto, except the right to receive shares of common stock in the Surviving Corporation to be issued in consideration therefor as provided herein, without interest.

    Options and Warrants.

      As of the Effective Time, subject to the conditions and limitations hereof, all Options that are not Vested Options shall terminate without any consideration therefor, and each Vested Option (other than the Option Rollover Shares) shall entitle the holder thereof, in cancellation and settlement thereof, to receive from the Paying Agent, following the Effective Time, an amount in cash, without interest (such amount, the "Option Cash Payment") equal to (i) the product of (A) the number of Common Shares subject to such Vested Option, and (B) the amount by which the Common Per Share Amount exceeds the applicable exercise price per Common Share subject to such Vested Option (the amount in (i) being the "Closing Option Payment"), plus (ii) the product of (A) the number of Common Shares subject to such Vested Option, and (B) the sum of (w) Common Per Share Indemnification Escrow Release Amount plus (x) the Common Per Share Working Capital Escrow Release Amount, plus (y) the Common Per Share Supplemental Disclosure Escrow Release Amount, plus (z) the Common Per Share Positive Adjustment. Subject to the foregoing, the Vested Options shall be deemed exercised for cash (such exercise price to be deducted, if necessary, from the proceeds received in connection with the Common Shares deemed received, as provided above) immediately prior to the Effective Time, and the Common Shares that would be received in connection with such deemed exercise shall be deemed surrendered pursuant to this Agreement; provided that such deemed exercise shall be inapplicable with respect to any calculations made or payments due pursuant to this Article II.

      As of the Effective Time, each Warrant Holder shall, subject to the conditions and limitations hereof and in the Warrant Grant, in cancellation and settlement of such Warrant Holder's Warrants, be entitled to receive from the Paying Agent, an amount, in cash, without interest (such amount, the "Warrant Payment") equal to the sum of (i) the product of (A) the number of Series A Preferred Shares subject to the outstanding Warrants owned by such Warrant Holder immediately before the Effective Time, multiplied by (B) the Series A Per Share Preference, plus (ii) the product of (A) the number of Common Shares that would be owned by such Warrant Holder if immediately before the Effective Time such Warrant Holder had exercised all Warrants then owned by it and converted into Common Shares the Series A Preferred Shares subject to such Warrants, multiplied by (B) the Common Per Share Amount, minus (iii) the aggregate purchase price for all Series A Preferred Shares subject to the Warrants owned by such Warrant Holder immediately before the Effective Time ((i), (ii) and (iii) collectively, the "Closing Warrant Payment"), plus (iv) the product of (A) the sum of (w) Common Per Share Indemnification Escrow Release Amount plus (x) the Common Per Share Working Capital Escrow Release Amount, plus (y) the Common Per Share Supplemental Disclosure Escrow Release Amount plus (z) the Common Per Share Positive Adjustment, and (B) the number of Common Shares that would be owned by such Warrant Holder if immediately before the Effective Time such Warrant Holder had exercised all Warrants then owned by it and converted into Common Shares the Series A Preferred Shares subject to such Warrants.

      The Company shall terminate the Stock Plans and the Warrant Grant as of the Effective Time and as of such time there will be no Options or Warrants outstanding.

    Delivery of Funds; Surrender of Certificates; Payment of Indebtedness and Company Transaction Expenses.

      Parent shall pay, contemporaneously with the filing of the Certificate of Merger, by wire transfer in immediately available funds to the paying agent designated by the Company (the "Paying Agent") and reasonably acceptable to Parent, (i) the Equity Purchase Price, plus (ii) the amount of the Closing Indebtedness, minus (iii) the aggregate amount of the Share Rollover Amount (the "Closing Payment"), and the Company shall pay to the Paying Agent any Closing Cash Surplus (determined by reference to the Estimated Closing Cash and Estimated Minimum Closing Cash). At the Closing and upon surrender by each Stockholder to the Paying Agent of the certificate(s) (each, a "Certificate") or other documents that, immediately prior to the Effective Time, represented the Series A Preferred Shares, Series B Preferred Shares, or Common Shares held by such Stockholder, as applicable, together with each such Stockholder's executed Letter of Transmittal, the Paying Agent shall pay, by wire transfer in immediately available funds, to (i) each Preferred Stockholder, the Series A Per Share Amount for each Series A Preferred Share owned by such Preferred Stockholder and the Series B Per Share Amount for each Series B Share owned by such Preferred Stockholder (other than amounts attributable to the Preferred Rollover Shares), and (ii) each Common Stockholder, the Common Per Share Amount for each Common Share owned by such Common Stockholder (other than amounts attributable to the Common Rollover Shares), immediately prior to the Effective Time, in exchange for such Certificate(s). The Company shall designate the bank account of the Paying Agent to Parent to receive such funds not later than two (2) Business Days prior to the Closing Date. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of such lost, stolen or destroyed Certificate, with such assurances as the Parent may reasonably require of such holder, Parent shall pay the amount to which such holder is otherwise entitled pursuant to this Section 2.6(a). Upon the payment of the Closing Payment to the Paying Agent and delivery of the Closing Rollover Shares to the Rollover Stockholders, Parent shall have satisfied all of its obligations to pay the merger consideration set forth in Section 2.4 and Section 2.5 and shall have no further obligation to any Equityholder or any other Person for payment of the merger consideration, except as provided in Section 2.7 hereof.

      At the Closing (or such later date when the holder of a Vested Option surrenders to the Company, or the Paying Agent designated by the Company, the Option agreement that, immediately prior to the Effective Time, represented the Vested Options held by such holder, or a duly executed Option termination agreement, in form and substance reasonably satisfactory to Parent, with respect to all Options issued in favor of such holder, and its executed Letter of Transmittal), the Paying Agent shall pay to each holder of Vested Options (other than amounts attributable to the Option Rollover Shares) in exchange therefor an amount in immediately available funds equal to the Closing Option Payment due such holder of Vested Options pursuant to Section 2.5 by wire transfer to an account designated in writing to the Paying Agent by such holder not later than two (2) Business Days prior to the Closing Date.

      At the Closing (or such later date when the Warrant Holder surrenders to the Company, or the Paying Agent designated by the Company, its Warrants and a duly executed Warrant termination agreement in respect thereof, in form and substance reasonably satisfactory to Parent, and its executed Letter of Transmittal), the Paying Agent shall pay to each Warrant Holder in exchange for its Warrants an amount in immediately available funds equal to the Closing Warrant Payment due such Warrant Holder pursuant to Section 2.5 by wire transfer to an account designated in writing to the Paying Agent by such Warrant Holder not later than two (2) Business Days prior to the Closing Date.

      At the Closing and upon surrender by each Rollover Stockholder to the Paying Agent, pursuant to Section 2.6(a) or 2.6(b), as the case may be, of the Certificate, the Option Agreement or Option termination agreement or other documents that, immediately prior to the Effective Time, represented (to the reasonable satisfaction of Parent) the Rollover Shares held by such Rollover Stockholder, together with each such Rollover Stockholder's executed Letter of Transmittal, each Rollover Stockholder shall exchange its Rollover Shares for Steiner Common Shares with an aggregate Market Value equal to such Rollover Stockholder's Share Rollover Amount pursuant to the Exchange Agreement. Steiner Leisure Limited shall issue such Steiner Common Shares to each Rollover Stockholder.

      At the Closing, the Paying Agent shall pay the holders of the Closing Indebtedness an amount sufficient to repay all the Closing Indebtedness (as set forth on the Closing Statement), with the result that immediately following the Closing there will be no further monetary obligations of the Surviving Corporation or its Subsidiaries with respect to any Closing Indebtedness outstanding immediately prior to the Closing.

      At the Closing, (i) the Paying Agent shall wire the Indemnification Escrow Amount, the Working Capital Escrow Amount and any Supplemental Disclosure Escrow Amount to the Escrow Agent in immediately available funds, to be held in separate accounts, pursuant to the terms of the Escrow Agreement. The Escrow Amount shall be held and disbursed solely in accordance with the terms of this Agreement and the Escrow Agreement. Following the termination of the Escrow Agreement in accordance with its terms, any undisbursed portion of the Escrow Amount shall be paid to the Equityholders pursuant to Section 2.12 and the Escrow Agreement.

      At the Closing, the Paying Agent shall wire the remainder of the Equity Purchase Price (representing the Company Transaction Expenses) to the Stockholder's Representative to facilitate payment of the Company's Transaction Expenses.

      Parent, the Surviving Corporation, the Stockholders' Representative and their respective agents shall be entitled to deduct and withhold from the consideration otherwise payable to any Equityholder (or the Stockholder's Representative on behalf of the Equityholders) or Warrant Holder or any holder of an Option or employee or former employee of the Company or the Company Subsidiaries such amounts as may be required to be deducted and withheld with respect to the making of payments pursuant to this Agreement as required by the Code, or under any provision of state, local or foreign Law relating to Taxes. To the extent amounts are so withheld and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If any withholding obligation may be avoided by such Person providing information or documentation to Parent or the Surviving Corporation, such holder may provide such information in a timely fashion and avoid any such withholding.

    Determination of Purchase Price Adjustment.

      Closing Adjustments. At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent (i) an estimated consolidated balance sheet of the Company, the Company Subsidiaries and the Related Entities, as of 11:59 P.M. on the Business Day immediately prior to the Closing Date, prepared in accordance with GAAP (except to the extent noted in Section 3.5 of the Company Disclosure Letter), and to the extent in accordance with GAAP, applied on a basis consistent with the application of such principles in the preparation of the December 31, 2010 audited consolidated Financial Statements (the "Estimated Closing Date Balance Sheet"), (ii) an estimated calculation of the Closing Date Working Capital, calculated in accordance with Schedule A (the "Estimated Closing Date Working Capital"), (iii) an estimated calculation of the Closing Cash (the "Estimated Closing Cash"), and (iv) an estimated calculation of Minimum Closing Cash ("Estimated Minimum Closing Cash"). The Company shall also provide to Parent a statement setting forth good faith estimates of the Closing Indebtedness and the Company Transaction Expenses (the "Closing Statement"). The Estimated Closing Date Balance Sheet and the aforementioned calculations shall be in form and substance reasonably satisfactory to Parent and shall be accompanied by a certificate executed by the chief financial officer of the Company to the effect that to his Knowledge the Estimated Closing Date Balance Sheet and the calculations herein have been prepared in good faith in accordance with this Section 2.7(a). The Company shall make available to Parent copies of all work papers, books and records and other documents and data as was used to prepare the Estimated Closing Date Balance Sheet, Estimated Closing Date Working Capital, Estimated Closing Cash and Estimated Minimum Closing Cash. The Equity Purchase Price to be paid at the Closing shall reflect any Working Capital Shortfall, any Closing Cash Shortfall and/or any Working Capital Surplus (in each case, calculated based on Estimated Closing Date Working Capital, Estimated Closing Cash and Estimated Minimum Closing Cash, as applicable).

      Post-Closing Adjustments. As soon as practicable following the Closing Date, but in no event later than the ninetieth (90th) day after the Closing Date, Parent shall prepare and deliver to the Stockholders' Representative (i) an unaudited consolidated balance sheet for the Company, the Company Subsidiaries and the Related Entities as of 11:59 P.M. on the Business Day immediately prior to the Closing Date, prepared in accordance with GAAP (except to the extent noted in Section 3.5 of the Company Disclosure Letter), and to the extent in accordance with GAAP, applied on a basis consistent with the application of such principles in the preparation of the December 31, 2010 audited consolidated Financial Statements (such consolidated balance sheet together with any adjustments properly made pursuant to Section 2.7(c), the "Closing Date Balance Sheet") (ii) a calculation of the Closing Date Working Capital (such calculation together with any adjustments properly made pursuant to Section 2.7(c), the "Final Closing Date Working Capital"), (iii) a calculation of Closing Cash (such calculation together with any adjustments properly made pursuant to Section 2.7(c), the "Final Closing Cash") and (iv) a calculation of Minimum Closing Cash (such calculation together with any adjustments properly made pursuant to Section 2.7(c), the "Final Minimum Closing Cash"). Parent shall also provide the Stockholders' Representative with copies of all work papers, books and records and other documents and data as was used to prepare the Closing Date Balance Sheet, Final Closing Date Working Capital, Final Closing Cash and Final Minimum Closing Cash and with access to, and the cooperation of, all relevant personnel. The Stockholders' Representative shall have the right to dispute the Closing Date Balance Sheet, the Final Closing Date Working Capital calculation (and any items therein), Final Closing Cash (and any items therein) and Final Minimum Closing Cash (and any items therein) and make any proposed adjustments thereto as provided in Section 2.7(c). All variations from the calculations under Section 2.7(a) shall be delineated in writing in reasonable detail.

      Dispute Resolution Procedures. The Stockholders' Representative shall have until 5:00 P.M. Eastern time on the sixtieth (60th) day after Parent delivers to the Stockholders' Representative the Closing Date Balance Sheet, the Final Closing Date Working Capital calculation, the Final Closing Cash calculation and Final Minimum Closing Cash calculation to review the Closing Date Balance Sheet, Final Closing Date Working Capital, Final Closing Cash and Final Minimum Closing Cash and propose any adjustments thereto. The Stockholders' Representative shall delineate all variations from the calculations under Section 2.7(b) in writing in reasonable detail. If at the expiration of such sixty (60) day period, the Stockholders' Representative shall not have proposed any such adjustments, Parent's calculation of the Closing Date Working Capital shall constitute the Final Closing Date Working Capital, Parent's calculation of Closing Cash shall constitute Final Closing Cash and Parent's calculation of Minimum Closing Cash shall constitute Final Minimum Closing Cash. All adjustments proposed by the Stockholders' Representative shall be set out in reasonable detail in a written statement delivered to Parent (the "Adjustment Statement") and shall be incorporated into the Closing Date Balance Sheet, Final Closing Date Working Capital, Final Closing Cash and Final Minimum Closing Cash, unless Parent objects in writing to such proposed adjustments (the proposed adjustment or adjustments to which Parent objects are referred to herein as the "Contested Adjustments" and Parent's objection notice is referred to herein as the "Contested Adjustment Notice") within ten (10) days of the Stockholders' Representative's delivery of the Adjustment Statement to Parent. If at the time of the Contested Adjustment Notice or the expiration of the deadline therefor, the Stockholders' Representative and Parent do not dispute that a sum, net of the effects of the Contested Adjustments, is owed by one party to the other pursuant to Section 2.7(d) (an "Interim Payment"), then the owing party shall pay such Interim Payment within five (5) Business Days thereafter as follows: (i) if such Interim Payment is owed by Parent, Parent shall pay such amount to the Stockholders' Representative (on behalf of the Equityholders) by wire transfer of immediately available funds to an account designated in writing by Stockholders' Representative and Parent shall promptly execute a written instruction to the Escrow Agent to release any uncontested amounts from the Working Capital Escrow Fund to the Stockholders' Representative (on behalf of the Equityholders) and (ii) if such Interim Payment is owed to Parent, then Stockholders' Representative shall promptly execute a written instruction to the Escrow Agent to release an amount equal to such Interim Payment from the Working Capital Escrow Fund to Parent. Parent's Contested Adjustment Notice shall provide reasonably specific and detailed objections to, and Parent's good faith calculations of, the Contested Adjustments. If Parent timely delivers a Contested Adjustment Notice to the Stockholders' Representative, Parent and the Stockholders' Representative shall attempt in good faith to resolve their dispute regarding the Contested Adjustments, but if a final resolution thereof is not obtained within ten (10) Business Days after Parent delivers to the Stockholders' Representative said timely Contested Adjustment Notice, either Parent or the Stockholders' Representative may at any time thereafter retain for the benefit of all the parties hereto PricewaterhouseCoopers, or if unable or unwilling to serve, another nationally recognized independent accounting firm acceptable to both the Stockholders' Representative and Parent (the "Independent Accountant") to resolve any remaining disputes concerning the Contested Adjustments. The Independent Accountant shall be the sole arbiter of all matters, procedural or substantive, as to the Contested Adjustments. Each of the parties shall execute any retainer agreements and fund one-half of any retainer customarily requested by the Independent Accountant. If the Independent Accountant is retained, then the Stockholders' Representative and Parent shall each submit to the Independent Accountant in writing not later than fifteen (15) days after the Independent Accountant is retained their respective positions with respect to the Contested Adjustments, together with such supporting documentation as they deem necessary or as the Independent Accountant requests. The Independent Accountant shall not review or take into account any information that is not submitted in writing on a timely basis in accordance with the deadlines in this Section 2.7 and shall only make a determination as to the Contested Adjustments (and only within the ranges submitted by the parties) and not any other items on the Closing Date Balance Sheet or affecting the Final Closing Date Working Capital, Final Closing Cash or Final Minimum Closing Cash. The Independent Accountant shall, within thirty (30) days after receiving the positions of both the Stockholders' Representative and Parent and all supplementary supporting documentation requested by the Independent Accountant, but in any event no later than forty-five (45) days after being retained, render its decision as to the Contested Adjustments, which decision shall be deemed an arbitral award that is final and binding on, and nonappealable by, the Stockholders' Representative and Parent. In resolving any disputed item, the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by Parent or the Stockholders' Representative, or less than the smallest value for such item claimed by Parent or the Stockholders' Representative. The fees and expenses of the Independent Accountant shall be paid by the party whose estimate of the Contested Adjustments in the aggregate is furthest from the Independent Accountant's calculation of the Contested Adjustments in the aggregate based on the relative absolute values of such estimates and calculation. The decision of the Independent Accountant shall include a certificate of the Independent Accountant setting forth the Final Closing Date Working Capital calculation, the Final Closing Cash calculation and the Final Minimum Closing Cash calculation (the "Settlement Certificate"). Each of the "Final Closing Date Working Capital", "Final Closing Cash" and "Final Minimum Closing Cash" shall be deemed to include all proposed adjustments not disputed by Parent and those adjustments accepted or made by the Independent Accountant in resolving the Contested Adjustments.

      Settlement.

        If the sum of (x) the Final Closing Date Working Capital plus (y) the Final Closing Cash less (z) the Final Minimum Closing Cash is greater than the sum of (x) the Estimated Closing Date Working Capital plus (y) the Estimated Closing Cash less (z) the Estimated Minimum Closing Cash, on the Settlement Date Parent shall pay to the Stockholders' Representative (for the benefit of all Equityholders) the amount of such excess, taking into account any Interim Payment.

        If the sum of (x) the Final Closing Date Working Capital plus (y) the Final Closing Cash less (z) the Final Minimum Closing Cash is less than the sum of (x) the Estimated Closing Date Working Capital plus (y) the Estimated Closing Cash less (z) the Estimated Minimum Closing Cash, on the Settlement Date the Stockholders' Representative shall cause to be paid to Parent from the Working Capital Escrow Fund (or from the Indemnification Escrow Fund to the extent the Working Capital Escrow Fund is insufficient) the amount of such shortfall taking into account any Interim Payment.

        There shall be a "Settlement Date" after the calculation of the Final Closing Date Working Capital, the Final Closing Cash and the Final Minimum Closing Cash, which shall mean the following, as applicable:

          If the Stockholders' Representative accepts the Final Closing Date Working Capital, the Final Closing Cash and the Final Minimum Closing Cash calculations, two (2) Business Days after the Stockholders' Representative notifies the Parent;

          If the Stockholders' Representative has not timely delivered an Adjustment Statement to Parent, sixty-five (65) days after the delivery of the Closing Date Balance Sheet, the Final Closing Date Working Capital calculation, the Final Closing Cash calculation and the Final Minimum Closing Cash calculation to the Stockholders' Representative;

          If the Stockholders' Representative has timely delivered an Adjustment Statement and Parent has not timely delivered a Contested Adjustment Notice, fifteen (15) days after the delivery of the Adjustment Statement to Parent;

          If the Stockholders' Representative and Parent have any disputes regarding Contested Adjustments and they resolve all of those disputes in writing, two (2) Business Days after such resolution;

          Two (2) Business Days after the Independent Accountant delivers the Settlement Certificate, if applicable; or

          Such other date as may be agreed in writing between the Stockholders' Representative and Parent.

        If any payment required to be made pursuant to this Section 2.7 is not made when due, the payor shall also pay interest on such amounts at a rate of fifteen percent (15%) per annum, which shall accrue from the due date to the date of actual payment.

        Each Equityholder shall be entitled to an amount (the "Common Per Share Positive Adjustment") determined by dividing (A) the sum of (I) the amount of all Interim Payments paid by Parent pursuant to Section 2.7(c) plus (II) all amounts paid by Parent pursuant to this Section 2.7(d) minus (III) the aggregate amount of any unreimbursed expenses incurred by the Stockholders' Representative in connection with actions taken on behalf of Equityholders by (B) the Fully Diluted Shares, subject, with respect to holders of Vested Options and Warrant Holders, to the payment of the exercise price of such Vested Options or purchase price of the Series A Preferred Shares underlying the Warrants, as applicable, pursuant to Section 2.5 and upon surrender and/or delivery of the documents required pursuant to Section 2.6 and subject to applicable withholding Taxes. Promptly after payment to each holder of an Option, the Stockholders' Representative shall remit to the Surviving Corporation the amount of any payroll Taxes withheld from each such holder of an Option pursuant to Section 2.6(h), and the Surviving Corporation shall remit such amounts to the appropriate Tax authority in a timely manner.

    No Further Stockholder Rights. At and after the Effective Time, each Stockholder shall cease to have any rights as a stockholder of the Company, except as otherwise required by applicable Law and except for the right of each Stockholder to surrender his or her Certificate representing Preferred Shares or Common Shares, as applicable, or affidavit of lost Certificate, in exchange for payment of the applicable aggregate Series A Per Share Merger Consideration, Series B Per Share Merger Consideration, or Common Per Share Merger Consideration, and no transfer of Shares shall be made on the stock transfer books of the Surviving Corporation. At the close of business on the day of the Effective Time, the stock ledger of the Company with respect to the Shares shall be closed.

    Closing; Closing Deliverables.

      Unless this Agreement has been properly terminated and the transactions contemplated hereby have been abandoned pursuant to Article VII, and subject to the satisfaction or waiver of all of the conditions set forth in Article VI, the closing of the Merger (the "Closing") shall take place at 10:00 A.M. (but shall be deemed to have taken place at 11:59 P.M. on the immediately preceding day) at the offices of Akerman Senterfitt, One Southeast Third Avenue, Miami, Florida 33131, as soon as practicable, but in any event, within three (3) Business Days after the last of the conditions set forth in Article VI is satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions, or at such other date, time or place as the parties hereto shall agree in writing. Such date is herein referred to as the "Closing Date."

      At the Closing, the Company shall deliver or cause to be delivered to Parent (i) a certificate signed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied and (ii) payoff letters from (w) holders of all Closing Indebtedness which are owed $100,000 or more, (x) all former Franchisees which are subject to any Franchise reacquisition document, including any finance leases, (y) the holders of Indebtedness representing at least 75% of the Closing Indebtedness, and (z) any additional holders of Closing Indebtedness such that the maximum aggregate amount of Closing Indebtedness for which payoff letters are not obtained does not exceed $500,000 in the aggregate.

      At the Closing, Parent, Merger Sub and the Surviving Corporation, as applicable, shall deliver or cause to be delivered to the Stockholders' Representative, a certificate signed by an authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

      At the Closing, each of the Stockholders' Representative and Parent shall execute and deliver to each other a counterpart of the Escrow Agreement.

      At the Closing the Stockholders' Representative shall deliver to Parent a certificate certifying that neither the Company nor any Company Subsidiary is, or was at any time during the five (5) year period ending on the Closing Date, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

    Further Assurances. At and after the Effective Time, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

    Tax Treatment of Payments. Any payments made with respect to adjustments under Section 2.7 or Section 2.12 shall be deemed to be, and each of Parent, its Affiliates and the Equityholders shall treat them, as adjustments to the Equity Purchase Price for federal, state, local and all other income tax purposes.

    Release of Escrow Funds.

      Release of Working Capital Escrow Fund. On the Settlement Date, the Stockholders' Representative and Parent shall execute and deliver to the Escrow Agent in accordance with the Escrow Agreement a joint written instruction instructing the Escrow Agent to release to the Stockholders' Representative the remaining balance of the Working Capital Escrow Fund. As used herein, "Working Capital Escrow Release Amount" means any remaining cash balance of the Working Capital Escrow Fund, plus the aggregate amount of cash released to the Stockholder's Representative (on behalf of the Equityholders) pursuant to any Interim Payment, in each case, after taking into account any payments made to Parent from such account pursuant to Section 2.7. Within three (3) Business Days after the receipt of the Working Capital Escrow Release Amount, the Stockholders' Representative shall pay by wire transfer of immediately available funds (except as otherwise provided below) (i) to each holder of a Vested Option who previously surrendered its Options and its Letter of Transmittal in accordance with Section 2.6(b) or 2.6(d), an amount equal to such holder's Pro Rata Portion of the Working Capital Escrow Release Amount, less (A) Taxes required to be withheld pursuant to Section 2.6(h), (B) any exercise price in respect of Vested Options that was not previously deducted from the Option Cash Payment and (C) such holder's Pro Rata Portion of any unreimbursed expenses incurred by the Stockholders' Representative in connection with actions taken on behalf of Equityholders, (ii) to each Warrant Holder who previously surrendered its Warrants and its Letter of Transmittal in accordance with Section 2.6(c), an amount equal to such holder's Pro Rata Portion of the Working Capital Escrow Release Amount, less (A) Taxes required to be withheld pursuant to Section 2.6(h), (B) any purchase price in respect of such Warrant Holder's Warrants that was not previously deducted from the Warrant Payment and (C) such holder's Pro Rata Portion of any unreimbursed expenses incurred by the Stockholders' Representative in connection with actions taken on behalf of Equityholders, and (iii) to each Stockholder (including the Stockholders' Representative, if applicable) who previously surrendered a Certificate or delivered a lost certificate affidavit and its Letter of Transmittal in accordance with Section 2.6(a) or 2.6(d), an amount equal to such holder's Pro Rata Portion of the Working Capital Escrow Release Amount less (A) any Taxes required to be withheld pursuant to Section 2.6(h) and (B) such holder's Pro Rata Portion of any unreimbursed expenses incurred by the Stockholders' Representative in connection with actions taken on behalf of Equityholders. Promptly after payment to each holder of a Vested Option, the Stockholder's Representative shall remit to the Surviving Corporation the amount of any payroll Taxes withheld from each such holder of a Vested Option pursuant to Section 2.6(h).

      Release of Indemnification Escrow Fund. Within five (5) Business Days after the eighteen-month anniversary of the Closing Date, the Stockholders' Representative and Parent shall execute and deliver to the Escrow Agent in accordance with the Escrow Agreement a joint written instruction instructing the Escrow Agent to release to the Stockholders' Representative the then remaining balance of the Indemnification Escrow Fund (less the Pending Claims Amount). As used herein, "Indemnification Escrow Release Amount" means any remaining cash balance of the Indemnification Escrow Fund after taking into account any indemnification payments made to Parent from such account, less the aggregate amount of all pending indemnification claims properly submitted pursuant to Section 8.6 (such amount, the "Pending Claims Amount") by the Parent Indemnitees. Within three (3) Business Days after the receipt of the Indemnification Escrow Release Amount by the Stockholders' Representative, the Stockholders' Representative shall pay by wire transfer of immediately available funds (i) to each holder of a Vested Option who previously surrendered its Options and its Letter of Transmittal in accordance with Section 2.6(b) or 2.6(d), an amount equal to such holder's Pro Rata Portion of the Indemnification Escrow Release Amount, less (A) Taxes required to be withheld pursuant to Section 2.6(h), (B) any exercise price in respect of Vested Options that was not previously deducted from the Option Cash Payment (or in connection with payments made pursuant to this Section 2.12), and (C) such holder's Pro Rata Portion of any unreimbursed expenses incurred by the Stockholders' Representative in connection with actions taken on behalf of Equityholders, (ii) to each Warrant Holder who previously surrendered its Warrants and its Letter of Transmittal in accordance with Section 2.6(c), an amount equal to such holder's Pro Rata Portion of the Indemnification Escrow Release Amount, less (A) Taxes required to be withheld pursuant to Section 2.6(h), (B) any purchase price in respect of such Warrant Holder's Warrants that was not previously deducted from the Warrant Payment (or in connection with payments made pursuant to this Section 2.12), and (C) such Warrant Holder's Pro Rata Portion of any unreimbursed expenses incurred by the Stockholders' Representative in connection with actions taken on behalf of Equityholders, and (iii) to each Stockholder (including the Stockholders' Representative, if applicable) who previously surrendered a Certificate or delivered a lost certificate affidavit and its Letter of Transmittal in accordance with Section 2.6(a) or 2.6(d), an amount equal to such Stockholder's Pro Rata Portion of the Indemnification Escrow Release Amount less (A) any Taxes required to be withheld pursuant to Section 2.6(h) and (B) such Stockholders' Pro Rata Portion of any unreimbursed expenses incurred by the Stockholder's Representative in connection with actions taken on behalf of Equityholders, in respect of his or its formerly owned Shares. Promptly after payment to each holder of a Vested Option, the Stockholder's Representative shall remit to the Surviving Corporation the amount of any payroll Taxes withheld from each such holder of a Vested Option pursuant to Section 2.6(h).

      Settlement of Pending Claims. Upon the settlement or other resolution of all pending indemnification claims of the Parent Indemnitees, any portion of the Pending Claims Amount not paid to the Parent Indemnitees in respect thereof shall be released to the Stockholders' Representative in accordance with the Escrow Agreement and paid to the Equityholders in the same manner as the Indemnification Escrow Release Amount is paid to them pursuant to Section 2.12(b).

      Release of Supplemental Disclosure Escrow Fund. Within five (5) Business Days after settlement or other resolution of any claim relating to Supplemental Disclosure Matters, the Stockholders' Representative and Parent shall execute and deliver to the Escrow Agent in accordance with the Escrow Agreement a joint written instruction instructing the Escrow Agent to release to the Stockholders' Representative the then remaining balance of the Supplemental Disclosure Escrow Fund allocated to such claim. As used herein, "Supplemental Disclosure Escrow Release Amount" means any remaining cash balance of the Supplemental Disclosure Escrow Fund that was escrowed in relation to a particular claim, after taking into account any indemnification payments made to Parent from such account with respect to such claim pursuant to Section 5.4. Within three (3) Business Days after the receipt of such cash representing the applicable Supplemental Disclosure Escrow Release Amount by the Stockholders' Representative, the Stockholders' Representative shall pay by wire transfer of immediately available funds (i) to each holder of a Vested Option who previously surrendered its Options and its Letter of Transmittal in accordance with Section 2.6(b) or 2.6(d), an amount equal to such holder's Pro Rata Portion of such Supplemental Disclosure Escrow Release Amount, less (A) Taxes required to be withheld pursuant to Section 2.6(h), (B) any exercise price in respect of Vested Options that was not previously deducted from the Option Cash Payment (or in connection with other payments made pursuant to this Section 2.12), and (C) such holder's Pro Rata Portion of any unreimbursed expenses incurred by the Stockholders' Representative in connection with actions taken on behalf of Equityholders, (ii) to each Warrant Holder who previously surrendered its Warrants and its Letter of Transmittal in accordance with Section 2.6(c), an amount equal to such holder's Pro Rata Portion of such Supplemental Disclosure Escrow Release Amount, less (A) Taxes required to be withheld pursuant to Section 2.6(h), (B) any purchase price in respect of such Warrant Holder's Warrants that was not previously deducted from the Warrant Payment (or in connection with payments made pursuant to this Section 2.12), and (C) such Warrant Holder's Pro Rata Portion of any unreimbursed expenses incurred by the Stockholders' Representative in connection with actions taken on behalf of Equityholders, and (iii) to each Stockholder (including the Stockholders' Representative, if applicable) who previously surrendered a Certificate or delivered a lost certificate affidavit and its Letter of Transmittal in accordance with Section 2.6(a) or 2.6(d), an amount equal to such Stockholder's Pro Rata Portion of such Supplemental Disclosure Escrow Release Amount less (A) any Taxes required to be withheld pursuant to Section 2.6(h) and (B) such Stockholders' Pro Rata Portion of any unreimbursed expenses incurred by the Stockholder's Representative in connection with actions taken on behalf of Equityholders, in respect of his or its formerly owned Shares. Promptly after payment to each holder of a Vested Option, the Stockholder's Representative shall remit to the Surviving Corporation the amount of any payroll Taxes withheld from each such holder of a Vested Option pursuant to Section 2.6(h).

      Approval of Escrow Agreement. The adoption of this Agreement and approval of the Merger by the stockholders of the Company will constitute approval of the Escrow Agreement and all of the arrangements relating hereto and thereto, including the appointment of the Stockholders' Representative, the placement of the Escrow Amount in escrow and the release thereof in accordance with the Escrow Agreement and this Section 2.12.

    Dissenters' Rights.

      Subject to Section 2.13(b), Dissenting Shares shall not be converted into cash as provided in Section 2.4, but the holder thereof shall be entitled only to such rights as are granted by the DGCL. If a holder of Dissenting Shares becomes entitled to receive payment for such shares pursuant to the DGCL, such payment will be made first, by the Paying Agent, to the extent of amounts owed such holder of Series A Preferred Shares, Series B Preferred Shares or Common Shares, as provided in Section 2.6(a); second, by the Parent, to the extent of any aggregate Common Per Share Positive Adjustment due to such Dissenting Stockholder hereunder, and third, from the Indemnification Escrow Fund as provided in Section 8.2(d).

      Notwithstanding the provisions of Section 2.13(a), if any holder of shares of the Company's capital stock who has exercised such holder's appraisal rights under the DGCL effectively withdraws or loses (through failure to comply with the DGCL or otherwise) such holder's right to demand payment thereunder, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's shares of the Company's capital stock shall automatically be converted (without interest) as provided in Section 2.4.

      The Company shall give Parent prompt notice of any written demands for payment of the fair value of any shares of the Company's capital stock, withdrawals of such demands, and any other instruments served on the Company pursuant to the DGCL relating to the Merger. All negotiations and Actions with respect to demands for payment of fair value under the DGCL shall be directed by the Company prior to the Closing and by the Stockholders' Representative after the Closing. Except with the prior written consent of Parent, which will not be unreasonably delayed or denied, neither the Company nor the Stockholders' Representative shall make any payment with respect to any demands for fair value or settle, or offer to settle, any such demands.

  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  Except as set forth in the Company Disclosure Letter, the Company hereby represents and warrants to Parent and Merger Sub as follows:

    Due Organization, Good Standing and Corporate Power.

      The Company and each Company Subsidiary is a corporation, limited liability company or partnership, duly incorporated or organized, validly existing and in good standing (or the equivalent thereof) under the laws of its state of incorporation or organization and each has all requisite power (corporate or otherwise) and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction set forth on Section 3.1(a) of the Company Disclosure Letter opposite its name. Section 3.1(a) of the Company Disclosure Letter lists as of the date hereof all jurisdictions in which the property owned, leased or operated by the Company or any of the Company Subsidiaries, or the nature of the business conducted by the Company or any of the Company Subsidiaries makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent prior to the date hereof complete and accurate copies of the Company's certificate of incorporation and the Company's by-laws and the comparable governing documents of each of the Company Subsidiaries, in each case, as amended and in full force and effect as of the date hereof.

      Neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or other equity, ownership, proprietary or voting interest in any Person (other than in the Company Subsidiaries).

    Authorization; No Conflicts.

      The Company has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by the Board, and the Board has determined that the Merger is fair to, and in the best interests of the Stockholders, declared that the Merger is advisable and recommended the approval of the Merger and the adoption of this Agreement by the Stockholders. No other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby (other than the aforementioned Stockholder approval and adoption, the filing of appropriate merger documents as required by the DGCL and filings required under the HSR Act). This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

      The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with any of the provisions of the Company's certificate of incorporation or by-laws or other equivalent charter documents, as applicable, of the Company or any of the Company Subsidiaries, in each case, as amended, (ii) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 3.4, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Material Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound or to which any of their respective assets is subject or (iii) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 3.4, contravene in any material respect any domestic or foreign Law or any Order currently in effect applicable to the Company or any Company Subsidiary, or (iv) result in the imposition of any Lien upon any assets of the Company or any Company Subsidiary.

    Capital Stock.

      The authorized capital stock of the Company consists of (i) 178,847,770 Common Shares, (ii) 10,480,000 Series A Preferred Shares, and (iii) 112,479,892 Series B Preferred Shares. At the close of business on the date hereof (i) 8,586,349 Common Shares are issued and outstanding, (ii) 10,000,000 Series A Preferred Shares are issued and outstanding, (iii) 62,290,152 Series B Preferred Shares are issued and outstanding, (iv) 480,000 Series A Preferred Shares are subject to issuance upon exercise of the Warrants, and (v) 7,922,628 Common Shares are subject to issuance upon exercise of outstanding Options granted pursuant to the terms of the Stock Plans. Each Company Subsidiary has the capitalization set forth on Section 3.3(a) of the Company Disclosure Letter. Section 3.3(a) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of the Agreement, of the holders of capital stock of the Company, showing the number of shares of capital stock and the class or series of such shares held by each Stockholder and whether any Common Shares are subject to a repurchase or redemption right. All issued and outstanding shares of capital stock or other equity interests of the Company and each of the Company Subsidiaries, as applicable, have been duly authorized and validly issued and are fully paid and nonassessable, and are not subject to any preemptive rights. Except as disclosed in Section 3.3(a) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to any outstanding option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment which obligates any of them to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any shares of the capital stock or other equity interest in the Company or any Company Subsidiary and no other shares of capital stock or equity interests are reserved for issuance. Neither the Company nor any of the Company Subsidiaries, has any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders or other equityholders of the Company or any Company Subsidiary.

      Except as disclosed in Section 3.3(b) of the Company Disclosure Letter, none of the Company nor the Company Subsidiaries is a party to or bound by any, and to the Knowledge of the Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of any of the Company or the Company Subsidiaries.

    Consents and Approvals. Assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired and the approval and adoption of this Agreement by the Stockholders, no consent of, notice to or filing with any Governmental Entity or any other third party, which has not been received or made, is necessary or required with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, except for (a) the filing of the Certificate of Merger, and (b) the consents or filings set forth on Section 3.4 of the Company Disclosure Letter.

    Financial Statements; No Undisclosed Liabilities.

      Section 3.5 of the Company Disclosure Letter contains (i) the audited consolidated balance sheets of the Company, the Company Subsidiaries and the Related Entities as of December 31, 2010 and December 31, 2009, and the related audited consolidated statements of income, stockholders' equity and cash flows for the fiscal years ended December 31, 2010 and December 31, 2009, all certified by the Company's independent accountants, and (ii) the unaudited consolidated balance sheet of the Company, the Company Subsidiaries and the Related Entities as of August 31, 2011 (the "Balance Sheet Date"), together with the unaudited consolidated statements of income, stockholders' equity, and cash flows for the eight-month period then ended. The financial statements referred to above, including the footnotes thereto (collectively, the "Financial Statements"), have been prepared in accordance with GAAP, as applied on a consistent basis throughout the periods covered thereby, except as expressly described therein or in Section 3.5 of the Company Disclosure Letter and in the case of the unaudited consolidated balance sheet, except for the absence of notes thereto and subject to normal and recurring year-end adjustments, which will not be material.

      Except as set forth in Section 3.5 of the Company Disclosure Letter, the audited consolidated balance sheets of the Company referred to in Section 3.5(a) fairly present, in all material respects, the consolidated financial position of the Company, the Company Subsidiaries and the Related Entities as at December 31, 2010 and December 31, 2009, respectively, and the related consolidated statements of income, stockholders' equity and cash flows fairly present, in all material respects, the consolidated results of the operations, stockholders' equity and cash flows of the Company, the Company Subsidiaries and the Related Entities for the fiscal years then ended.

      Except as set forth in Section 3.5 of the Company Disclosure Letter, the unaudited consolidated balance sheet of the Company referred to in Section 3.5(a) fairly presents, in all material respects, the consolidated financial position of the Company, the Company Subsidiaries and the Related Entities as at the Balance Sheet Date and the related consolidated statements of income, stockholders' equity and cash flows fairly present, in all material respects, the consolidated results of the operations, stockholders' equity and cash flows of the Company, the Company Subsidiaries and the Related Entities for the period indicated, except for the absence of notes thereto and subject to normal and recurring audit adjustments.

      The Company and the Company Subsidiaries do not have any Liabilities, except (i) Liabilities reflected in the consolidated balance sheet of the Company and the Company Subsidiaries as of the Balance Sheet Date, (ii) Liabilities incurred in the ordinary course of business since the Balance Sheet Date or that are included in Closing Date Working Capital or Minimum Closing Cash, (iii) Liabilities described in the Company Disclosure Letter or, because of their immaterial size or nature (individually or in the aggregate) were not required to be described in the Company Disclosure Letter, (iv) Liabilities for Company Transaction Expenses, and (v) future executory Liabilities arising under any Contract (other than as a result of a breach thereof); provided that, notwithstanding the foregoing, Section 3.5(d) of the Company Disclosure Letter does contain a complete and accurate list of all of the Company's letters of credit, surety bonds, performance guaranties, deposits and other similar arrangements that are subject to the risk of performance.

    Absence of Certain Changes. Except as set in Section 3.6 of the Company Disclosure Letter, since the Balance Sheet Date, (a) the businesses of the Company and each of the Company Subsidiaries have been conducted in all material respects in the ordinary course, (b) neither the Company nor any of the Company Subsidiaries has materially increased the compensation of any officer or granted any general salary or benefits increase to their respective employees, other than in the ordinary course of business, (c) neither the Company nor any of the Company Subsidiaries has acquired any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any Contract, letter of intent or similar arrangement with respect to the foregoing, (d) there has been no material change by the Company or the Company Subsidiaries in accounting principles, practices or methods except as required by Law or by GAAP, (e) neither the Company nor any of the Company Subsidiaries has taken any action that, if taken subsequent to the execution of this Agreement and on or prior to the Closing Date, would constitute a breach of any of the covenants set forth in Section 5.3(a)(2), and (f) there has not been any event, circumstance, development, state of facts, occurrence, change or effect which has had a Material Adverse Effect, and no event, circumstance, development, state of facts, occurrence, change or effect exists or has occurred which would reasonably be expected to result in a Material Adverse Effect.

    Compliance with Laws.

      The operations of the Company and the Company Subsidiaries comply in all material respects, and at all times since October 14, 2008 have complied in all material respects, with all Laws and Orders applicable to the Company or the Company Subsidiaries (including the U.S. Food and Drug Administration Laws). Neither the Company nor the Company Subsidiaries have received, since October 14, 2008, a written notice or other written communication alleging a possible violation of any Law or Order applicable to it, its personnel, properties or other assets or its businesses or operations.

      There is no pending or, to the Knowledge of the Company, threatened material regulatory Action, investigation or inquiry of any sort against the Company or any Company Subsidiaries.

      None of the Company, the Company Subsidiaries, any of their directors or executive officers, or, to the Knowledge of the Company, any employee, agent or other representative of the Company or the Company Subsidiaries or any Person acting on behalf of any of them, has (i) made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person (including any customer or supplier) or Governmental Entity or (ii) made or paid any improper foreign payment (as defined in the Foreign Corrupt Practices Act). To the Knowledge of the Company, the internal accounting controls of the Company and the Company Subsidiaries are adequate to detect any of the foregoing or fraud; provided that, except to the extent of the foregoing, the Company makes no representation as to compliance by it and/or the Company Subsidiaries with the Sarbanes-Oxley Act of 2002.

      Neither the Company nor any of the Company Subsidiaries has ever participated in, or received, directly or indirectly, reimbursement or any other form of payment from, any Medicare or Medicaid programs or any other federal or state payor programs. Neither the Company nor any of the Company Subsidiaries has ever received, directly or indirectly, reimbursement or any other form of payment from insurance companies or other third party payors as payment for services rendered.

      Notwithstanding the foregoing, the representations and warranties contained in this Section 3.7 do not apply to Permits, benefit plans and related matters, labor matters, intellectual property, environmental matters and Franchise matters, which subject matters are addressed in their entirety and exclusively in Sections 3.8, 3.10, 3.11, 3.13, 3.16 and 3.20, respectively.

    Permits.

      The Company and the Company Subsidiaries have held since October 14, 2008 all material federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from Governmental Entities (collectively, the "Permits") that are necessary for the operation of the business of the Company and/or the Company Subsidiaries as presently conducted or that are necessary for the lawful ownership of their respective properties and assets under applicable Laws, including U.S. Food and Drug Administration Laws. The Company has delivered or made available to Parent for inspection a true and correct copy of each Permit currently in effect. All such Permits are valid and have not lapsed, been cancelled, terminated or withdrawn. The Company and each of the Company Subsidiaries are in compliance with all such Permits in all material respects. To the Knowledge of the Company, each such Permit can be renewed in the ordinary course of business by the Company or the appropriate Company Subsidiary, as the case may be. Neither the Company nor the Company Subsidiaries has received, since October 14, 2008, a written notice or other written communication (i) alleging a possible material violation of any Permit or (ii) regarding the possible termination, suspension, cancelation or modification of any Permit. No event has occurred, nor does any circumstance exist, that constitutes, or with notice, the lapse of time or both would reasonably be expected (x) to constitute or result in a violation by the Company or any of the Company Subsidiaries of any Permit that is material to the Company or the Company Subsidiaries, or (y) to result in the revocation, withdrawal, suspension, cancellation, termination or modification of any Permit that is material to the Company or the Company Subsidiaries.

      To the extent that a medical doctor, medical technician, nurse or other health care provider who has furnished, provided or otherwise assisted in the provision of health care services for or on behalf of the Company or any Company Subsidiary (the "Health Care Professionals") is required by any Governmental Entity to have a Permit for the conduct of the Company's or any of the Company Subsidiaries' business, since October 14, 2008, each such Health Care Professional has held all material Permits in good standing during the term of his employment or engagement with the Company or applicable Company Subsidiary and, to the Knowledge of the Company, since October 14, 2008 each of such persons has operated in material compliance with the terms and conditions of all such Permits. The Company and the Company Subsidiaries have not received any written notice alleging that any of the Health Care Professionals have failed to hold any such Permits. To the Knowledge of the Company, the Health Care Professionals have not been subject to or party to (i) any investigation or proceeding relating to an allegation of filing false health care claims, violating anti-kickback, self-referral or fee splitting Laws, or engaging in other billing improprieties, and (ii) other than set forth on Section 3.8(b) of the Company Disclosure Letter, any malpractice suit or claim, any disciplinary, peer review or professional review investigation, proceeding or action, or any criminal complaint or indictment; in each case of (i) and (ii), in connection with such Health Care Professional's provision of services to the Company or such Company Subsidiary, as applicable.

      Except as set forth in Section 3.8(c) of the Company Disclosure Letter, none of the Company or the Company Subsidiaries has received written notice that it or any of its officers, directors or employees has committed a violation of Laws regulating the provision of medical services or health care fraud, nor has any event occurred or, to the Knowledge of the Company, circumstances exist that is reasonably likely to constitute a violation of Laws regulating health care fraud. Except as set forth in Section 3.8(c) of the Company Disclosure Letter, each of the Company and the Company Subsidiaries has complied since October 14, 2008, and is in compliance, in all material respects with those aspects of HIPAA as are currently in effect and applicable to it as a covered entity or business associate under 45 C.F.R. Parts 160, 162 and 164.

      Except as set forth in Section 3.8(d) of the Company Disclosure Letter, since October 14, 2008, the Company and the Company Subsidiaries have filed all material reports, statements, registrations or filings required to be filed by them with any Governmental Entity having jurisdiction over their respective operations (the "Regulatory Filings"). Other than as set forth in Section 3.8(d) of the Company Disclosure Letter, (i) no material deficiencies have been asserted against the Company or any Company Subsidiary in writing by any Governmental Entity with respect to the Regulatory Filings, (ii) the Regulatory Filings were in compliance in all material respects with applicable Law when filed, and (iii) since October 14, 2008, no fine or penalty in excess of twenty-five thousand dollars ($25,000) has been imposed on the Company or any Company Subsidiary by any Governmental Entity having jurisdiction over a material part of the operations of the Company or any Company Subsidiary.

      Section 3.8(e) of the Company Disclosure Letter contains a list of all notices of material noncompliance, requests for material remedial action, return of overpayment or imposition of material fines (whether ultimately paid or otherwise resolved) by any Governmental Entity having jurisdiction over the operations of the Company or any Company Subsidiary, at any time since October 14, 2008. The Company and the Company Subsidiaries have completed, or are currently in the process of completing, all plans of correction or other filed responses to any Governmental Entity having jurisdiction over its operations, and have not received written notice from a Governmental Entity of any material violation or non-compliance therewith that are pending.

      Notwithstanding the foregoing, the representations and warranties contained in this Section 3.8 do not apply to benefit plans and related matters, labor matters, intellectual property, environmental matters and Franchise matters, which subject matters are addressed in their entirety and exclusively in Sections 3.10, 3.11, 3.13, 3.16 and 3.20, respectively.

    Litigation. Since October 14, 2008, there has been no Action pending, or, to the Knowledge of the Company, threatened, against or affecting the Company or any of the Company Subsidiaries, or any of their respective properties, assets or rights involving amounts in controversy of fifty thousand dollars ($50,000) or more or seeking equitable remedies. Neither the Company nor any of the Company Subsidiaries is subject to any Order which materially restricts the operation of the business of the Company or any of the Company Subsidiaries or which has had or would reasonably be expected to have a Material Adverse Effect.

    Employee Benefit Plans.

      Each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each equity-based compensation, incentive, bonus, profit-sharing, savings, deferred compensation, health, medical, dental, life insurance, disability, accident, accrued leave, vacation, sick pay, sick leave, supplemental unemployment or retirement, employment, severance or salary or benefits continuation or fringe benefit plan, program, arrangement, agreement or commitment, maintained by the Company and/or any of the Company Subsidiaries, or to which the Company and/or any of the Company Subsidiaries contributes (or has an obligation to contribute) or has any liability or is a party, or under which any current or former employee of the Company or any Company Subsidiary has any rights to benefits (collectively, the "Employee Benefit Plans") is listed on Section 3.10(a) of the Company Disclosure Letter.

      Except as disclosed in Section 3.10(b) of the Company Disclosure Letter, (i) each Employee Benefit Plan is in compliance with applicable Law and has been administered and operated in all respects in accordance with its terms, except for any failure to so comply, administer or operate that would not, individually or in the aggregate, reasonably be expected to result in a material liability of the Company or any of the Company Subsidiaries; (ii) each Employee Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service ("IRS") covering all applicable tax law changes or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor to the effect that it is so qualified covering all applicable tax law changes and, to the Knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to result in the revocation of any such determination or opinion; (iii) no Employee Benefit Plan (or any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained or contributed (or required to be contributed) to by any employer (whether or not incorporated) that would be treated together with the Company or any of the Company Subsidiaries as a single employer within the meaning of Section 414 of the Code, or with respect to which any such employer has any liability, contingent or otherwise, or is a party, is covered by Title IV of ERISA or subject to Section 412 of the Code of Section 302 of ERISA; (iv) (A) each Employee Benefit Plan which is a "nonqualified deferred compensation plan" (within the meaning of Section 409A of the Code) has been operated since January 1, 2005 in reasonable, good faith compliance with Section 409A of the Code, and has been, since January 1, 2009, maintained and operated in documentary and operational compliance with Section 409A of the Code, and (B) no stock right (as defined in Treasury Regulations Section 1.409A-1(l)) with respect to any Shares or any voting, equity or ownership interest in the Company or any Company Subsidiary has been granted to any employee of the Company or any of the Company Subsidiaries that (1) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such right was granted, (2) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such right, or (3) has been granted after December 31, 2004, with respect to any class of stock that is not "service recipient stock" (within the meaning of applicable regulations under Section 409A of the Code), it being understood that the representations and warranties set forth in this Section 3.10(b)(iv) shall not and may not be used as a means to indemnify or otherwise reimburse any Person for Taxes, penalties or interest in connection with Section 409A that are incurred by any service provider of the Company or any Company Subsidiary; (v) neither the Company nor any Company Subsidiary has any obligation (current or otherwise) to pay, gross up, or otherwise indemnify any individual for any taxes imposed under Code Section 409A or Code Section 4999; (vi) neither the Company nor any of the Company Subsidiaries, nor any employee of the Company or any of the Company Subsidiaries, nor, to the Knowledge of the Company, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Benefit Plan that would reasonably be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the Code; (vii) no claim, action, litigation, audit or examination has been made, commenced or, to the Knowledge of the Company, threatened in writing with respect to any Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of such denied claims); (viii) except as set forth on Section 3.10(b) of the Company Disclosure Letter, no Employee Benefit Plan is (A) a "multiple employer plan" (within the meaning of the Code or ERISA), (B) a "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA), (C) a "funded welfare plan" within the meaning of Section 419 of the Code or (D) sponsored by a human resources or benefits outsourcing entity, professional employer organization or other similar vendor or provider; (ix)(A) to the extent material, (1) full payment has been timely made of all amounts which the Company and/or any Company Subsidiary is required under applicable Law or under any Employee Benefit Plan or related agreement to have paid, and (2) the Company and each such Company Subsidiary has timely deposited all amounts withheld from employees into the appropriate trusts or accounts; (B) the Company and each Company Subsidiary have made adequate provisions, in accordance with GAAP, in their books and records for all obligations and liabilities under all Employee Benefit Plans and any related agreements that have accrued but have not been paid because they are not yet due under the terms of any such Employee Benefit Plan or any related agreement or applicable Law and (C) to the Knowledge of the Company, no event has occurred or condition exists that would reasonably be expected to result in a material increase in the level of such amounts paid or accrued for the most recently ended fiscal year, except as a result of general economic conditions, increases in benefits costs generally or any changes implemented by Parent or its Affiliates after the Closing; (x) no Employee Benefit Plan provides for post-employment or retiree health, life insurance or other welfare benefits, except as required by applicable Law, including Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code; (xi) neither the Company nor any Company Subsidiary has any unfunded liabilities pursuant to any Employee Benefit Plan which is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) that is not intended to be qualified under Section 401(a) of the Code; (xii) the execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, which (either alone or upon the occurrence of any additional or subsequent event) will, or may reasonably be expected to, result in any payment, "parachute payment" (as such term is defined in Section 280G of the Code), severance, bonus, retirement or job security or similar-type benefit, or increase any benefits or accelerate the payment, vesting or funding of any benefits to any employee or former employee or director of the Company or any of the Company Subsidiaries or limit or restrict the right of the Company or any Company Subsidiary to merge, amend or terminate any Employee Benefit Plan; (xiii) except as required to maintain the tax qualified status of any Employee Benefit Plan intended to qualify under Section 401(a) of the Code or pursuant to the terms set forth in any Employee Benefit Plan, no condition or circumstance exists that would prevent or restrict the amendment or termination of any Employee Benefit Plan without liability to the Company or any Company Subsidiary; (xiv) the Company and each Company Subsidiary have classified all individuals who perform services for them correctly under each Employee Benefit Plan, ERISA, the Code and all other applicable Laws as either common law employees, independent contractors or leased employees; and (xv) no Employee Benefit Plan is maintained primarily for individuals who do not reside in the United States.

      The Company has delivered or caused to be delivered to Parent or its counsel true and complete copies of each Employee Benefit Plan, together with all amendments thereto, including, in the case of any Employee Benefit Plan not set forth in writing, a written description thereof, and, to the extent applicable, (i) all current summary plan descriptions and any summaries of material modification, (ii) all current trust agreements, declarations of trust and other documents establishing funding arrangements (and all amendments thereto and the latest financial statements thereof), (iii) the annual report on IRS Form 5500-series, including any attachments thereto, for each of the last three (3) plan years, (iv) the most recent determination letter and (v) any materials relating to any government investigation or audit or any submissions under any voluntary compliance procedures; and (vii) all material contracts and agreements relating to each Employee Benefit Plan, including service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, recordkeeping agreements and collective bargaining agreements. As of the Effective Time and on the Closing Date, none of the Company's or any Company Subsidiaries' employees will have any Contract or other right or entitlement to severance or any other payment as a result of the transactions contemplated hereby or upon termination of their employment by the Company or any Company Subsidiary other than as applicable to employees generally pursuant to the employee handbook, which may be amended from time to time without liability to the Company or any Company Subsidiary.

      The representations and warranties in this Section 3.10 are the sole and exclusive representations and warranties of the Company concerning employee benefit plans and related matters.

    Labor Matters.

      The Company and each Company Subsidiary and their agents are in compliance, and since October 14, 2008 have complied in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours. Neither the Company nor any of the Company Subsidiaries is a party or subject to any union or collective bargaining agreement, nor is any such labor union or collective bargaining agreement currently being negotiated with the Company or any Company Subsidiary. No labor organization or group of ten (10) or more employees of the Company or any of the Company Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

      Since October 14, 2008, there have been no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of the Company, threatened against, involving or otherwise affecting the Company or any Company Subsidiary. There are no material unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any Company Subsidiary.

      There are no material complaints, charges or claims against the Company or any Company Subsidiary pending or, to the Knowledge of the Company, threatened that could be brought or filed, with any Governmental Authority based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual. Neither the Company nor any of the Company Subsidiaries has engaged in layoffs or employment terminations sufficient in number to trigger application of the federal Worker Adjustment and Retraining Notification Act or any similar state, local or foreign Law (including any state Laws relating to plant closings or mass layoffs) (collectively, "WARN") during the last three (3) years. The Company and each of the Company Subsidiaries is and has been in compliance with WARN since October 14, 2008, and the Company and the Company Subsidiaries have not incurred any liability or obligation under WARN which remains unsatisfied.

      The representations and warranties in this Section 3.11 are the sole and exclusive representations and warranties of the Company concerning labor matters.

    Tax Matters.

      Tax Returns. Except as set forth in Section 3.12(a) of the Company Disclosure Letter, the Company and each of the Company Subsidiaries has filed or caused to be filed, or shall file or cause to be filed on or prior to the Closing Date, all material returns, statements, forms and reports for Taxes (each, a "Return") that are required to be filed by, or with respect to, the Company and the Company Subsidiaries on or prior to the Closing Date (taking into account any applicable extension of time within which to file). The Returns have accurately reflected and will accurately reflect all liabilities for Taxes of the Company for the periods covered thereby.

      Payment of Taxes. Except as set forth in Section 3.12(b) of the Company Disclosure Letter, all material Taxes and material Tax liabilities of the Company and the Company Subsidiaries or with respect to the income, assets or operations of the Company and the Company Subsidiaries, that are due and payable on or prior to the Closing Date have been (or will be) paid on or prior to the Closing Date, and all Taxes incurred but not yet due and payable (i) for periods covered by the Financial Statements, have been accrued and adequately disclosed on the Financial Statements, and (ii) for periods not covered by the Financial Statements, have been accrued on the books and records of the Company and the Company Subsidiaries in accordance with GAAP.

      Other Tax Matters.

        Neither the Company nor the Company Subsidiaries is currently the subject of an audit or other examination relating to the payment of a material amount of Taxes of the Company or the Company Subsidiaries by the tax authorities of any nation, state or locality nor have the Company or the Company Subsidiaries received any written notices from any taxing authority that such an audit or examination is pending.

        Neither the Company nor the Company Subsidiaries (A) have entered into a written agreement or waiver extending any statute of limitations relating to the payment or collection of a material amount of Taxes of the Company or the Company Subsidiaries that has not expired or (B) is presently contesting any material Tax liability of the Company or the Company Subsidiaries before any court, tribunal or agency.

        All material Taxes that the Company or the Company Subsidiaries is required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been paid over to the proper authorities to the extent due and payable.

        Neither the Company nor any Company Subsidiary is, or was at any time during the five (5) year period ending on the Closing Date, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

        Neither the Company nor any Company Subsidiary has been included in any "consolidated", "unitary" or "combined" Return provided for under the Law of the United States, any non-U.S. jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired, other than a Return for a group of which the Company and/or the Company Subsidiaries are the only members.

        No written claim has ever been made by any Taxing authority in a jurisdiction where the Company or any Company Subsidiary does not file Returns that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction.

        There are no Tax-sharing, allocation, indemnification or similar Contracts in effect as between the Company or any predecessor or Affiliate thereof and any other party (including any Equityholder and any predecessors or Affiliates thereof) under which Parent, the Company or any of the Company Subsidiaries could be liable for any Taxes or other claims of any party.

        Except as set forth in Section 3.12(c)(viii) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (A) a "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (B) an installment sale or open transaction; (C) a prepaid amount; (D) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19; or (E) a change in the accounting method of the Company or any of its Subsidiaries pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding Tax Laws of any nation, state or locality.

        During the five (5) year period ending on the date of this Agreement, neither the Company nor any of the Company Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

        Neither the Company nor any of the Company Subsidiaries has engaged in a "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4(b).

        Except for Permitted Liens, there are no Liens on any of the assets of the Company or any of the Company Subsidiaries that arose in connection with any failure to pay any Tax.

        The Company and each of the Company Subsidiaries has disclosed on its federal income tax return all positions taken therein that could give rise to a "substantial understatement of income tax" within the meaning of Section 6662 of the Code.

    Intellectual Property.

      The Company or one of the Company Subsidiaries has owned without restriction as to use or has a valid or enforceable license or other right to use, free and clear of all Liens, except for Permitted Liens, all Intellectual Property necessary or material to conduct the respective businesses of the Company and the Company Subsidiaries since October 14, 2008. All Intellectual Property that is owned by the Company and/or the Company Subsidiaries (the "Company Intellectual Property"), except for copyrights, non-material trademarks, domain names and Trade Secrets, has been duly registered or applied for with the appropriate Governmental Entity. An accurate and complete list as of the date hereof of all Company Intellectual Property (other than Trade Secrets) and any Intellectual Property that the Company and/or the Company Subsidiaries have a valid right to use is set forth in Section 3.13(a) of the Company Disclosure Letter. The Company and/or the Company Subsidiaries have paid all fees and filed all documents due prior to the date hereof that are necessary to maintain their respective registered Company Intellectual Property in force or the exclusive rights thereto, except where the failure to pay and/or file has not had and would not reasonably be expected to have a Material Adverse Effect. The Company and/or the Company Subsidiaries exclusively hold all right, title and interest in or to the Company Intellectual Property without obligation to pay any royalty or any other fees. Except as set forth in Section 3.13(a) of the Company Disclosure Letter, the Company Intellectual Property is only licensed out by the Company and the Company Subsidiaries pursuant to the Franchise Agreements entered into between one or more Subsidiaries of the Company, on the one hand, and a Franchisee thereof, on the other hand.

      Since October 14, 2008, the Company has not received written notice of any claim challenging the use or ownership by the Company or the Company Subsidiaries of any Company Intellectual Property.

      The Company and/or the Company Subsidiaries have taken all necessary and otherwise reasonable steps to protect and preserve the confidentiality of all Trade Secrets held by or for use in the business of the Company and the Company Subsidiaries and all use by or disclosure to, any Person of such Trade Secrets has been pursuant to the terms of a valid, written confidentiality agreement with such Person.

      The representations and warranties in this Section 3.13 are the sole and exclusive representations and warranties of the Company concerning Intellectual Property, except with respect to representations regarding Material Contracts identified in Section 3.15(n).

    Broker's or Finder's Fee. Except as set forth in Section 3.14 of the Company Disclosure Letter (which fees and expenses shall constitute a Company Transaction Expense), no agent, broker, Person or firm acting on behalf of the Company is, or shall be, entitled to any broker's fees, finder's fees or commissions from the Company or any of the other parties hereto in connection with this Agreement or any of the transactions contemplated hereby.

    Material Contracts. Section 3.15 of the Company Disclosure Letter contains an accurate and complete list of the following Contracts (each Contract required to be set forth in the Company Disclosure Letter, a "Material Contract") to which the Company and the Company Subsidiaries is a party (in each case, expressly excluding Real Property Leases and/or any guaranties thereof, which are exclusively addressed in Section 3.17):

      Contracts involving annual expenditures or receipts of $75,000 or more;

      Contracts that restrain, limit or impede the Company's or the Company Subsidiaries' ability to compete with or conduct any business or line of business in any material respect;

      Contracts with Affiliates or any current or former officer or director of the Company or any of the Company Subsidiaries;

      the Franchise Agreements;

      Contracts (i) for the employment of any officer, individual employee or other Person on a full-time or consulting basis who cannot be dismissed immediately without notice and without liability or obligation in excess of $100,000 and (ii) Contracts providing for severance, change-in-control or bonus payments in excess of $100,000 individually or in the aggregate;

      Contracts for Indebtedness of the Company or any Company Subsidiary or granting or evidencing a Lien on any material property or asset of the Company or any of the Company Subsidiaries, other than a Permitted Lien;

      Contracts under which any Person (other than the Company) has directly or indirectly guaranteed Indebtedness of the Company or any of the Company Subsidiaries;

      Contracts pursuant to which the Company or any Company Subsidiary receives royalties or franchise fees in excess of $75,000 per calendar year;

      Contracts for the lease of personal property involving aggregate payments in excess of $100,000 in any calendar year;

      any management service, consulting, financial advisory or any other similar type Contract, and all Contracts with investment or commercial banks;

      Contracts that contain restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of the Company or any Company Subsidiary;

      Contracts relating to capital expenditures or other purchases of material, supplies, equipment or other assets or properties or services (other than purchase orders for inventory or supplies in the ordinary course of business) in excess of $100,000 individually, or $250,000 in the aggregate;

      Contracts involving a loan (other than accounts receivable owing from trade debtors in the ordinary course of business) or advance to (other than travel and entertainment advances to the employees of the Company and any of the Company Subsidiaries extended in the ordinary course of business), or investment in, any Person or any Contract relating to the making of any such loan, advance or investment, in each case, in excess of $15,000 individually, or $50,000 in the aggregate;

      Contracts containing a grant by the Company or any of the Company Subsidiaries to a Person of any right relating to or under the Company Intellectual Property or any grant to the Company or any of the Company Subsidiaries of any right relating to or under the Intellectual Property of any Person; and

      all Contracts (A) involving the future disposition or acquisition of assets or properties involving consideration of more than $100,000, individually or in the aggregate, or any merger, consolidation or similar business combination transaction or (B) relating to the acquisition by the Company or any of the Company Subsidiaries of any Franchise, operating business or the capital stock or other equity interests of any other Person pursuant to which the Company or any of the Company Subsidiaries has continuing obligations as of the date hereof; and

      all Contracts with any medical group, service corporation, professional limited liability company, professional association, professional corporation, or similar entity, or any physician owner thereof, including management services agreements, agreements to transfer stock and stock pledge, and unit transfer agreements.

    Notwithstanding anything in this Section 3.15, "Material Contracts" shall not include any Contract that (i) has been fully performed or satisfied without further Liability to the Company or the Company Subsidiaries or (ii) is solely between the Company and one or more Company Subsidiaries or is solely between Company Subsidiaries. Each Material Contract set forth in Section 3.15 of the Company Disclosure Letter (or required to be set forth in Section 3.15 of the Company Disclosure Letter) is in full force and effect and is the legal, valid and binding obligation of the Company or the Company Subsidiary party thereto, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and by general equitable principles. Neither the Company nor any of the Company Subsidiaries is in material default under any Material Contract. There exists no default or event of default, nor any event, occurrence, condition or act (including the Merger) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder with respect to any Material Contract. To the Knowledge of the Company, all of the current covenants to be performed by any other party to any Material Contract set forth in Section 3.15 of the Company Disclosure Letter (or required to be set forth in Section 3.15 of the Company Disclosure Letter) have been fully performed in all material respects. The Company has delivered or made available to Parent true and complete copies, including all amendments, of each Contract set forth in Section 3.15 of the Company Disclosure Letter.

    Environmental Matters.

      The Company and the Company Subsidiaries have operated since October 14, 2008 in material compliance with all applicable Environmental Laws, have obtained, and have been in material compliance with, all Permits required under applicable Environmental Laws in connection with the operation of its properties, assets and business. There have been no material Actions by any Governmental Entity or other Person pending or threatened in writing in connection with the present operation of the properties, assets or business of the Company or any of the Company Subsidiaries under any Environmental Law. The Company and the Company Subsidiaries have not generated, used, treated or stored, transported to or from, or released or disposed of any Hazardous Substances on or at any of the property or facilities used by them except for inventories of chemicals which are used or to be used in the ordinary course of their business (which chemicals are stored, used and disposed of in compliance with all applicable Environmental Laws). None of the Company or the Company Subsidiaries has been the subject of any federal, state or local Action or Order involving a demand for damages or other liability with respect to a violation of Environmental Laws relating to operations or the condition of any facilities or property (including underlying groundwater) owned, leased, or operated by the Company. None of the Company nor any Company Subsidiary has buried, dumped, spilled or released any material amount of Hazardous Substances, except in accordance with Environmental Laws. The Company and the Company Subsidiaries have timely filed all material reports required to be filed under the Environmental Laws with respect to their properties and facilities and have generated and maintained all material required data, documentation and records under applicable Environmental Laws. Neither the Company nor any Company Subsidiary has any material Liabilities arising from the release of any Hazardous Substances into the environment.

      With respect to the generation, transportation, treatment, storage and disposal, or other handling of Medical Waste, the Company and the Company Subsidiaries are in material compliance with all Medical Waste Laws.

      The representations and warranties in this Section 3.16 are the sole and exclusive representations and warranties of the Company concerning environmental matters.

    Real Property.

      Except for the Sublease Agreement, neither the Company nor any Company Subsidiary owns, or since October 14, 2008 has ever owned, or acted as a lessor or sub-lessor with respect to, any real property.

      Section 3.17(b) of the Company Disclosure Letter contains an accurate and complete list as of the date hereof of all leases of real property (collectively, the "Real Property Leases") to which the Company or any of the Company Subsidiaries is a party as lessee or sublessee. The Company has delivered or made available to Parent true and complete copies, including all amendments and guaranties, of the Real Property Leases. Each Real Property Lease is in full force and effect and is the legal, valid and binding obligation of the Company or the Company Subsidiary party thereto, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and by general equitable principles, and has not been terminated or repudiated. The Company or one of the Company Subsidiaries has valid leasehold interests in the leased real property described in each Real Property Lease, free and clear of any and all Liens, except for Permitted Liens. In each case, the Company or one of the Company Subsidiaries has been in peaceable possession since the later of (i) October 14, 2008 and (ii) the commencement of the original term of such Real Property Lease, of the premises subject to such Real Property Lease. Neither the Company nor any of the Company Subsidiaries is in material default and there exists no default or event, occurrence, condition or act (including the purchase of the Shares hereunder) in respect of or on the part of the Company or the Company Subsidiary party thereto which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default under any Real Property Lease, other than any such default or event of default which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      To the Knowledge of the Company, each Franchisee which is a sublessor to the Company with respect to any leased or subleased location has operated since October 14, 2008, in all material respects, in compliance with such lease or sublease.

    Insurance. Section 3.18 of the Company Disclosure Letter sets forth a list, as of the date hereof, of each material insurance policy with respect to the properties, assets, or business of the Company and the Company Subsidiaries (collectively, the "Insurance Policies"). Each Insurance Policy is in full force and effect and all premiums due and payable thereon have been paid in full. Neither the Company nor any of the Company Subsidiaries has received a written notice of cancellation or non-renewal of any Insurance Policy. There is no material claim pending under any such Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. The Company Subsidiaries are otherwise in compliance in all material respects with the terms of such Insurance Policies. Neither the Company nor any Company Subsidiary has received any adverse written notice or communication from any of the insurers party to the Insurance Policies with respect to any alleged breach or failure of the Company or any Company Subsidiary in connection with any of the Insurance Policies nor, to the Knowledge of the Company, has the Company or any Company Subsidiary materially breached or otherwise failed to perform its material obligations under any of the Insurance Policies. All Insurance Policies are sufficient in all material respects for compliance with all Laws and all Material Contracts to which the Company or any Company Subsidiary is bound, are to the Company's Knowledge, valid, binding and enforceable, and will not in any way be adversely affected by, or terminate or lapse by reason of, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except where any such effect, termination or lapse would not be material in nature. Since October 14, 2008, neither the Company nor any Company Subsidiary has been refused any material insurance with respect to its assets, operations or personnel nor has coverage ever been materially limited by any insurance carrier to which the Company or any Company Subsidiary has applied for any Insurance Policy or with which it has carried an Insurance Policy.

    Affiliate Transactions. Except as otherwise set forth this Agreement or in Section 3.19 of the Company Disclosure Letter, and except for employment relationships and compensation, benefits and travel advances in the ordinary course of business, (a) neither the Company nor any of the Company Subsidiaries is a party to any Contract with any stockholder, optionholder, warrantholder, officer, member, partner or director of the Company or any Company Subsidiary or any Affiliate of the Company or any Company Subsidiary (other than the Company or another Company Subsidiary) and (b) no Affiliate of the Company or of any Company Subsidiary (i) owns any material property or right, tangible or intangible, which is used in the business of the Company or any Company Subsidiary, (ii) has any material claim or cause of action against the Company or any Company Subsidiary, or (iii) owes, or is owed $15,000 or more individually, or $50,000 in the aggregate by, the Company or any Company Subsidiary.

    Franchise Matters.

      Section 3.20(a) of the Company Disclosure Letter sets forth a true and complete list of all franchise agreements, area development agreements, master franchise agreements, sub-franchise agreements, and similar agreements in effect with Franchisees, in each case to which the Company or any of the Company Subsidiaries is a party (collectively, the "Franchise Agreements").

      Except as set forth on Section 3.20(b) of the Company Disclosure Letter, since October 14, 2008, neither the Company nor any Company Subsidiary has waived any material right or benefit of any such Person, or any material obligation of any Franchisee, under any Franchise Agreement, including, without limitation, any buy-out option, and no waiver of any such rights is currently in effect. Except as set forth on Section 3.20(b) of the Company Disclosure Letter, there are no other Contracts in effect between any of the Company or any Company Subsidiary and any Franchisee (in its capacity as such) other than the Franchise Agreements and exhibits related thereto.

      Section 3.20(c) of the Company Disclosure Letter sets forth a true and complete list of all FDDs that the Company or any of the Company Subsidiaries have used to offer or sell Franchises. The Company has made available to Parent true and complete copies of such FDDs. Except as set forth on Section 3.20(c) of the Company Disclosure Letter, such FDDs were in material compliance with all Laws and Orders applicable to the sale of franchises at the time they were circulated to prospective Franchisees and throughout the period preceding execution and delivery of a Franchise Agreement with such Franchisee. Such FDDs have been amended or supplemented from time to time as required by Law, and such amendments and supplements were timely and properly transmitted to prospective Franchisees in all material respects as required by Law.

      Except as set forth on Section 3.20(d) of the Company Disclosure Letter, (i) the offer and sale of each Franchise complied in all material respects, at the time such offer and sale was made, with all applicable Laws, including the laws, rules or regulations of the Federal Trade Commission and any state, foreign country or other jurisdiction regulating the offer and/or sale of franchises, business opportunities, or seller assisted marketing plans, including, without limitation, all franchise disclosure and registration laws (collectively, "Franchise Laws"), (ii) there have been no material misrepresentations or material omissions of information provided to current Franchisees in connection with the offer and sale of any Franchise and (iii) all advertising for Franchises conducted by the Company or any of the Company Subsidiaries was done in material compliance with applicable Laws. Since October 14, 2008, neither the Company nor the Company Subsidiaries have received any written notice from any Governmental Entity with respect to any violation or alleged violation of any Franchise Laws. To the Knowledge of the Company, none of the Company, the Company Subsidiaries nor any of their respective officers, directors, employees, agents or representatives have made any representations or agreed to any Contracts with any Franchisee or prospective Franchisee that were materially inconsistent with the FDDs used by the Company or any Company Subsidiary.

      Neither the Company nor any of the Company Subsidiaries is subject to any Order with respect to the offer or sale of Franchises in any jurisdiction.

      Except as set forth in Section 3.20(f) of the Company Disclosure Letter, since October 14, 2008, neither the Company nor any Company Subsidiary has waived, altered or modified any material provision regarding the calculation and payment of royalty fees in any Franchise Agreement, and no waiver regarding the calculation and payment of royalty fees is currently in effect. No material right of rescission, right of refund, set-off, counterclaim or defense is pending or since October 14, 2008 threatened against the Company or any Company Subsidiary with respect to any Franchise Agreement.

      Section 3.20(g) of the Company Disclosure Letter contains a summary of all pending and, to the Knowledge of the Company, since October 14, 2008, threatened Franchise-related Actions, (i) from any Franchisee, (ii) from any association purporting to represent a group of Franchisees, or (ii) from any Governmental Entity, including, but not limited to, any government injunctive or restrictive Actions.

      Since October 14, 2008, the Company and the Company Subsidiaries have complied in all material respects with all applicable Laws governing the franchise relationship between the Company or any of the Company Subsidiaries and its current and former Franchisees. The Company and the Company Subsidiaries are, in all material respects, in compliance with all Franchise Agreements to which they are a party as well as all obligations and duties owing with respect to all advertising and marketing funds and other funds and cooperatives under which the Company and the Company Subsidiaries administer or collect monies on behalf of Franchisees, and, since October 14, 2008, neither the Company nor any of the Company Subsidiaries has received any written notice of noncompliance from any Franchisee with respect to any such Franchise Agreement or a breach of any obligations or duties with respect to such funds, and, to the Knowledge of the Company, there exists no legal or factual basis for any such claims. The Company and the Company Subsidiaries have, in all material respects, fully accounted for and administered in accordance with applicable Law and all applicable agreements all advertising funds and other marketing monies contributed by Franchisees.

      Section 3.20(i) of the Company Disclosure Letter is a complete and accurate list of all Franchisees, which sets forth, as of the date specified therein: (i) the number of Franchises purchased by each Franchisee, (ii) the number of Franchises opened by each Franchisee to date, (iii) the date each such Franchise opened for business, (iv) the protected territory or exclusive territory of such Franchisee, and (v) the approximate amount of monies owed to the Company or any Company Subsidiary by each current Franchisee (excluding royalty payments). A true and complete copy of each Franchise Agreement currently in effect has been made available to the Parent. Except as set forth on Section 3.20(i) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has offered, sold or granted a Franchise outside of the United States and no Franchises are currently located outside of the United States. Section 3.20(i) of the Company Disclosure Letter sets forth the states in which the Company is not authorized and/or qualified to sell Franchises within the United States.

      Except as set forth on Section 3.20(j) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is (i) a guarantor or party to an agreement pursuant to which any of the Company or any Company Subsidiary is directly or contingently liable (as a co-signor or otherwise) for any obligations of any Franchisee, subject to general vicarious liability and related principles, (ii) a lessor or sublessor of any real or personal property to any Franchisee, or (iii) a party to any financing arrangement with any Franchisee. Except as set forth on Section 3.20(j) of the Company Disclosure Letter, there are no area representatives, development agents, regional directors or other Persons that provide support services to Franchisees on behalf of the Company or any Company Subsidiary pursuant to a written agreement with the Company or any Company Subsidiary, other than employees of the Company or the Company Subsidiaries. Except for the Company, any Company Subsidiary or any employees of or consultants engaged by the Company or any Company Subsidiaries, neither the Company nor any of its Subsidiaries has ever used "franchise sellers" as such term is defined in Title 16 Section 436 of the Code of Federal Regulations (Trade Regulation Rule on Disclosure Requirements and Prohibitions Concerning Franchising) in connection with the offer or sale of Franchises.

      Except as set forth on Section 3.20(k) of the Company Disclosure Letter, no Franchisee or other Person has any enforceable right of first refusal, option or other right or arrangement to sign any Franchise Agreement or acquire any Franchise. Except as set forth on Section 3.20(k) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has granted any protected territory or exclusive territory or is otherwise similarly limited in its right to grant Franchises. Further, neither the Company nor any of the Company Subsidiaries operates an Ideal Image center within any protected territory, exclusive territory, or reserved area granted to any Franchisee in violation of the Franchise Agreement with such Franchisee.

      Section 3.20(l) of the Company Disclosure Letter sets forth a list of all Franchises that have been terminated, transferred, ceased operations, or been reacquired by the Company or any of the Company Subsidiaries since October 14, 2008. With respect to all expirations, terminations and non-renewals of Franchise Agreements since October 14, 2008, the Company and the Company Subsidiaries have complied in all material respects with all applicable franchise termination, non-renewal, unfair practices, and/or relationship Laws. Since October 14, 2008, no Franchisee has asserted in writing a right of rescission or termination, or has asserted in writing an intention to cease operating its franchised center or not renew its Franchise, which assertion has not yet been resolved. Neither the Company nor any Company Subsidiary has sold to any person a "business opportunity" as such term is defined in Title 16 Section 437 of the Code of Federal Regulations (Trade Regulation Rule on Disclosure Requirements and Prohibitions Concerning Business Opportunities) or any applicable state business opportunity or similar law. To the Knowledge of the Company, no Franchisee is in material non-compliance with its Franchise Agreement. For the purposes of this Section 3.20(l) only, for any non-compliance consisting of a failure to pay monies owed, "material noncompliance" shall mean any non-compliance that could reasonably be expected to result in damage to, or Liability to or of, the Company or the Company Subsidiaries in excess of $50,000, or for any other non-compliance, "material non-compliance" shall mean any other type of non-compliance with respect to which the Company or the Company Subsidiaries have in past practice typically delivered written notice of default to the appropriate Franchisee.

      Except as set forth on Section 3.20(m) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has sold, assigned, transferred, conveyed, pledged, collaterally assigned, granted a security interest in, or otherwise disposed of any interest in any of the Franchise Agreements or its rights thereunder. There are no outstanding or pending applications for a purchase of a Franchise. Except as set forth on Section 3.20(m) of the Company Disclosure Letter, no financial performance representations ("Financial Performance Representations") or earnings claims ("Earnings Claims"), as each such term is currently or previously defined in the Franchise Laws, has ever been made to any Franchisee or prospective franchisee by the Company or any Company Subsidiary or by an officer, salesperson or other representative of the Company or any Company Subsidiary, except Financial Performance Representations or Earnings Claims which have been incorporated into the applicable FDDs. Any such Earnings Claims and Financial Performance Representations complied in all material respects with all applicable Laws. Neither the Company nor any Company Subsidiary has offered rescission (whether voluntarily or pursuant to an Order) to any Franchisee as a result of a possible violation by the Company or any Company Subsidiary of any Franchise Law since October 14, 2008 and no offer of rescission is currently outstanding. The franchise operations manuals used by the Company or any of the Company Subsidiaries have not imposed any obligations or set forth any requirements that are materially inconsistent with any then-existing Franchise Agreement and/or any then-effective FDD.

      The representations and warranties in this Section 3.20 are the sole and exclusive representations and warranties of the Company concerning Franchise matters.

    Title to Personal Properties. The Company or one of the Company Subsidiaries has good and valid title or, in the case of leased assets, a valid leasehold interest, free and clear of all Liens, except for Permitted Liens and the Liens listed in Section 3.21 of the Company Disclosure Letter, to all of the material tangible and intangible personal property and assets reflected in the Financial Statements or thereafter acquired, except for properties and assets disposed of in the ordinary course of business, consistent with past practice, since the Balance Sheet Date. The Company and the Company Subsidiaries own or have the exclusive right to use all of the material tangible and intangible personal properties and assets necessary for the conduct of their business as currently conducted (other than any licensed Intellectual Property or software). All of the tangible personal property used in the business of the Company and the Company Subsidiaries is in all material respects in good operating condition, ordinary wear and tear excepted, and is adequate and suitable in all material respects for the purposes for which it is presently being used. The tangible and intangible personal property owned or leased by the Company and the Company Subsidiaries, together with all owned and leased real property of the Company and the Company Subsidiaries, all owned, leased or licensed Intellectual Property of the Company and the Company Subsidiaries, and all other assets and rights (including rights under Contracts) of the Company and the Company Subsidiaries are sufficient in all material respects for the operation of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted.

    Exclusivity of Representations. The representations and warranties made by the Company in this Article III are the exclusive representations and warranties made by the Company with respect to the Company and the Company Subsidiaries, including the assets of each of them. The Company hereby disclaims any other express or implied representations or warranties with respect to itself or any of the Company Subsidiaries. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE CONDITION OF THE ASSETS OF THE COMPANY AND THE COMPANY SUBSIDIARIES SHALL BE "AS IS" AND "WHERE IS" AND THE COMPANY MAKES NO WARRANTY OF MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR QUALITY WITH RESPECT TO ANY OF THE ASSETS OF THE COMPANY OR ANY COMPANY SUBSIDIARY OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. The Company is not, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking statements of the Company or any of the Company Subsidiaries. Any Due Diligence Materials made available to Parent or its Affiliates or their respective Representatives do not, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Company or its Affiliates or their respective Representatives.

  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

  Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

    Due Organization, Good Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly incorporated (or, if not a corporation, duly organized), validly existing and in good standing (or the equivalent thereof) under the laws of the jurisdiction in which it is incorporated (or, if not a corporation, organized) and has the requisite corporate power and authority and all necessary governmental licenses, authorizations, permits, consents and approvals to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on Parent or Merger Sub. All of the issued and outstanding capital stock of Merger Sub is owned directly by Parent free and clear of any Liens of any kind. Each of Parent and Merger Sub has delivered prior to the date hereof to the Company complete and accurate copies of its certificate of incorporation and by-laws, in each case, as amended and in full force and effect as of the date hereof. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation or by-laws.

    Authorization; No-Conflicts.

      Each of Parent and Merger Sub has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub, the consummation by each of them of the transactions contemplated hereby and the performance by each of them of their respective obligations hereunder have been duly authorized and approved by the board of directors of Merger Sub and have been duly approved and adopted by Parent as the sole stockholder of Merger Sub. No other corporate action on the part of either of Parent or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby (other than the filing of appropriate merger documents as required by the DGCL and filings required under the HSR Act). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming that this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and by general equitable principles.

      The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the transactions contemplated by this Agreement will not, (a) conflict with any of the provisions of the certificate of incorporation or by-laws (or comparable documents) of Parent or Merger Sub, in each case as amended, (b) conflict with, result in a breach of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any material contract, agreement, indenture, mortgage, deed of trust, lease or other instrument to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets is bound or subject or (c) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 4.3, contravene in any material respect any domestic or foreign Law or any Order currently in effect.

    Consents and Approvals. Assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, no consent of, notice to or filing with any Governmental Entity or any other third party, which has not been received or made prior to the date hereof, is necessary or required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger or any of the transactions contemplated by this Agreement, except for (a) the filing of the Certificate of Merger and (b) the consents or filings set forth on Section 4.3 of the Parent Disclosure Letter

    Broker's or Finder's Fee. No agent, broker, Person or firm acting on behalf of Parent or Merger Sub is or shall be entitled to any fee, commission or broker's or finder's fees in connection with this Agreement or any of the transactions contemplated hereby from any of the other parties hereto or from any Affiliate of the other parties hereto.

    Merger Sub's Operations. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations, and has not incurred Liabilities or other obligations of any nature, other than in connection with such transactions.

    Funds. Concurrently with the execution of this Agreement, Parent has delivered correct and complete copies of an executed commitment letter, dated the date hereof (the "Debt Commitment Letter"), from SunTrust Bank and SunTrust Robinson Humphrey, Inc. (together with their officers, employees, directors, affiliates, controlling parties, advisors, agents and representatives, the "Financing Sources") to provide Parent with senior secured financing in amounts sufficient to fund the Merger (the "Financing"). As of the date hereof, the Debt Commitment Letter in the form so delivered is (as to Parent and to Parent's Knowledge, the other parties thereto), valid and in full force and effect, such commitments have not been withdrawn, terminated or otherwise amended or modified in any respect (and no party thereto has advised Parent or Merger Sub of its intent to do so), and no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Debt Commitment Letter. The Debt Commitment Letter constitute, as of the date hereof, the entire and complete agreement between the parties thereto with respect to the financings contemplated thereby, and, except as set forth, described or provided for in the Debt Commitment Letter, (i) there are no conditions precedent to the respective obligations of the lenders to provide the Financing, and (ii) there are no contractual contingencies or other provisions under any agreement (including any side letters) relating to the transactions contemplated by this Agreement to which Parent or any of its Affiliates is a party that would permit any of the lenders to reduce the total amount of the Financing or impose any additional condition precedent to the availability of the Financing. As of the date hereof, Parent has no reason to believe that any of the conditions to the Financing will not be satisfied on a timely basis or that the funding contemplated in the Financing will not be made available to Parent in order to consummate the transactions contemplated by this Agreement prior to the End Date. Parent has fully paid any and all commitment fees, if any, or other fees required by the Debt Commitment Letter to be paid as of the date hereof. Subject to its terms and conditions, the aggregate proceeds of the Financing, when funded in accordance with the Debt Commitment Letter, will provide financing sufficient to pay the Equity Purchase Price and all other amounts to be paid or repaid by Parent under this Agreement (whether payable on or after the Closing), and all of Parent's and its Affiliates' fees and expenses associated with the transactions contemplated in this Agreement.

    Litigation. There is no Action pending or, to the Knowledge of Parent, threatened, against or affecting Parent or Merger Sub, or any of their respective properties or rights, in each case with respect to the transactions contemplated hereby.

    Solvency. Parent and Merger Sub are not entering the transactions contemplated hereby with actual intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to the transactions contemplated hereby, the Surviving Corporation and its Subsidiaries will be Solvent.

    Investment Intent.

      Parent is acquiring the Shares for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributions or selling the Shares, in violation of the federal securities Laws or any applicable foreign or state securities Law.

      Parent understands that the acquisition of the Shares to be acquired by it pursuant to the terms of this Agreement involves substantial risk. Parent and its officers have experience as an investor in securities and equity interests of companies such as the Shares, and Parent can bear the economic risk of its investment (which may be for an indefinite period) and has such knowledge and experience in financial or business matters that Parent is capable of evaluating the merits and risks of its investment in the Shares.

      Parent understands that the Shares to be acquired by it pursuant to this Agreement have not been registered under the Securities Act. Parent acknowledges that such securities cannot be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable state securities Laws or pursuant to an applicable exemption therefrom. Parent understands that there is no public market for the Shares and that there can be no assurance that a public market will develop.

      Parent qualifies as an "accredited investor", as such term is defined in Rule 501(a) promulgated under the Securities Act.

    Investigation by Parent and Merger Sub. Parent and Merger Sub have conducted their own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Company and the Company Subsidiaries to the extent Parent and Merger Sub deemed appropriate, by Parent and Merger Sub's respective representatives. Each of Parent and Merger Sub acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises and records of the Company and the Company Subsidiaries and the audit workpapers of the Company's auditors for such purpose. Each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any representations or opinions of the Company or any of the Company's representatives, except the specific representations and warranties of the Company set forth in Article III. Each of Parent and Merger Sub acknowledge and agree, to the fullest extent permitted by Law, that:

      none of the Company, any of the Company Subsidiaries or any of their respective directors, officers, stockholders, members, employees, Affiliates, controlling Persons, agents, advisors, representatives or any other Person makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (i) any of the information set forth in management presentations relating to the Company or the Company Subsidiaries made available to Parent, its Affiliates or its Representatives, in materials made available in any "data room" (virtual or otherwise), including any estimates delivered or made available, financial or other projections, in presentations by the Company's or any Company Subsidiary's management, in discussions or responses to questions submitted by or on behalf of Parent, its Affiliates or its Representatives, whether orally or in writing, in materials prepared by or on behalf of the Company, or in any other form (such information, collectively, "Due Diligence Materials"), (ii) any information delivered or made available pursuant to Section 5.2(a) or (iii) the pro-forma financial information, projections or other forward-looking statements of the Company or any of the Company Subsidiaries, in each case in expectation or furtherance of the transactions contemplated by this Agreement;

      none of the Company, any of the Company Subsidiaries or any of their respective Representatives, Affiliates, controlling Persons, or any other Person shall have any liability or responsibility whatsoever to Parent, Merger Sub or their respective Representatives, Affiliates, controlling Persons or agents on any basis (including in contract, tort or equity, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (including set forth in Due Diligence Materials or otherwise) to Parent, Merger Sub or their respective Representatives controlling Persons or agents (or any omissions therefrom) except as set forth in Section 8.2;

      without limiting the generality of the foregoing, the Company makes no representation or warranty regarding any third party beneficiary rights or other rights which Parent or Merger Sub might claim under any studies, reports, tests or analyses prepared by any third parties for the Company or any of its Affiliates, even if the same were made available for review by Parent, Merger Sub or their respective Representatives; and

      without limiting the generality of the forgoing, Parent and Merger Sub expressly acknowledge and agree that none of the documents, information or other materials provided to them at any time or in any format by the Company or any or its Affiliates or Representatives constitute legal advice, and Parent or Merger Sub waive all rights to assert that it received any legal advice from the Company, any of its Affiliates, or any of their respective Representatives, or that it had any sort of attorney-client relationship with any of such Persons.

    Exclusivity of Representations. The representations and warranties made by Parent and Merger Sub in this Article IV are the exclusive representations and warranties made by Parent and Merger Sub. Each of Parent and Merger Sub hereby disclaims any other express or implied representations or warranties with respect to itself.

    Valid Issuance. The Steiner Common Shares issuable pursuant to Section 2.4 and Section 2.6 shall be duly authorized and, when issued in accordance with this Agreement and the Exchange Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens, and shall not be subject to preemptive or similar rights of stockholders.

  COVENANTS

    Confidentiality. Information obtained by Parent, Merger Sub and their Representatives in connection with this Agreement and the transactions contemplated hereby shall be subject to the Confidentiality Agreement by and between Edgeview Partners LP, on behalf of the Company, and Steiner Leisure Limited, dated June 2, 2011 (the "Confidentiality Agreement"). After the Closing Date, the Confidentiality Agreement shall be deemed to have been terminated by the parties thereto and shall no longer be binding.

    Access to Information.

      During the period commencing on the date hereof and ending on the earlier of (i) the date on which the Effective Time occurs and (ii) the date on which this Agreement is terminated pursuant to Section 7.1, upon reasonable notice, the Company shall, and shall cause each of the Company Subsidiaries to, afford Parent and Merger Sub and their respective Representatives reasonable access during normal business hours to the officers, directors, employees, accountants, properties, books and records of the Company and the Company Subsidiaries and, during such period, the Company shall furnish promptly to Parent and Merger Sub all information concerning its or the Company Subsidiaries' business, properties and personnel as Parent and Merger Sub may reasonably request; provided, that (A) such access shall not unreasonably disrupt the Company's or any of the Company Subsidiaries' operations and (B) such books, records and information shall be made available in their existing forms, and this covenant shall not impose upon the Company or any Company Subsidiary any obligation to prepare, assemble or otherwise create any additional reports, statements or other informational materials. Notwithstanding anything to the contrary contained in this Agreement, the Company and/or the Company Subsidiaries shall not be required to (A) provide any information or access that would violate any applicable Law or Order, including Antitrust Laws; provided, that the Company and/or the Company Subsidiaries have disclosed the applicable Law or Order that would be violated and the reasons therefor, as well as the type of information or documents being withheld, or (B) conduct, or permit Parent, Merger Sub or any of their Representatives to conduct, any Phase II investigation or other environmental soil or groundwater investigation relating to any real property owned by or leased to the Company and/or the Company Subsidiaries.

      Parent and Merger Sub shall not (and shall not permit any of their respective Representatives, including financing sources, to) contact any Franchisee (or former Franchisee), supplier, distributor, customer, agent or Representative of the Company or any Company Subsidiary or any of the foregoing regarding the Company, any Company Subsidiary or the transactions contemplated hereby, prior to the Closing without the prior written consent of the Company, which will not be unreasonably withheld or delayed; provided, however, that notwithstanding the foregoing or anything else herein to the contrary, Parent and the Company acknowledge that entering into this Agreement and consummating the transactions contemplated hereby shall not preclude, limit or restrict Parent or its Affiliates from (i) competing directly or indirectly with the Company or any of the Company Subsidiaries, (ii) acquiring interests in companies with technology or business models similar to the Company or any of the Company Subsidiaries or (iii) contacting suppliers or distributors of the Company or any Company Subsidiary in ordinary course of their current business operations; in each case without referencing the Company, any Company Subsidiary or any of the transactions contemplated hereby.

      Nothing contained in this Agreement shall be deemed to give Parent or Merger Sub, directly or indirectly, rights to control or direct the Company's or the Company Subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and the Company Subsidiaries' operations.

    Conduct of the Business of the Company Prior to the Effective Time.

      The Company agrees that, except as (i) may be required or not otherwise prohibited by this Agreement, (ii) required by Law or Governmental Entity, or by any Contract to which the Company or any of the Company Subsidiaries is a party, or (iii) set forth on Section 5.3 of the Company Disclosure Letter, during the period commencing on the date hereof and ending at the earlier of (A) the Closing Date and (B) termination of this Agreement in accordance with Section 7.1:

          the Company shall and shall cause each of the Company Subsidiaries to conduct their respective operations only in the ordinary course of business consistent with past practice and to use commercially reasonable efforts to preserve intact their respective business organizations, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them; and

          the Company shall not and shall cause each Company Subsidiary not to effect any of the following without the prior written consent of Parent:

                  make any change in or amendment to its certificate of incorporation or its by-laws, certificate of formation or limited liability company agreement (or comparable governing documents), as applicable;

                  split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities, as applicable, except for the acquisition of Options from holders of Options in full or partial payment of the exercise price payable by such holder upon exercise of Options or any redemption of Preferred Shares to the extent required by the Company's certificate of incorporation or permitted by any written agreement existing as of the date hereof;

                  issue or sell, or authorize to issue or sell, any shares of its capital stock or any other ownership interests, as applicable, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its capital stock or any other ownership interests, as applicable, except for the issuance by the Company of Common Shares pursuant to the terms of any Options or upon conversion of any Preferred Shares or the issuance of Preferred Shares upon exercise of the Warrants;

                  amend in any material respect or terminate (which shall not include expiration) any Material Contract or Real Property Lease or enter into a real property lease or Contract which, if entered into prior to the date hereof, would have been a Real Property Lease or Material Contract; provided, however, that the Company and the Company Subsidiaries may, without Parent's consent, renegotiate the terms of, or otherwise extend, any Material Contract or Real Property Lease that has expired in accordance with its terms prior to the date hereof or is scheduled to expire in accordance with its terms within six (6) months after the date hereof; and provided further, that the Company and the Company Subsidiaries may, without Parent's consent, enter into new Contracts and real property leases relating to the opening of new centers, relocating existing centers, and extending sales to existing Franchisees;

                  offer or sell any Franchises or renegotiate the terms of, or otherwise extend or renew any Franchise Agreement, unless it is contractually obligated to do so at the sole election of the Franchisee;

                  (y) incur any Indebtedness, other than short-term Indebtedness or letters of credit incurred in the ordinary course of business or borrowings under existing credit facilities set forth on Section 3.15 of the Company Disclosure Letter or (z) make any loans or advances to any other Person, other than loans and advances to employees consistent with past practice;

                  sell, lease or otherwise dispose of any of its properties or assets that are material to its business, other than in the ordinary course of business consistent with past practice;

                  hire any new officers or, modify the employment terms of its officers, generally or individually, or grant or agree to grant to any officer of the Company or any of the Company Subsidiaries any increase in salary, wages or bonus, severance, profit sharing, retirement, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Employee Benefit Plans, except (v) transaction bonuses included in Company Transaction Expenses, (w) as may be required under applicable Law, (x) pursuant to the terms of any Employee Benefit Plans of the Company or any of the Company Subsidiaries in effect on the date hereof, (y) in the ordinary course of business or (z) pursuant to employment, retention, change-of-control or similar type Contract existing as of the date hereof if such payments are included in Company Transaction Expenses;

                  except as may be required by any Governmental Entity or under GAAP, make any material change in its accounting methods, principles and practices;

                  make any Tax election or settle and/or compromise any Tax liability; adopt or change any Tax accounting method, prepare any Returns in a manner which is inconsistent with the past practices of the Company or any of the Company Subsidiaries, as the case may be, with respect to the treatment of items on such Returns; incur any liability for Taxes other than in the ordinary course of business, or file an amended Return or a claim for refund of Taxes with respect to the income, operations or property of the Company or the Company Subsidiaries;

                  (i) waive any rights of substantial value or (ii) cancel or forgive any Indebtedness of $10,000 or more owed to the Company or any of the Company Subsidiaries, other than Indebtedness of the Company owed to a Subsidiary of the Company or Indebtedness of a Subsidiary of the Company owed to the Company or another Subsidiary of the Company;

                  form any Subsidiary, except in connection with the opening of any new center on a basis consistent with past practices and in accordance with plans therefor previously disclosed to Parent;

                  plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any of the Company Subsidiaries (other than routine employee terminations for cause);

                  acquire any capital stock or other equity interest, or all or substantially all of the assets of any Person;

                  declare, set aside or pay any dividend or other distribution in respect of its capital stock except for dividends payable solely in cash that would not cause a Closing Cash Shortfall at Closing;

                  mortgage or pledge any of its property or assets or subject any such property or assets to any Lien (other than a Permitted Lien);

                  make or commit to make any capital expenditure in excess of $50,000, except for such capital expenditures in connection with the maintenance of existing centers, investments in new centers, investments in additional lasers, expansion of the lead resource center, and general technology infrastructure investments consistent with the capital expenditure budgets provided to Parent, or fail to fund any capital expenditures, in the amounts and during the periods set forth in the budgets previously delivered to Parent;

                  institute or settle any Action that is not fully insured, other than settlements of any claims for less than $25,000, net of any amounts covered by insurance;

                  take any action or fail to take any action permitted by this Agreement with the Knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article VI not being satisfied; or

                  authorize, commit or agree to take any of the foregoing actions to the extent such actions are restricted by this Section 5.3.

      Notwithstanding anything contained in this Agreement to the contrary, the Company and the Company Subsidiaries shall be permitted to maintain through the Closing Date the cash management systems of the Company and the Company Subsidiaries, maintain the cash management procedures as currently conducted by the Company and the Company Subsidiaries, and periodically settle intercompany balances consistent with past practices (including through dividends and capital contributions). The Company and the Company Subsidiaries may, at their sole discretion, dividend all Cash and Cash Equivalents of the Company and the Company Subsidiaries to Equityholders any time prior to Closing, so long as such dividend would not cause a Closing Cash Shortfall at Closing.

    Supplemental Information.

      The Company shall, from time to time but in any case prior to the end of the third (3rd) Business Day prior to the Closing Date, by notice in accordance with the terms of this Agreement, supplement or amend the Company Disclosure Letter (each, a "Supplement"), including one or more Supplements to reflect any matter relating to developments or events relating to periods after the date hereof which constitute a breach of any representation or warranty contained herein; provided, however, that the only changes which may be included on a Supplement are those which are required as a result of events or circumstances occurring subsequent to the date hereof. The Supplement shall be deemed to satisfy the condition in Section 6.2(b) with respect to the items disclosed therein provided that the Supplemental Disclosure Escrow Amount is sufficient (as determined in Section 5.4(c)) to fully indemnify Parent Indemnitees for the items disclosed in the Supplement.

      If the Supplemental Disclosure Matters could reasonably be expected to result in indemnifiable Losses resulting solely from such Supplements in excess of $10,000,000, or if the amount of such indemnifiable Losses resulting solely from such Supplements as determined pursuant to Section 5.4(c) is in excess of $10,000,000, the Company may deliver to Parent a notice setting forth in reasonable detail the basis for such conclusion and its election to terminate its obligations under this Agreement pursuant to Section 7.1(f); provided that concurrently therewith the Company shall pay to Parent the Parent Expense Amount.

      If the Closing occurs, the Company shall indemnify Parent Indemnitees for the aggregate amount of Losses resulting from, or that exist or arise due to any matters set forth in, or required to be set forth in, one or more Supplements (the "Supplemental Disclosure Matters"), without reference to any of the limitations set forth in Article VIII hereof (but subject to the procedures in Sections 8.6 and 8.7), from a supplemental escrow that shall be funded from the Equity Purchase Price in an amount equal to the reasonable expected Losses resulting from all matters included in all of the Supplements, or required to be included in a Supplement, which Parent and the Stockholders' Representative shall in good faith negotiate within five (5) Business Days of delivery of such Supplement or from notice from Parent that it believes such matters are required to be included in a Supplement (but at least one Business Day prior to the Closing) (the "Supplemental Disclosure Escrow Amount"). If Parent and the Stockholders' Representative are unable to agree on the Supplemental Disclosure Escrow Amount within such period, either party may refer the matter to the Independent Accountant to determine the Supplemental Disclosure Escrow Amount in accordance with the procedures set forth in Section 2.7(c); provided that the Independent Accountant shall have a period of thirty (30) days (the "Determination Period") to determine the Supplemental Disclosure Escrow Amount, if any, and if the Determination Period concludes after the End Date, then the End Date shall be extended to the date that is three (3) Business Days after the earlier of (a) the delivery of the Independent Accountant's determination of the Supplemental Disclosure Escrow Amount and (b) the end of the Determination Period, but no later than December 31, 2011.

      The Supplemental Disclosure Escrow Amount shall be deposited with the Escrow Agent pursuant to the Escrow Agreement and held in a separate account as described in Section 2.6(f). From and after the Closing, Parent Indemnitees' sole recourse for any Losses relating to Supplemental Disclosure Matters shall be recourse first against the Supplemental Disclosure Escrow Fund and second against the Indemnification Escrow Fund, provided that the Supplemental Disclosure Escrow Fund shall be available solely to provide recourse for Supplemental Disclosure Matters and no other claims hereunder or otherwise. If, upon final resolution of all claims relating to the Supplemental Disclosure Matters, the amount of any Losses for Supplemental Disclosure Matters is less than the Supplemental Disclosure Escrow Fund, then Parent and the Stockholders' Representative shall instruct the Escrow Agent to release such excess to the Stockholders' Representative (on behalf of the Equityholders) pursuant to Section 2.12(d).

      If the Supplemental Disclosure Matters could reasonably be expected to result in a Material Adverse Effect (individually or when aggregated with Losses from other Supplements), Parent may deliver to the Company a written notice setting forth in reasonable detail the basis for such conclusion and its election to terminate its obligations under this Agreement pursuant to Section 7.1(e).

    Reasonable Efforts. Subject to the terms and conditions set forth herein and to applicable Law, each of the Company, Parent and Merger Sub shall cooperate and use their respective commercially reasonable efforts to (a) take, or cause to be taken, all necessary action, and (b) do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including using commercially reasonable efforts to satisfy the respective conditions set forth herein in Article VI; provided, that no Material Contract shall be amended to increase the amount payable thereunder or otherwise to be materially more burdensome to the Company or any of the Company Subsidiaries, to obtain any such consent, approval or authorization, without first obtaining the written approval of Parent. The Company shall use its commercially reasonable efforts to obtain, at its expense (subject to Section 5.7(b)), all waivers, permits, consents, approvals or other authorizations from Governmental Entities and other Persons, and shall use commercially reasonable efforts to effect all registrations, filings and notices with or to Governmental Entities, as are listed or required to be listed in Section 3.4 of the Company Disclosure Letter. To the extent any third-party consents and payoff letters for Indebtedness are not delivered by the Company at or prior to the Closing, then the Stockholders' Representative shall pay Akerman Senterfitt a retainer as of the Closing, in an amount deemed sufficient by the Stockholders' Representative and the Company, in their reasonable discretion, to fully cover the fees, costs, charges and expenses of Akerman Senterfitt and any third party (including those from any party from whom a consent, payoff letter or approval is required) expected to be incurred or paid to obtain any such consents or payoff letters (the "Retainer"), and the Retainer shall be deemed a Company Transaction Expense. To the extent such Retainer is not sufficient to cover such fees, costs and expenses, any deficiency will be funded from the Indemnification Escrow Fund. Neither Parent nor Surviving Corporation shall have any rights in or to the Retainer.

    Exclusive Dealing; Submission of Agreement to Stockholders.

      During the period from the date of this Agreement until the earlier of (i) the date this Agreement is terminated in accordance with its terms and (ii) the Closing Date, the Company shall not, and shall direct its Affiliates and its and their respective Representatives to refrain from taking any action to, directly or indirectly, knowingly encourage, initiate, solicit or engage in negotiations with, or provide any confidential information to, any Person, other than Parent or Merger Sub (and their Affiliates and Representatives), concerning any purchase of any capital stock or any material assets of the Company or any of the Company Subsidiaries (other than in connection with the exercise of any Options or Warrants or the conversion of any Preferred Shares outstanding on the date hereof) or any merger, recapitalization or similar transaction involving the Company or any of the Company Subsidiaries.

      Immediately following the execution of this Agreement, the Company shall, and shall cause each of the Company Subsidiaries, and shall direct each of their respective Representatives to terminate any existing discussions or negotiations with any Persons, other than Parent or Merger Sub (and their respective Affiliates and Representatives), concerning any purchase of any capital stock or any material assets of the Company or any of the Company Subsidiaries (other than in connection with the exercise of any Options or Warrants or the conversion or redemption of any Preferred Shares outstanding on the date hereof) or any merger, recapitalization or similar transaction involving the Company or any of the Company Subsidiaries.

      Prior to close of business on the date hereof, the Board shall submit this Agreement for approval by the Stockholders and shall recommend that the Stockholders vote in favor of the approval of this Agreement and the transactions contemplated hereby. The Company shall take all actions necessary in accordance with the DGCL and the Company's certificate of incorporation and bylaws to submit for approval by the Stockholders by a written consent as promptly as practicable after the date hereof to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. As expeditiously as possible following the receipt of the required stockholder approval, but no later than the close of business on the second day after the date hereof, the Company shall deliver to Parent a certificate executed on behalf of the Company by its Secretary and certifying that the approval of the Merger and the transactions contemplated hereby by ninety percent (90%) or more of the holders of the voting stock has been obtained. The Company shall also send, pursuant to Sections 228 and 262(d) of the DGCL, a written notice to all stockholders of the Company that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and shall promptly inform Parent of the date on which such notice was sent. Concurrently with the giving of such notice, the Company shall deliver by any manner permitted by the DGCL notice of appraisal rights under the DGCL and the Company shall provide reasonable evidence thereof to Parent.

    Antitrust Laws.

      Each party hereto shall (i) take promptly all actions necessary to make the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby, including filing the Notification and Report Form required under the HSR Act with respect to the Merger with the Antitrust Division of the Department of Justice and the Federal Trade Commission not later than the fifth (5th) Business Day following the date hereof, (ii) comply at the earliest practicable date with any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority and (iii) cooperate with one another in connection with any filing under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Antitrust Authority.

      Parent shall be responsible for the payment of all filing fees under the HSR Act.

      Each party hereto shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. Without limiting the generality of the foregoing, with respect to this Section 5.7, "commercially reasonable efforts" shall include:

        in the case of each of Parent and the Company, if Parent or the Company receives a formal request for additional information or documentary material from an Antitrust Authority, substantially complying with such formal request within thirty (30) days following the date of its receipt thereof; and

        in the case of the Company only, subject to Parent's compliance with Section 5.7(c)(i) above, not frustrating or impeding Parent's strategy or negotiating positions with any Antitrust Authority.

      Parent's obligations under this Section 5.7 to use commercially reasonable efforts shall not include (i) proposing, negotiating, committing to or effecting, by consent decree, hold separate order, or otherwise, the sale, transfer, license, divestiture or other disposition of, or any prohibition or limitation on the ownership, operation, effective control or exercise of full rights of ownership of, any of the businesses, product lines or assets of Parent or any of its Affiliates or of the Company or the Company Subsidiaries, and (ii) defending any judicial or administrative action or similar proceeding instituted (or threatened to be instituted) by any Person under any Antitrust Law or seeking to have any stay, restraining order, injunction or similar order entered by any Governmental Entity vacated, lifted, reversed, or overturned.

      Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, any Antitrust Authority or any other Governmental Entity regarding any of the transactions contemplated hereby.

    Employees; 401(k) Termination; Parachute Payment Waiver; 280G Stockholder Approval

      Employees.

    (i) As of the Effective Time, Parent shall cause the Surviving Corporation and/or the Company Subsidiaries to provide to all then-current full-time, active employees of the Company or any of the Company Subsidiaries ("Company Employees") (i) a salary or wage level and bonus opportunity at least equal to the salary or wage level and bonus opportunity to which they were entitled immediately prior to the Effective Time and (ii) employee benefits that are either (A) substantially comparable in the aggregate to the employee benefits that they were entitled to receive under the Employee Benefit Plans immediately prior to the Effective Time (excluding benefits pursuant to equity-based compensation plans and retention, change in control or similar benefits), or (B) substantially comparable in the aggregate to those employee benefits provided to similarly situated employees of Parent or its subsidiaries. Notwithstanding the foregoing sentence, following the Effective Time, Parent, the Surviving Corporation and/or any Company Subsidiary may terminate or cause to be terminated the employment of any Company Employee subject to the payment and satisfaction of any severance benefits under any then-applicable Employee Benefit Plan.

    (ii) Nothing in this Agreement, whether express or implied, shall: (i) confer upon any employee of the Company, the Surviving Corporation or any Company Subsidiary, or any representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period or terms of employment, of any nature whatsoever, (ii) be interpreted to prevent or restrict Parent, the Surviving Corporation or any Company Subsidiary, any Affiliate of the foregoing, from modifying or terminating the employment or terms of employment of any Company Employee, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Effective Time, or (iii) be treated as an amendment or other modification of any Employee Benefit Plan or any other employee benefit plan.

    (b) 401(k) Termination. Unless Parent requests otherwise in writing, the Company shall, effective as of immediately prior to the Closing (and contingent on the Closing taking place), have terminated the Company's and its Subsidiaries' participation in and adoption of the Advantec Retirement Savings Plan and any other plan, including any spin-off or successor plan, that is intended to meet the requirements of Section 401(k) of the Code and which is sponsored, adopted, contributed to or participated in by the Company and/or any of its Subsidiaries (collectively, the "401(k) Plan"), and no further contributions shall be made to the 401(k) Plan, other than contributions that accrued prior to Closing. The Company shall provide to Parent executed resolutions of the Board of Directors of the Company authorizing, and copies of any other documents effectuating, such termination and cessation of contributions. After the Closing, the Parent Indemnitees shall be indemnified and held harmless by the Equityholders from and against any Losses incurred by any of them resulting from, or that exist or arise due to, the adoption of, participation in and/or contribution to, or the termination of such adoption of, participation in and/or contribution to, the 401(k) Plan by the Company and/or its Affiliates and/or any of their respective employees, and any Losses incurred by any of them that otherwise relate to the 401(k) Plan.

    (c) Parachute Payment Waiver; 280G Stockholder Approval.

    (i) The Company shall obtain and deliver to Parent, prior to the initiation of the requisite stockholder approval procedure under Section 5.8(c)(ii), a parachute payment waiver, in substantially the form attached hereto as Exhibit 5.8(c) (the "Parachute Payment Waiver"), from each Person who the Company reasonably believes is, with respect to the Company, and/or any other Person that together with the Company is treated as one corporation for purposes of Section 280G of the Code, a "disqualified individual" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately before the initiation of the requisite stockholder approval procedure under Section 5.8(c)(ii) and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code as a result of (A) the accelerated vesting of stock options or unvested property in connection with the Merger and/or the termination of employment or service with the Company, the Surviving Corporation or Parent before, upon or following the Merger, (B) any severance payments, bonus payments or other benefits or amounts where payment is contingent on the Merger in accordance with the provisions of Section 280G of the Code and that are made before, upon or following the Merger and/or (C) the receipt of any Company stock options or Company capital stock within the twelve (12)-month period ending on the date the Effective Time occurs, pursuant to which such Person shall agree to waive any and all right or entitlement to the portion of the aggregate benefits and amounts referred to in clauses (A), (B) and (C) whose value exceeds 2.99 times such Person's base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, unless the requisite stockholder approval of such accelerated vesting, payments, benefits, options and stock is obtained pursuant to Section 5.8(c)(ii).

    (ii) The Company shall use its commercially reasonable efforts to obtain the approval by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to the benefits and amounts described in Clauses (A), (B) and (C) of Section 5.8(c)(i), where value exceeds 2.99 times such Person's base amount as determined in accordance with Section 280G of the Code, with such stockholder vote to be obtained in a manner which satisfied all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

    Notification of Certain Matters. Parent, on the one hand, and the Company, on the other hand, shall use their respective commercially reasonable efforts to promptly notify each other of any material Actions in connection with the transactions contemplated by this Agreement commenced or, to the Knowledge of Parent and/or Merger Sub or the Knowledge of the Company, threatened against the Company, any of the Company Subsidiaries, Parent and/or Merger Sub, as the case may be. Parent, on the one hand, and the Company, on the other hand, shall promptly notify each other of the occurrence or existence of any fact, circumstance or event which could result in any representation or warranty made by such party or in any schedule, exhibit or certificate or delivered herewith by such party, to be untrue or inaccurate in any material respect; provided, that no such notification, nor the obligation to make such notification, shall affect the representations, warranties or covenants, or the conditions to the obligations of, the Company or Parent except as otherwise provided in Section 5.4.

    Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

    Public Announcements. Parent, Merger Sub and the Company each agree to (a) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) provide to the other party for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior written consent of the other parties to this Agreement, unless required by applicable Law and then only to the extent so required.

    Transfer Taxes. Except as set forth in this Section 5.12, Merger Sub or the Surviving Corporation after the Effective Time shall pay on behalf of the Equityholders all stamp, transfer, documentary, sales and use, value added, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement or any other transaction contemplated hereby (collectively, the "Transfer Taxes") and the aggregate amount of any such Transfer Taxes shall be included as Company Transaction Expenses. Parent shall cause Merger Sub or the Surviving Corporation, as the case may be, to, at its own expense, procure any stock transfer stamps required by, and properly file on a timely basis all necessary tax returns and other documentation with respect to, any of the Transfer Taxes. If, however, the Common Per Share Merger Consideration, Series A Per Share Merger Consideration or Series B Per Share Merger Consideration, is to be paid to any Person other than the registered holder(s), or if surrendered certificates are registered in the name of any Person other than the Person(s) signing the letter of transmittal, the Stockholder requesting such transfer shall pay any Transfer Taxes payable on account of the transfer to such Person or establish to Parent's or the Surviving Corporation's satisfaction that such Transfer Taxes have been paid or are not required to be paid.

    Preservation of Records.

      For a period of three (3) years after the Closing Date or such other longer period required as by applicable Law (the "Retention Period"), Parent shall preserve and retain all corporate, accounting, Tax, legal, auditing, human resources and other books and records of the Surviving Corporation and each of its Subsidiaries (including (i) any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations and (ii) all Tax Returns, schedules, work papers and other material records or other documents relating to Taxes of the Surviving Corporation) relating to the conduct of the business and operations of the Surviving Corporation and its Subsidiaries prior to the Closing Date. During the Retention Period, Parent may dispose of any such books and records which are offered to, but not accepted by, the Stockholders' Representative. If at any time after the Retention Period Parent intends to dispose of any such books and records, Parent shall not do so without first offering such books and records to Stockholders' Representative. The obligations of Parent and the Surviving Corporation contained in this Section 5.13 shall be binding upon the successors and assigns of Parent and the Surviving Corporation. In the event Parent or the Surviving Corporation, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its assets to any other Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parents or the Surviving Corporation, as the case may be, honor the Parent's and Surviving Corporation's obligations set forth in this Section 5.13.

      In the event and for so long as Parent, the Surviving Corporation, its Subsidiaries or Stockholders' Representative are actively contesting or defending against any Third Party Claim or any suit, proceeding, hearing, investigation, charge, complaint, claim, or demand of any Governmental Entity in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or any of the Company Subsidiaries, each of the other parties shall cooperate with it and its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary or reasonably requested in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party.

    Resignation of Officers and Directors. At the written request of Parent (which request shall be delivered at least three (3) Business Days prior to the Closing), the Company shall use commercially reasonable efforts to cause any so requested officer or member of the Board or member of the boards of directors of the Company Subsidiaries to resign from such position effective immediately prior to the Effective Time. No such requested resignation of an officer of the Company or the Company Subsidiaries shall be deemed a voluntary resignation for purposes of any employment agreements or pursuant to any Option grants, nor will such resignation terminate, reduce or modify any severance or other rights thereunder.

    Financing.

      Parent shall use its commercially reasonable efforts to obtain the Financing on the terms and conditions set forth in the Debt Commitment Letter, including using commercially reasonable efforts to: (i) enter into definitive agreements on terms and conditions set forth in the Debt Commitment Letter and otherwise on terms reasonably satisfactory to Parent regarding the Financing; (ii) timely satisfy (or obtain a waiver of) all conditions in such definitive agreements within Parent's control and (iii) consummate the Debt Financing contemplated by the Debt Commitment Letter at the Closing. Parent shall promptly and aggressively enforce its rights under the Debt Commitment Letter. Without the prior written consent of the Company, Parent shall not, and shall not permit any of its Affiliates to, take or fail to take any action or enter into any transaction that could reasonably be expected to materially impair, delay or prevent consummation of the Financing contemplated by the Debt Commitment Letter. In the event any portion of the Debt Financing expires or is terminated or otherwise becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent promptly (and in any event within two (2) Business Days) shall notify the Company of such unavailability and the reasons therefor and shall thereafter use its commercially reasonable efforts to arrange to obtain alternative financing from alternative sources on financial terms no less favorable to Parent than the Debt Commitment Letter, as promptly as practicable following the occurrence of such event. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing. Parent shall provide prompt notice to the Company upon receiving the Financing.

      The Company shall cooperate, and shall cause the Company Subsidiaries to cooperate, in connection with the arrangement of the Financing as Parent may reasonably request including by (i) participating in meetings (including lender meetings), presentations, due diligence and drafting sessions; (ii) assisting with the preparation of materials for presentations, offering documents, private placement memoranda, bank information memoranda, and similar documents required in connection with the Financing; (iii) furnishing Parent and its financing sources financial and other pertinent information regarding the Company and the Company Subsidiaries as Parent may reasonably request to consummate the Financing; (iv) requesting of the appropriate Person, and using its good faith efforts to obtain, such accountant's cold comfort letters, customary legal opinions, surveys and title insurance as Parent may reasonably request; (v) cooperate with, in accordance with and subject to the limitations contained in Section 5.2, prospective lenders involved in the Financing to provide reasonable access to the Company's and the Company Subsidiaries' respective assets, cash management and accounting systems; (vi) causing the independent certified public accountants of the Company and the Company Subsidiaries to provide reasonable assistance to Parent, including providing consent, on a customary basis, to Parent to use their audit reports relating to the Company and Company Subsidiaries, and, at the cost of Parent, to provide, prepare and deliver other reasonable and customary documents and instruments; and (vii) otherwise reasonably cooperate in Parent's efforts to obtain the Financing (including requesting of the appropriate Persons, and using its good faith efforts to obtain, customary officers' certificates and other similar documents as Parent may reasonably request and facilitating the pledge of, and granting of security interests in, the stock and assets of the Company and the Company Subsidiaries after the Closing); provided, that the Company shall not be required to provide, or cause any Company Subsidiary to provide, cooperation under this Section 5.15(b) that: (A) unreasonably interferes with the ongoing business of the Company or any Company Subsidiary or is unlawful; (B) could cause any representation, warranty or other covenant in this Agreement to be breached; or (C) could cause any closing condition set forth in Article VI to fail to be satisfied or otherwise could cause the breach of this Agreement or any Contract (including any Material Contract) to which the Company or any Company Subsidiary is a party; and, provided, further, the effect of any such breach shall be excluded when determining if the conditions set forth in Sections 6.2(a) and 6.2(b) are satisfied). In no event shall the Company be in breach of this Agreement if it uses commercially reasonable efforts in furtherance of the foregoing or because of the failure to deliver any financial or other information that is not currently readily available to the Company on the date hereof or is not otherwise prepared in the ordinary course of business of the Company at the time requested by Parent or for the failure to obtain any comfort with respect to, or review of, any financial or other information by its accountants.

      In no event shall the Company or any Company Subsidiary be required to pay any commitment or similar fee or incur any liability (including due to any act or omission by the Company or any Company Subsidiary or any of their respective Representatives) or expense in connection with assisting Parent in arranging the Financing or as a result of any information provided by the Company, any Company Subsidiary or any of their Affiliates or Representatives in connection therewith.

    Compliance with WARN Act and Similar Statutes. Parent shall not, at any time within ninety (90) days after the Closing Date, effectuate or cause to be effectuated (a) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (b) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company; and/or, in the case of clauses (a) and (b) above, any similar action under any comparable Law requiring notice to employees in the event of a plant closing, mass layoff or other action triggering statutory notice requirements. Parent shall indemnify and hold harmless the Equityholders with respect to any liability under the WARN Act (and any comparable Law requiring notice to employees) arising or resulting, in whole or in part, from any actions taken by Parent on or after the Closing Date.

    Tax Matters. Notwithstanding any other provision of this agreement to the contrary, the following provisions of this Section 5.17 shall govern the allocation between Parent, the Company, the Equityholders and the Stockholders' Representative of responsibility for certain Tax matters addressed herein following the Effective Time. As used in this Section 5.17, the term "Company" includes Company and any Company Subsidiary.

      Tax Returns. Parent shall prepare or cause to be prepared, and file or cause to be filed, all Returns for the Company (i) for all Tax periods ending on or before the Closing Date that are due after the Closing Date and (ii) for all Tax periods that begin before the Closing Date and end after the Closing Date (the "Straddle Periods"). All such Returns shall be prepared in a manner consistent with the Company's past practices and shall include the items provided for in Section 5.17(b)(ii) unless otherwise required by Law. Such Returns shall be provided to the Stockholders' Representative, on behalf of the Equityholders, for its review and comment and approval (which shall not be unreasonably withheld or delayed) not later than fifteen (15) days before the due date for filing such Returns (including extensions), and, with respect to a Tax Return for a taxable period ending on or before the Closing Date, Parent shall accept all such Stockholders' Representatives comments that are consistent with the past practices of the Company in preparing such Tax Returns and are consistent with applicable Law. In the event that Stockholders' Representative shall reasonably object to any items set forth on such Returns, such objection shall be provided to Parent in writing no later than ten (10) days before the due date for filing such Returns (including extensions) and the parties shall attempt to resolve such objection in good faith prior to the due date for filing such Returns. In the event that such objection is not resolved prior to the due date for filing such Return, Parent shall timely file such Return and the parties shall resolve the dispute in good faith after the date of such filing, amending such Return as necessary. Neither Parent nor any of its affiliates, shall file or permit to be filed any amended Return with respect to the Company or any Company Subsidiary for any Pre-Closing Taxable Period or Straddle Period without the prior written consent of the Stockholders' Representative, which consent shall not be unreasonably withheld or delayed.

      Allocation and Transaction Tax Deductions.

        For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for Straddle Periods, the portion of such Taxes related to the Pre-Closing Taxable Period will (1) in the case of Taxes other than Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, be deemed to be the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period and (2) in the case of any Tax based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, be deemed equal to the amount that would be payable if the relevant Tax period had ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with prior practice of the Company. The Equityholders shall be liable for Taxes of the Company and the Company Subsidiaries that are attributable to the portion of the Straddle Period ending on and including the Closing Date, and the Stockholder's Representative shall instruct the Escrow Agent to pay to Parent from the Escrow Fund (i) such amounts, (ii) any amounts for Tax Returns for periods ending on before the Closing Date and (iii) any out of pocket costs and expenses incurred by Parent, the Company or any of their Affiliates in preparing and filing any return for the Company for all tax periods ending on or before the Closing Date that are due after the Closing Date, in each case of (i), (ii) and (iii) on or before five (5) days prior to the due date of such Taxes, provided, however, the Equityholders will receive a credit on a dollar-for-dollar basis to the extent of the amount of such Taxes that are specifically included in the calculation of Final Closing Date Working Capital or Known Pre-Closing Taxes.

        The Company and Company Subsidiaries will join the Parent's federal consolidated group on the day after the Closing Date pursuant to applicable law. Accordingly, the Company and Company Subsidiaries will file federal income Tax Returns for a period ending on the Closing Date. To the extent permitted by Law, all items incurred by the Company and Company Subsidiaries which result in Transaction Tax Deductions shall be reported by the Company on its federal Tax Return (and corresponding state and local Tax Returns) for the period ending on the Closing Date and shall be treated by all parties as properly allocable to the portion of the Closing Date prior to the consummation of the transactions contemplated hereby. All refunds of Taxes relating to the Company or any Company Subsidiary with respect to Pre-Closing Taxable Periods shall be paid to the Equityholders as provided in Section 5.17(c).

        Tax benefits arising in Post-Closing Taxable Periods from Transaction Tax Deductions shall only inure to the benefit of the Equityholders as provided for herein. Parent shall calculate the consolidated federal income tax liability of Parent for Post-Closing Taxable Periods for the twelve complete calendar months immediately after the Closing (the "Post Closing Tax Period") after (A) application of all of the Surviving Corporation expenses, deductions and other credits that relate solely to the Post-Closing Taxable Periods and (B) application all of Parent's expenses, deductions, tax credits and net operating loss carryforwards otherwise available to offset any income from the Surviving Corporation. If after such calculations, the Parent still has consolidated federal taxable income during the Post Closing Tax Period, Parent shall apply the Transaction Tax Deductions and any net operating losses of the Company relating to the Pre-Closing Taxable Period (that are available to affect such taxable income) and pay to the Stockholders' Representative, on behalf of the Equityholders, any Tax benefit attributable to the Transaction Tax Deductions and net operating losses of the Company realized during the Post Closing Tax Period by Parent, the Company and any other members of a consolidated group of entities including the Parent or the Company to the extent provided for herein (based on the priority of net operating losses, deductions and other credits described above). The obligation of Parent to make payments under this subparagraph (iii) shall apply only with respect to reductions in or refunds of Taxes relating to the Tax period of the Parent, the Company and other members of their consolidated group which includes the Closing Date, and the immediately succeeding 12-month Tax period. Parent shall make any payments required to be made pursuant to this subparagraph (iii) by March 31, 2013. The Parent shall provide written reports to the Stockholders' Representative describing the cumulative use of the Transaction Tax Deductions in reasonable detail with sufficient supporting documentation to verify the use of the Transaction Tax Deductions and Tax benefits derived from them. Said reports shall be provided by March 31, 2013. If the Stockholders' Representative disagrees with said written reports, it shall provide the Parent with a written notice of such disagreement and proposing adjustments to the amounts payable by Parent hereunder within sixty (60) days after it receives said reports from Parent. The procedures set forth in Section 2.7(c) relating to Adjustment Statements therein shall be applicable with respect to any adjustment proposals, responses thereto, and any disputes relating to this subparagraph (iii).

      Tax Refunds. Without duplication of any payment made pursuant to Section 5.17(b) above, all refunds of Taxes relating to the Company or any Company Subsidiary with respect to Pre-Closing Taxable Periods will be for the account of the Equityholders, and Parent will pay over to the Stockholders' Representative, on behalf of the Equityholders, any such refunds that Parent or its affiliates may receive within fifteen (15) days after actual receipt thereof. Each Equityholder shall be entitled to his or its Pro Rata Portion of all amounts paid by Parent pursuant to this Section 5.17(c), subject, with respect to holders of Vested Options and Warrant Holders, to the payment of the exercise price of such Vested Options or purchase price of the Series A Preferred Shares underlying the Warrants, as applicable, pursuant to Section 2.5 and upon surrender and/or delivery of the documents required pursuant to Section 2.6 and subject to applicable withholding Taxes.

      Withholding. All amounts payable by the Stockholders' Representative to the Equityholders under this Section 5.17 shall be subject to applicable withholding Taxes. Promptly after payment to each holder of an Option, the Stockholders' Representative shall remit to the Surviving Corporation the amount of any Taxes withheld from each such holder of an Option pursuant to Section 2.6(h), and the Surviving Corporation shall remit such amounts to the appropriate Tax authority in a timely manner.

      Cooperation. Parent, the Company and the Stockholders' Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Returns pursuant to this Section 5.17 (including the preparation and filing of any claims for refunds of Taxes) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include signing any Returns, amended Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding any other provision hereof, each party will bear its own expenses in complying with the foregoing provisions. Parent, the Company and the Stockholders' Representative further agree, upon request from the other party, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby), except that the Parent and the Company shall not be required to provide such certificate or other document if in their reasonable judgment, obtaining such certificate or other document could adversely affect the Tax liability of Parent or the Company or any of their Affiliates.

      Audits.

        Each party will promptly notify the other in writing upon receipt by such party (or any of its affiliates) of notice of any pending or threatened Tax liabilities of the Company or any Company Subsidiary for any Pre-Closing Taxable Period or Straddle Period. Stockholders' Representative will have the right (but not the obligation) to represent the interests of the Company and any Company Subsidiary in any Tax audit or administrative or court proceeding and control such proceeding for any Pre-Closing Taxable Period that ends on or prior to the Closing Date and to employ counsel of its choice, and Parent, the Company, the Equityholders and the Stockholders' Representative agree to cooperate in the defense of any claim in such proceeding; provided, however, that neither the Stockholder's Representative nor any of its affiliates shall enter into any settlement of, or otherwise compromise or resolve any such proceeding that adversely affects or may adversely affect the Tax liability of Parent, the Company or any of the Company Subsidiaries or any affiliates of the forgoing for any period ending after the Closing Date, including the portion of the Straddle Period that begins on the Closing Date, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed. Stockholders' Representative will have the right to participate in representing the interests of the Company and the Company Subsidiary in any Tax audit or administrative or court proceeding for any Straddle Period, if and to the extent that such period includes any Pre-Closing Taxable Period, and to employ counsel of its choice at its expense. Parent, the Company and the Stockholders' Representative agree to cooperate in the defense of any claim in such proceeding. Parent or its affiliates may not settle, compromise or resolve any Tax audit or administrative or court proceeding for any Pre-Closing Taxable Period or Straddle Period that includes a Pre-Closing Taxable Period without the consent of the Stockholders' Representative, which consent shall not be unreasonably withheld or delayed. Stockholder's Representative shall keep the Parent fully and timely informed with respect to the commencement, status and nature of any such proceeding. Stockholder's Representative shall, in good faith, allow Parent to make comments to Stockholder's Representative, regarding the conduct of or positions taken in any such proceeding.

        Except as otherwise provided in Section 5.17(f)(i) above, or if Stockholder's Representative does not elect to control a proceeding pursuant to Section 5.17(f)(i) above, Parent shall have the sole right to control any audit or examination by any tax authority, initiate any claim for refund, amend any Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to, the income, assets or operations of the Company and the Company Subsidiaries for all taxable periods.

      Tax Treatment of Payments. Any payments made under this Section 5.17 shall be deemed to be, and each of the Equityholders shall treat them, as adjustments to the Equity Purchase Price for federal, state, local and all other income tax purposes.

      Indemnification for Taxes. The Equityholders shall indemnify, defend and hold Parent and its Affiliates (including the Merger Sub, Company and Company Subsidiaries) and their respective stockholders, Representatives, partners, members, managers, officers and directors harmless on an after-tax basis from and against: (i) all Taxes, losses, claims and expenses resulting from, arising out of, or incurred with respect to, any claims that may be asserted by any party based on, attributable to, or resulting from the failure of any representation or warranty made pursuant to Section 3.12 to be true and correct in all respects on and as of the Closing Date (as if the term "material" and any reference to "Material Adverse Effect" (and variations thereof) were omitted from such representations and warranties); (ii) all Taxes imposed on, asserted against or attributable to the properties, income or operations of the Company and the Company Subsidiaries or any Taxes for which the Company and Company Subsidiaries are otherwise liable, for all Pre-Closing Taxable Periods; (iii) all Taxes imposed on the Company and its Subsidiaries as a result of the provisions of Treasury Regulations Section 1.1502-6 or the analogous provisions of any state, local or foreign Law; and (iv) all Taxes imposed on the Company and its Subsidiaries, or for which the Company and the Company Subsidiaries may be liable as a result of any transaction contemplated by this Agreement, other than Taxes arising with respect to an election under Code Section 338, if any. Indemnifications pursuant to this paragraph (h) shall be made without duplication, and no indemnification shall be made hereunder with respect to an item to the extent it was specifically included, without duplication, in the calculation of Final Closing Date Working Capital or as a Known Pre-Closing Tax.

      Prior Tax Agreements. Stockholder's Representative shall terminate or cause to be terminated any and all of the tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, on the Closing Date as between any Equityholder or any predecessor or Affiliate thereof, on the one hand, and the Company and/or any of the Company Subsidiaries, on the other hand, for all Taxes imposed by any government or taxing authority, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements, arrangements or undertakings.

    Non-Competition; Non-Interference.

      In consideration of the Merger, from the date of this Agreement, (x) HIG Ideal Image, LLC (the "HIG Stockholder") shall not, and shall cause its Affiliates (replacing 50% for 10% in clause (a) of the definition thereof) not to, for a period of one (1) year after the Closing Date, and (y) the Rollover Stockholders shall not, and shall cause their Affiliates not to, for a period of two (2) years after the Closing Date:

        within any state in which the Company or any of the Company Subsidiaries is doing business as of the Closing Date, directly or indirectly own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, in the case of the HIG Stockholder, any business principally engaged in the retail laser hair removal business, and in the case of the Rollover Stockholders, any Competing Business, provided that nothing contained herein shall restrict the HIG Stockholder from any ownership, management or other relationship with TLC Laser Eye Centers or any medical technology company employing laser technology so long as such laser technology is not used for laser hair removal. For purposes of this Agreement, a "Competing Business" means any individual, sole proprietorship, partnership, firm, corporation or other entity or group which offers or sells or attempts to offer or sell (A)(i) laser, electrolysis or other hair removal products, procedures, treatments or services (collectively, products, procedures, treatments or services are referred to herein as "Product/Services"), (ii) other laser cosmetic Products/Services, (iii) botox, restalyne, radiance or levulan Products/Services or (iv) Products/Services relating to treatment of acne; or (B) Products/Services similar to those described in clause (A); and including, engaging in, developing, maintaining, licensing or franchising a business or system relating to the provision of any of the Products/Services identified in clause (A). For the purpose of this Section 5.18, ownership of securities of five percent (5%) or less of any class of securities of a public company shall not be considered to be competition with the Company or any of the Company Subsidiaries;

        persuade or attempt to persuade any of the Company's vendors or Franchisees of the Company to adversely modify their relationship with the Company; or

        negatively interfere with the relationship between the Company or any of the Company Subsidiaries and any vendor or Franchisee of the Company or any of the Company Subsidiaries (including making any negative or disparaging statements or communications about the Company or any of the Company Subsidiaries).

      Notwithstanding anything to the contrary set forth herein, the restrictions set forth in this Section 5.18 shall not prohibit the HIG Stockholder or its Affiliates from acquiring less than fifty percent (50%) of previously outstanding bank loans (which are not convertible or exchangeable into equity securities or contain any equity features) made solely for investment purposes provided the HIG Stockholder does not provide consulting or other services or have representatives who are employees, officers, directors, managers or board observers of such borrower.

      It is the desire and intent of the parties to this Agreement that the provisions of this Section 5.18 shall be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 5.18 shall be adjudicated to be invalid or unenforceable, this Section 5.18 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Section 5.18 in the particular jurisdiction in which such adjudication is made.

      The parties recognize that the performance of the obligations under this Section 5.18 by HIG Stockholder and the Rollover Stockholders is special, unique and extraordinary in character, and that in the event of the breach by HIG Stockholder or the Rollover Stockholders of the terms and conditions of this Section 5.18 to be performed by HIG or the Rollover Stockholders, Parent shall be entitled, if it so elect, to obtain damages for any breach of this Section 5.18, or to enforce the specific performance thereof by HIG Stockholder and the Rollover Stockholders or to enjoin HIG and the Rollover Stockholders or their Affiliates from performing services for any Person.

      From and after the Closing Date, (i) the HIG Stockholder shall not, and shall cause its Affiliates (replacing 50% for 10% in clause (a) of the definition thereof) not to, for a period of one (1) year after the Closing Date, and (ii) the Rollover Stockholders shall not, and shall cause their Affiliates not to, for a period of two (2) years after the Closing Date, knowingly solicit for employment or hire or employ any officer of the Company or any of the Company Subsidiaries or any such person who at any time during the preceding six (6) months, was an officer of the Company.

    Franchise Buy-Outs. For each Franchise which is subject to a Franchise reacquisition document and is required to be acquired by the Company to satisfy the condition set forth in Section 6.2(f), the Company shall, upon acquisition of such Franchise, establish a structure for the ownership and operation of such location that is in compliance with all applicable Laws, including the prohibition on the corporate practice of medicine, and if required, shall enter into management services agreements with medical professionals for such facilities on terms and conditions substantially consistent with past practice in order to comply with applicable Law.

  CONDITIONS PRECEDENT

    Conditions to the Obligations of Each Party. The respective obligations of Parent, Merger Sub and the Company to consummate the Closing and the Merger are subject to the satisfaction or waiver by Parent, Merger Sub or the Company, as appropriate, at or before the Closing Date, of each of the following conditions:

      No Actions. No Action shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation.

      Antitrust Laws; Similar Laws. Any waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement or other applicable waiting period (or any extension thereof), filings or approvals under the Antitrust Laws or regulations identified on Section 6.1(b) of the Company Disclosure Letter required to consummate the Merger under applicable Law shall have expired, been terminated, been made or been obtained.

      Company Stockholder Approval. This Agreement shall have been adopted by the holders of (i) a majority in voting power of the issued and outstanding Common Shares entitled to vote thereon and (ii) a majority in voting power of the issued and outstanding Preferred Shares on an as-converted basis (which majority shall include H.I.G. Ideal Image, LLC) in accordance with Article IV, Section B.6 of the Company's certificate of incorporation, and in each case in accordance with the DGCL within two (2) Business Days of the date hereof.

      Escrow Agreement. The Escrow Agent (or an alternative escrow agent as reasonably agreed to by the parties) shall have executed and delivered to each of the Stockholders' Representative and Parent a duly executed counterpart of the Escrow Agreement.

    Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Closing and the Merger are subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following further conditions:

      Performance. All of the agreements and covenants of the Company to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.

      Representations and Warranties. The representations and warranties of the Company contained in Article III shall be true and correct in all material respects at and as of the Closing Date (unless qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) as if made at and as of such time (other than those made at and as of a specified date, which shall be true and correct in all material respects at and as of such specified date (unless qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects)).

      No Material Adverse Effect. Since the date hereof, there shall not have occurred a Material Adverse Effect.

      Consents and Releases of Liens. All consents, waivers and approvals from third parties, if any, disclosed in Section 6.2(d)(i) of the Company Disclosure Letter shall have expired, been terminated, been made or been obtained. The Company shall have delivered payoff letters for the payment in full of the Indebtedness pursuant to Section 2.9(b) together with such UCC-3s and other releases of Liens as to release all of the Liens on Section 3.21 of the Company Disclosure Letter.

      Financing. Parent shall have received or will receive at the Closing the proceeds of the financings described in the Debt Commitment Letter pursuant to the terms of definitive documentation in form and substance consistent with the terms of the Debt Commitment Letter in all material respects, or Parent shall have received comparable financing from other sources on terms and conditions substantially equivalent to the terms and conditions set forth in the Debt Commitment Letter.

      Franchise Buy-Outs. The Company shall have taken appropriate action, or shall have caused the appropriate Company Subsidiary to take appropriate action, to exercise any and all purchase options under any existing Franchise reacquisition document, including any finance leases (but, for the avoidance of doubt, excluding buy-out options for Franchisees who have not entered into a Franchise reacquisition agreement with the Company), and shall have consummated such acquisitions at or prior to the Closing Date.

      280G Covenant. Any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code shall have been submitted for approval by such number of stockholders of the Company as is required by the terms of Section 280G of the Code in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, and such approval shall have been obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder and in the absence of such stockholder approval, none of those payments or benefits shall be paid, pursuant to the Parachute Payment Waivers.

    Conditions to the Obligations of the Company. The obligations of the Company to consummate the Closing and the Merger are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following further conditions:

      Performance. All of the agreements and covenants of Parent and Merger Sub to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.

      Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Article IV shall be true and correct in all material respects (unless qualified by materiality or material adverse effect, in which case such representations and warranties shall be true and correct in all respects) at and as of the Closing Date as if made at and as of such time (other than those made at and as of a specified date, which shall be true and correct in all material respects at and as of such specified date (unless qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects)).

    Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party's failure to act in good faith or such party's failure to use its commercially reasonable efforts to cause the Closing to occur, as required by Sections 5.5 and 5.7.

  TERMINATION AND ABANDONMENT

    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:

      by mutual written consent of the Company and Parent;

      by either Parent, on the one hand, or the Company, on the other hand, if:

        any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Merger; provided, that the party seeking to terminate pursuant to this Section 7.1(b)(i) has complied with its obligations, if any, under Section 5.5 and/or Section 5.7 in connection with such Law or Order; or

        the Effective Time shall not have occurred on or prior to the date that is sixty (60) days after the date hereof (the "End Date"); provided, that neither Parent nor the Company may terminate this Agreement pursuant to this Section 7.1(b)(ii) if such party is in material breach of this Agreement.

      by the Company, if: (i) any of the representations and warranties of Parent or Merger Sub contained in Article IV shall fail to be true and correct as of the date made, or (ii) there shall be a breach by Parent or Merger Sub of any covenant or agreement of Parent or Merger Sub in this Agreement that, in either case (i) or (ii), (A) would result in the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) which is not curable or, if curable, is not cured on or before the earlier of (x) the thirtieth (30th) day after the Company provides Parent written notice thereof and (y) the day that is two (2) Business Days prior to the End Date; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(c) if the Company is in material breach of this Agreement;

      by Parent, if: (i) any of the representations and warranties of the Company contained in Article III shall fail to be true and correct as of the date made, or (ii) there shall be a breach by the Company of any covenant or agreement of the Company in this Agreement that, in either case (i) or (ii), (A) would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) which is not curable or, if curable, is not cured on or before the earlier of (x) the thirtieth (30th) day after Parent provides the Company written notice thereof and (y) the day that is two (2) Business Days prior to the End Date; provided, that Parent may not terminate this Agreement pursuant to this Section 7.1(d) if Parent or Merger Sub is in material breach of this Agreement;

      by Parent after receipt by Parent of a Supplement pursuant to Section 5.4 disclosing Supplemental Disclosure Matters that could reasonably be expected to result in a Material Adverse Effect (individually or when aggregated with Losses from other Supplements); or

      by the Company after delivery by the Company of a Supplement pursuant to Section 5.4 disclosing Supplemental Disclosure Matters that could reasonably be expected to result in indemnifiable Losses resulting solely from Supplements in excess of $10,000,000 or if the amount of such indemnifiable Losses resulting solely from Supplements as determined pursuant to Section 5.4(c) is in excess of $10,000,000; provided that concurrently therewith, the Company pays to Parent the Parent Expense Amount pursuant to Section 7.5.

    Effect of Termination. If this Agreement is terminated pursuant to Section 7.1 by Parent, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect, and there shall be no liability hereunder on the part of Parent, Merger Sub or the Company, except as provided in Sections 7.3, 7.4, 7.5 and 7.6 hereof, and that Sections 5.1, 5.7(b), 5.11, 5.15(c), Article IX, Article X, and this Section 7.2 shall survive any termination of this Agreement.

    Parent Termination Fee. If (a) the condition set forth in Section 6.2(e) is not satisfied prior to the End Date or (b) Parent and/or Merger Sub fails to close the transactions contemplated hereby by the End Date, and in each case of (a) or (b), all of the conditions to Parent's and Merger Sub's obligations to consummate the Closing under Section 6.1 and Section 6.2 (except subsection (e) thereof and those conditions that by their nature cannot be satisfied until the Closing) have been satisfied or are capable of being satisfied, and the Company is ready, willing and able to close the Merger, the parties agree that the Company shall have suffered a loss and value of an incalculable nature and Parent shall pay to the Company a fee of Eight Million Seven Hundred and Fifty Thousand Dollars ($8,750,000) (the "Parent Termination Fee") as sole and exclusive remedy to the Company and the Equityholders for any and all Losses of any kind or nature, it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. The Parent Termination Fee shall be payable in immediately available funds by wire transfer no later than five (5) Business Days after such triggering event. The Parties agree that the Parent Termination Fee was negotiated as an estimate of damages and is not a penalty.

    Company Termination Fee. If the Company fails to close the transactions contemplated hereby by the End Date, and all of the conditions to the Company's obligations to consummate the Closing under Section 6.1 (other than Section 6.1(c)) and Section 6.3 (except those conditions that by their nature cannot be satisfied until the Closing) have been satisfied or are capable of being satisfied, and the Parent and Merger Sub are ready, willing and able to close the Merger, if the Parent has not sought specific performance under Section 10.16, the parties agree that the Parent shall have suffered a loss and value of an incalculable nature and the Company shall pay to the Parent a fee of Eight Million Seven Hundred and Fifty Thousand Dollars ($8,750,000) (the "Company Termination Fee") as sole and exclusive legal remedy to Parent and Merger Sub for any and all Losses of any kind or nature, it being understood that in no event shall the Company be required to pay the Company Termination Fee (a) on more than one occasion or (b) in the event that Company terminates this Agreement pursuant to Section 7.1(f). The Company Termination Fee shall be payable in immediately available funds by wire transfer no later than five (5) Business Days after such triggering event. The Parties agree that the Company Termination Fee was negotiated as an estimate of damages and is not a penalty.

    Parent Expenses. In the event of the termination of this Agreement by the Company pursuant to Section 7.1(f), the Company shall reimburse and pay to Parent an amount equal to the lesser of (i) the out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby, and (ii) $2,000,000 (such amount, the "Parent Expense Amount").

    Limitation of Remedies. Notwithstanding anything to the contrary in this Agreement, either the Company's right to receive payment of the Parent Termination Fee and the Parent's right to receive the Company Termination Fee or the Parent Expense Amount shall be the sole and exclusive remedy of each such party or any of its respective Affiliates against any other party hereto or any of such other party's respective Affiliates, the Financing Sources or any of their respective stockholders, partners, members or Representatives for any and all Losses that may be suffered based upon, resulting from or arising out of this Agreement prior to the Closing; provided, however, each party shall also be entitled to pursue specific performance in accordance with Section 10.16 as an alternate but not an additional remedy, except if Parent fails to close as a result of the failure of the condition set forth in Section 6.2(e) in which case the Company's right to receive payment of the Parent Termination Fee shall be the sole and exclusive remedy of the Company and its Affiliates.

  SURVIVAL; INDEMNIFICATION

    Survival of Representations and Warranties.

      The respective representations and warranties of the Company, Parent and Merger Sub contained in Articles III and IV and any obligation of a party hereto to indemnify the other party in respect of any breach of any covenant or agreement required to be performed or complied with prior to the Closing (each, a "Pre-Closing Covenant") shall survive the Merger solely for the purpose of Sections 8.2 and 8.3 until the date that is eighteen (18) months from the Closing Date; provided that the representations and warranties in Section 3.1 (Due Organization, Good Standing and Corporate Power), Section 3.2(a) (Authorization), Section 3.3 (Capital Stock) and Section 3.14 (Broker's or Finder's Fee), Section 4.1 (Due Organization, Good Standing and Corporate Power), Section 4.2(a) (Authorization) and Section 4.4 (Broker's or Finder's Fee) shall survive indefinitely, and the representations and warranties in Section 3.12 (Tax Matters) shall survive until sixty (60) days following the expiration the applicable statute of limitations. All covenants to be performed or complied with after the Closing shall survive in accordance with their terms.

      None of the Company, Parent or Merger Sub shall have any liability whatsoever with respect to any representation, warranty or Pre-Closing Covenant, as the case may be, unless a claim is made hereunder prior to the expiration of the applicable survival period for such representation, warranty or Pre-Closing Covenant in accordance with the provisions of this Article VIII (and Section 5.17(h) with respect to Taxes), in which case such representation, warranty or Pre-Closing Covenant, as the case may be, shall survive as to such claim until such claim has been finally resolved.

      The rights to indemnification set forth in this Article VIII shall not be affected by any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date (including through supplements to the Company Disclosure Letter), with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder.

    Indemnification of Parent Indemnitees. Subject to the other provisions of this Article VIII, from and after the Closing, Parent, the Surviving Corporation and each of their respective officers and directors (the "Parent Indemnitees") shall be indemnified and held harmless solely and exclusively from the Indemnification Escrow Fund for any Losses incurred by any of them resulting from, or that exist or arise due to any of the following:

      any failure of any representation or warranty made by the Company contained in Article III of this Agreement (except for the Tax representations and warranties provided in Section 3.12, the indemnity of which is provided for under Section 5.17(h)), or in any schedule or certificate delivered pursuant to this Agreement, to be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on such date (other than those made on a specified date, which shall be true and correct in all respects as of such specified date);

      any breach of any covenant or agreement by the Company contained in this Agreement;

      any matter identified in a Supplement;

      any claim by a stockholder or former stockholder of the Company, or any other Person seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company or any Company Subsidiary; (ii) any rights of a stockholder (other than the right to receive the consideration payable pursuant to this Agreement), including any option, preemptive rights, appraisal rights under the applicable provisions of the DGCL or rights to notice or to vote; (iii) any rights under the certificate of incorporation or by-laws of the Company or any of the Stockholders Agreements; or (iv) any claim that his, her or its shares or Options in the Company or any Company Subsidiary were wrongfully purchased or repurchased by the Company or any Company Subsidiary; and

      any Action pending or threatened against or affecting the Company or any of the Company Subsidiaries prior to or on the Closing Date, whether or not disclosed in Section 3.9 of the Company Disclosure Letter.

    Indemnification by Parent. Subject to the limitations set forth in this Article VIII, from and after the Closing, Parent agrees to and shall indemnify the Equityholders and each of their respective officers and directors (the "Equityholders Indemnitees") and save and hold each of them harmless against any Losses incurred by any of them resulting from, or that exist or arise due to any of the following:

      any failure of any representation or warranty made by Parent or Merger Sub in Article IV of this Agreement or in any schedule, exhibit or certificate delivered pursuant to this Agreement to be true and correct on and as of the date of this Agreement and on and as of Closing Date as if made on such date (other than those made on a specified date, which shall be true and correct in all respects as of such specified date); and

      any breach of any covenant or agreement by Parent or Merger Sub contained in this Agreement.

    Limitation on Indemnification, Mitigation.

      Notwithstanding anything to the contrary set forth herein, except in the case of fraud, (i) neither Parent Indemnitees (as a group) nor the Equityholders Indemnitees (as a group), as the case may be, shall be indemnified for any claim for indemnification pursuant to Section 8.2(a) or Section 8.3(a), as the case may be, unless and until the aggregate amount of Losses which may be recovered from Parent or the Indemnification Escrow Fund, as the case may be, equals or exceeds One Million Dollars ($1,000,000), (the "Basket"), in which case Parent Indemnitees (as a group) or the Equityholders Indemnitees (as a group), as the case may be, shall be entitled to recover the aggregate amount of all Losses incurred by Parent Indemnitees (as a group) or the Equityholders Indemnitees (as a group), respectively, and not just the amount that exceeds the Basket and (ii) the maximum aggregate amount of indemnifiable Losses which may be recovered for indemnification pursuant to Section 8.2(a) or Section 8.3(a), as the case may be, shall be an amount equal to the Indemnification Escrow Amount. Notwithstanding the foregoing, the limitations set forth in this Section 8.4(a) shall not apply to Losses incurred by (A) any Parent Indemnitee in connection with or arising from any breach of any representation or warranty of the Company in Section 3.1 (Due Organization, Good Standing and Corporate Power), Section 3.2(a) (Authorization), Section 3.3 (Capital Stock), Section 3.10 (Employee Benefit Plans) Section 3.12 (Taxes) and Section 3.14 (Broker's or Finder's Fee), (B) any Equityholder Indemnitee in connection with or arising from any breach of any representation or warranty of Parent or Merger Sub in Section 4.1 (Due Organization, Good Standing and Corporate Power), Section 4.2(a) (Authorization) and Section 4.4 (Broker's or Finder's Fee), or (C) by and Parent Indemnitee or Equityholder Indemnitee in the case of proven claims of fraud. Solely for purposes of this Article VIII, all representations and warranties of the Company in Article III (other than Section 3.5(b), Section 3.5(c) and Section 3.6 and disclosures of lists of items of a material nature or above a specified threshold) shall be construed as if the term "material" and any reference to "Material Adverse Effect" (and variations thereof) were omitted from such representations and warranties.

      Parent shall take and shall cause its Affiliates (including the Surviving Corporation) to take all commercially reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss. No Equityholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements herein.

    Losses Net of Insurance, Etc.

      The amount of any Loss for which indemnification is provided under Section 8.2 or Section 8.3 shall be net of (i) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party (net of any Taxes imposed as a result of the receipt of such indemnification), (ii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss (in the case of indemnification under Section 8.2, solely from insurance paid for by the Company prior to the Closing Date) (net of any Taxes imposed as a result of the receipt of such proceeds or reimbursement) (each source of recovery referred to in clauses (i) and (ii), a "Collateral Source") and (iii) an amount equal to the Tax benefit, if any, that the Indemnified Party determines is attributable to such Loss that is recognized by the Indemnified Party in or prior the year in which such indemnification is provided. Additionally, Parent Indemnitees' Losses (A) shall be net of any accruals or reserves to the extent accrued for in the Final Closing Date Working Capital calculation, (B) shall not be duplicative of (I) any amount to the extent specifically included as a liability in the Final Closing Date Working Capital, Known Pre-Closing Taxes, or any gift card liability, or, (II) any adjustment included in the calculation of Final Closing Date Working Capital or Known Pre-Closing Taxes or (III) any Loss related to an adjustment to the extent that it was the subject of a dispute as to the Final Closing Date Working Capital or Known Pre-Closing Taxes. Indemnification under this Article VIII shall not be available unless the Indemnified Party first uses commercially reasonable efforts to seek recovery from all Collateral Sources. The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence; provided, however, that the Indemnifying Party will then be responsible for pursuing such claim at its own expense. If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 8.2 or Section 8.3 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment (or in the case where the Indemnified Party is a Parent Indemnitee, the Indemnified Party shall promptly deposit such amount with the Escrow Agent, such amount to be held pursuant to the terms of the Escrow Agreement and shall become part of the Indemnification Escrow Fund thereunder), and any excess recovery from a Collateral Source shall be applied to reduce any future payments to be made by the Indemnifying Party pursuant to Section 8.2 or Section 8.3.

      Notwithstanding anything to the contrary contained in this Agreement, the Parent Indemnitees shall not be entitled to seek indemnification for any Losses that result from, arise out of, or relate to breaches of the representations and warranties contained in Section 3.16 to the extent such Losses result from, arise out of, or relate to any corrective, removal or remedial actions or other measures taken in response to environmental conditions ("Response Actions"), that exceed the minimum Response Actions required under any Environmental Law in effect as of the Closing Date or that are more costly than the most cost-effective means of achieving compliance with any Environmental Law in effect as of the Closing Date (including the use of deed restrictions or other regulatory controls where applicable).

    Indemnification Procedure.

      Promptly after the incurrence of any Losses by any Person entitled to indemnification pursuant to any Section of this Agreement (an "Indemnified Party"), including, any claim by a third party described in Section 8.7, which might give rise to indemnification hereunder, if the Indemnified Party is (x) a Parent Indemnitee, it shall deliver to the Stockholders' Representative, or (y) an Equityholder Indemnitee, it shall deliver to Parent (the Stockholders' Representative or Parent, as the case may be, the "Indemnifying Party"), a certificate (a "Claim Certificate"), which Claim Certificate shall:

        state that the Indemnified Party has paid or anticipates it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

        specify in reasonable detail (and have annexed thereto all supporting documentation, including any correspondence in connection with any Third-Party Claim and paid invoices for claimed Losses) each individual item of Loss included in the amount so stated, the date such item was paid, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

      In the event that the Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall, within forty-five (45) days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection. The Indemnifying Party and the Indemnified Party shall, within the sixty (60) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party agree on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party may submit such dispute to a court of competent jurisdiction as set forth in Section 10.9.

      Claims for Losses specified in any Claim Certificate to which an Indemnifying Party does not object in writing within forty-five (45) days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 8.6(b), and claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 8.6(b) or that have been settled with the consent of the Indemnifying Party as described in Section 8.7, are hereinafter referred to, collectively, as "Agreed Claims." Within ten (10) Business Days of the determination of the amount of any Agreed Claim, if the Indemnifying Party is (x) Parent, it shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment, or (y) the Stockholders' Representative, Parent and Stockholders' Representative shall execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to pay to the Indemnified Party from the Indemnification Escrow Fund, if any, an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by Parent in such joint written instruction.

    Third-Party Claims.

      Promptly after the assertion by any third party of any claim, demand or notice against any Indemnified Party that results or may result in the incurrence by such Indemnified Party of any Loss for which such Indemnified Party would be entitled to indemnification under this Article VIII (a "Third-Party Claim"), such Indemnified Party shall promptly notify the Indemnifying Party of such claim; provided, however, that the failure to give timely notice in accordance herewith shall not affect or limit the Indemnifying Party's obligations under this Section 8.7 unless and only to the extent (i) such failure actually and materially prejudiced the Indemnifying Party's rights or interest or ability to defend against such Third-Party Claim or (ii) such notice was delivered after the expiration of the survival period of the representation, warranty, covenant or agreement underlying such Third-Party Claim. The procedures for asserting any such Third-Party Claim or objecting to the indemnification of an Indemnified Party in respect of any Third-Party Claim shall be governed by the provisions of Section 8.6. The Stockholders' Representative shall act on behalf of all Indemnifying Parties in the event that a Parent Indemnitee is seeking indemnification hereunder. The Indemnifying Party shall have ten (10) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense of such Third Party Claim; provided, that the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party as provided in Section 8.7(b); and provided, further, that the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party (as an indemnified Loss pursuant to this Article VIII) if (A) such Third Party Claim is reasonably foreseeable to result in Losses which exceed the Escrow Amount; (B) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; or (C) the claim seeks an injunction or equitable relief against the Indemnified Party; (D) the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; or (E) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim. If the Indemnifying Party elects not to or is not permitted to control or conduct the defense or prosecution of a Third Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense or prosecution of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

      Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense of such Third Party Claim, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party (as an indemnified Loss pursuant to this Article VIII) unless (i) the Indemnifying Party shall have failed, or is not entitled, to assume the defense of such Third Party Claim in accordance with Section 8.7(a), (ii) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party or (iii) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there may be one (1) or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party the assertion of which would be adverse to the interests of the Indemnified Party. So long as the Indemnifying Party is reasonably contesting any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle any such Third Party Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third Party Claim; provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such Third Party Claim unless the Indemnifying Party shall have consented to such payment or settlement. If the Indemnifying Party is permitted to assume such defense pursuant to Section 8.7(a) but does not notify the Indemnified Party within ten (10) days after the receipt of the Indemnified Party's notice of a Third Party Claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

      The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement that is not entirely indemnifiable by the Indemnifying Party pursuant to this Article VIII and does not include as an unconditional term thereof the giving by the Person or Persons asserting such Third Party Claim to all Indemnified Parties of an unconditional release from all liability with respect to such Third Party Claim or consent to entry of any judgment.

      The parties hereto shall cooperate in the defense or prosecution of any Third-Party Claim, with such cooperation to include (i) the retention and the provision of the Indemnified Party's records and information that are reasonably relevant to such Third-Party Claim, and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder, interviews, discovery and court appearances. Any party assuming the defense of any Third-Party claim shall keep the other parties reasonably informed at all times of the progress and development of such party's defense of and compromise efforts related to such Third-Party Claim, and shall furnish the other parties with copies of all relevant pleadings and correspondence.

    No Recourse Against Equityholders or Stockholders' Representative. Notwithstanding anything to the contrary contained herein, in the absence of fraud, Parent and Merger Sub hereby acknowledge and agree that (a) the Parent Indemnitees' sole recourse for all claims under this Agreement after the Closing shall be limited to recoveries from the Indemnification Escrow Fund, except with respect to any indemnity claims made pursuant to Section 5.4 (Supplemental Matters) from the Supplemental Escrow Fund or the Indemnification Escrow Fund, Section 5.8(b) (401(k) Termination) and Section 5.17 (Tax Matters) and except claims against the Working Capital Escrow Fund pursuant to Section 2.7, and (b) no Parent Indemnitee shall have any recourse against any Equityholder, the Stockholders' Representative or any of their respective Representatives for any claims arising under this Agreement after the Closing, except that Parent shall have the right to pursue Claims against an Equityholder if such Equityholder's representations relating to authority and capitalization (which shall mirror Sections 3.2(a) and 3.3) are untrue or incorrect in his, her or its Letter of Transmittal.

    Sole Remedy/Waiver. Except as set forth in Section 10.16, in the absence of fraud, the parties hereto acknowledge and agree that, in the event that the Closing occurs, the remedies provided for in Section 2.7, Section 5.4, Section 5.8, Section 5.17 and this Article VIII shall be the parties' sole and exclusive remedy for any breach of the representations, warranties and agreements or covenants contained in this Agreement or any claims relating to this Agreement or any other document, certificate or agreement delivered pursuant hereto or the transactions contemplated herein or therein. In furtherance of the foregoing, in the absence of fraud, the parties hereby waive, effective upon the occurrence of the Closing, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any, and claims for rescission) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the Equityholders or any of their Representatives, the Stockholders' Representative or any of its Representatives, any member of the board of directors of the Company, or Parent and Merger Sub or any of their respective Representatives, as the case may be, arising under or based upon any federal, state or local Law (including any such Law relating to environmental matters or arising under or based upon any securities law, common law or otherwise) for any breach of the representations and warranties or covenants contained in this Agreement.

    Tax Treatment of Indemnity Payments; Withholding. Any payments made under this Article VIII shall be deemed to be, and each of the Equityholders shall treat them, as adjustments to the Equity Purchase Price for federal, state, local and all other income tax purposes. All amounts payable by the Stockholders' Representative to the Equityholders under this Article VIII shall be subject to applicable withholding Taxes. Promptly after payment to each holder of an Option, the Stockholders' Representative shall remit to the Surviving Corporation the amount of any payroll Taxes withheld from each such holder of an Option pursuant to Section 2.6(h), and the Surviving Corporation shall remit such amounts to the appropriate Tax authority in a timely manner.

  STOCKHOLDERS' REPRESENTATIVE

    Appointment. Each of the Equityholders irrevocably constitutes, appoints and empowers, effective from and after the date hereof, H.I.G. Ideal Image, LLC as the Stockholders' Representative, for the benefit of the Equityholders and the exclusive agent and attorney-in-fact to act on behalf of each Equityholder, with full power of substitution, and authorizes the Stockholders' Representative acting for such Equityholder and in such Equityholder's name, place and stead, in any and all capacities, to do and perform every act and thing required or permitted to be done in connection with and to facilitate the consummation of the transactions contemplated hereby, as fully to all intents and purposes as such Equityholder might or could do in person, including, without limitation:

      to negotiate, execute and deliver such waivers, consents and amendments (other than any written consent of the Equityholders adopting this Agreement) under this Agreement and the consummation of the transactions contemplated hereby as the Stockholders' Representative, in its sole discretion, may deem necessary or desirable;

      as the Stockholders' Representative, to enforce and protect the rights and interests of the Equityholders and to enforce and protect the rights and interests of such Persons arising out of or under or in any manner relating to this Agreement and the transactions provided for herein, and to take any and all actions which the Stockholders' Representative believes are necessary or appropriate under this Agreement for and on behalf of the Equityholders including, consenting to, compromising or settling any claims, conducting negotiations with Parent, the Surviving Corporation and their respective Representatives regarding such claims, and, in connection therewith, to (i) assert any claim or institute any action, proceeding or investigation; (ii) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, the Surviving Corporation or any other Person, or by any Governmental Entity against the Stockholders' Representative and/or any of the Equityholders, and receive process on behalf of any or all Equityholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Stockholders' Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (iii) file any proofs of debt, claims and petitions as the Stockholders' Representative may deem advisable or necessary; (iv) settle or compromise any claims asserted under this Agreement; and (v) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Stockholders' Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

      to refrain from enforcing any right of the Equityholders arising out of or under or in any manner relating to this Agreement; provided, however, that no such failure to act on the part of the Stockholders' Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Stockholders' Representative or by the Equityholders unless such waiver is in writing signed by the waiving party or by the Stockholders' Representative;

      to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholders' Representative, in its sole and absolute discretion, may consider necessary, proper or convenient in connection with or to carry out the transactions contemplated by this Agreement;

      to engage special counsel, accountants and other advisors and incur such other expenses on behalf of the Equityholders in connection with any matter arising under this Agreement;

      to collect, hold and disburse the Escrow Funds in accordance with the terms of this Agreement.; and

      to collect, hold and disburse, in accordance with the terms of this Agreement, any reserve amount it elects, in its discretion, to retain hereunder to cover costs and expenses it may incur on behalf of the Equityholders after the Closing.

    Expense Reimbursement; Indemnification.

      The Stockholders' Representative shall be entitled to receive reimbursement from, and be indemnified by, the Equityholders for certain expenses, charges and liabilities as provided below. In connection with this Agreement, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholders' Representative hereunder, (i) the Stockholders' Representative shall incur no responsibility whatsoever to any Equityholders by reason of any error in judgment or other act or omission performed or omitted hereunder, other than any act or failure to act which represents willful misconduct by the Stockholders' Representative, and (ii) the Stockholders' Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholders' Representative pursuant to such advice shall in no event subject the Stockholders' Representative to liability to any Equityholders.

      Any reserve amount retained by the Stockholders' Representative hereunder (together with any interest or other income earned thereon) shall be disbursed from time to time after the Closing Date as determined by the Stockholders' Representative in its sole discretion in payment of any fees and expenses incurred by the Stockholders' Representative for the benefit of the Equityholders in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of accountants, attorneys and other agents and professional advisers in connection with any such matter. Such disbursements shall be borne by each Equityholder based upon his, her or its Pro Rata Portion. Upon such date and time as is determined by the Stockholders' Representative in its sole discretion (which date shall be no later than five (5) years from the Closing Date), all of such expense reserve amount (together with any interest or other income earned thereon) remaining on such date shall be released by the Stockholders' Representative and distributed to the Equityholders, by wire transfer of immediately available funds in the same manner, and subject to the same terms and conditions as the potential payment of funds by the Stockholders' Representative to the Equityholders pursuant to the terms of Section 2.12(b). Promptly after payment to each holder of a Company Option as contemplated in this Section 9.2(b), the Stockholders' Representative shall remit to the Surviving Corporation the amount of any payroll Taxes withheld from each such holder of a Company Option pursuant to Section 2.6(h). For the avoidance of doubt, such expense reserve amount shall be treated for all purposes of this Agreement as having been paid to the Equityholders at the Closing in accordance with their respective Pro Rata Portions.

      Each Equityholder shall indemnify, severally and not jointly, based on such Equityholder's Pro Rata Portion, the Stockholders' Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys', accountants' and other experts' fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Stockholders' Representative hereunder. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Stockholders' Representative hereunder for its willful misconduct. In the event of any indemnification hereunder, upon written notice from the Stockholders' Representative to the Equityholders as to the existence of a deficiency toward the payment of any such indemnification amount, each Equityholder shall promptly deliver to the Stockholders' Representative full payment of his or her Pro Rata Portion of the amount of such deficiency or, at the Stockholders' Representative sole discretion, the Stockholders' Representative may charge any balance of the Escrow Fund to be distributed to the Equityholders prior to the distribution thereof.

    Other Provisions Relating to the Stockholders' Representative.

      All of the indemnities, powers and immunities granted to the Stockholders' Representative under this Agreement shall survive the Effective Time and/or any termination of this Agreement. The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Equityholder and (ii) shall survive the consummation of the Merger, and any action taken by the Stockholders' Representative pursuant to the authority granted in this Agreement shall be effective and absolutely binding on each Equityholder notwithstanding any contrary action of or direction from such Equityholder, except for actions or omissions of the Stockholders' Representative constituting willful misconduct.

      Parent and the Surviving Corporation shall have the right to rely upon all actions taken or omitted to be taken by the Stockholders' Representative pursuant to this Agreement without inquiry or investigation, all of which actions or omissions shall be legally binding upon the Equityholders.

      Each of the Equityholders, the Company, Merger Sub and Parent acknowledges and agrees that the Stockholders' Representative is a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby. Accordingly, each of the Equityholders, the Company, Merger Sub and Parent acknowledges and agrees that the Stockholders' Representative shall have no liability to, and shall not be liable for any Losses of, any of the Equityholders, the Company, Merger Sub or Parent in connection with any obligations of the Stockholders' Representative under this Agreement or otherwise in respect of this Agreement or the transaction contemplated hereby, except to the extent such Losses shall be proven to be the direct result of willful misconduct by the Stockholders' Representative in connection with the performance of its obligations hereunder.

    Investment of Reserve Amount. Until the release of any reserve amount retained by the Stockholders' Representative pursuant to Section 9.2, the Stockholders' Representative may hold such reserve amount in a deposit account, or may invest and reinvest such funds solely (a) in direct obligations of the United States of America, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper of an issuer organized under the Laws of a state of the United States of America rated of the highest quality by Moody's Investors Service, Inc., or Standard & Poor's Ratings Group, or certificates of deposit, bank repurchase agreements or bankers' acceptances of a United States commercial bank having at least $1,000,000,000 in assets (collectively, "Permitted Investments"), or (b) in money market funds which are invested in Permitted Investments. If necessary to pay any expenses or otherwise distribute such reserve amount in accordance with this Agreement, Stockholders' Representative may, in its sole discretion, sell or liquidate any one or more investments prior to maturity and the Stockholders' Representative shall not be liable to the Equityholders or any of them for any loss or penalties resulting from or relating to such sale or liquidation.

  MISCELLANEOUS

    Fees and Expenses. Except as set forth in Sections 2.7(c) and Section 7.5, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

    Extension; Waiver. Subject to the limitations set forth herein, at any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the Board or the boards of directors of Parent or Merger Sub, as the case may be, may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party extending or waiving the applicable provision. No failure or delay on the part of any party hereto in the exercise of any right or remedy hereunder shall impair such right or remedy or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right or remedy preclude other or further exercise thereof or of any other right.

    Notices. Except as otherwise specifically set forth herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered prepaid by hand or prepaid overnight courier service or sent by facsimile and shall be effective and deemed to have been given when received or (i) when delivered, if personally delivered, (ii) on the next business day after dispatch, if sent postage pre-paid by nationally recognized, overnight courier guaranteeing next business day delivery, and (iii) upon receipt of confirmation, if sent by facsimile, in each case to:

      if, prior to the Closing, to the Company, at:

      Ideal Image Development, Inc.

      c/o H.I.G. Capital, LLC

      1450 Brickell Avenue, 31st Floor

      Attention: Craig Burson/Roman Krislav

      Facsimile: (305) 379-2013

      with a copy (which shall not constitute notice) to:

      Akerman Senterfitt
      One Southeast Third Avenue, 25th Floor
      Miami, Florida 33131
      Attention: Mary Carroll, Esq.
      Facsimile: (305) 374-5600

      if to any of Parent, Merger Sub, or, after the Closing, the Surviving Corporation, at:

    Steiner Leisure Limited
    770 South Dixie Highway
    Coral Gables, FL 33146
    Attention: Robert C. Boehm
    Facsimile: (305) 661-3248

    with a copy (which shall not constitute notice) to:

    White & Case LLP
    200 South Biscayne Boulevard, 49th Floor
    Miami, Florida 33131
    Attention: Jorge L. Freeland, Esq.
    Albert Diaz-Silveira, Esq.
    Facsimile: (305) 358-5744

    Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.

    Entire Agreement. This Agreement together with the Escrow Agreement, the Company Disclosure Letter and the Parent Disclosure Letter contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements, covenants, representations, warranties and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement.

    Release; Termination.

      Effective as of the Closing Date, each of Parent and the Surviving Corporation (each a "Parent Releasor"), on behalf of itself and its respective officers, directors, stockholders, Subsidiaries, Affiliates and Representatives, and each of their respective successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, each of the Equityholders, Stockholders' Representative and each of their respective past, present and future officers, managers, directors, stockholders, partners, members, Affiliates, employees, counsel, agents and Representatives (each, a "Equityholder Releasee") of, from and against any and all actions, causes of action, claims, demands, damages, judgments, Liabilities, debts, dues and suits of every kind, nature and description whatsoever, which such Parent Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever prior to the Closing Date. Each Parent Releasor shall not, and agrees to cause its respective officers, directors, stockholders, Subsidiaries and Affiliates, and each of their respective successors and assigns, not to, assert any claim against the Equityholder Releasees with respect to such released matters. Notwithstanding the foregoing, Parent does not release its rights and interests under this Agreement or the Confidentiality Agreement.

      Effective as of the Closing Date, each Equityholder (each a "Equityholder Releasor"), on behalf of itself and its respective officers, directors, stockholders, Subsidiaries, Affiliates and Representatives, and each of their respective successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, each of the Parent and the Surviving Corporation and each of their respective past, present and future officers, managers, directors, stockholders, partners, members, Affiliates, employees, counsel, agents and Representatives (each, a "Parent Releasee") of, from and against any and all actions, causes of action, claims, demands, damages, judgments, Liabilities, debts, dues and suits of every kind, nature and description whatsoever, which such Equityholder Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever prior to the Closing Date. Each Equityholder Releasor shall not, and agrees to cause its respective officers, directors, stockholders, Subsidiaries and Affiliates, and each of their respective successors and assigns, not to, assert any claim against the Parent Releasees with respect to such released matters. Notwithstanding the foregoing, none of the Equityholders nor Stockholders' Representative release their rights and interests under this Agreement, the Confidentiality Agreement, or the terms and conditions of employment entered between the Rollover Stockholders and the Merger Sub or with respect to any equity securities of Parent or its Affiliates owned by such Person (or rights relating thereto) or equity incentives granted to such Person by Parent or its Affiliates (or rights relating thereto).

      Effective as of the Closing Date, each of the Contracts listed on Section 10.5(c) of the Parent Disclosure Letter shall be cancelled pursuant to termination agreements, in form reasonably acceptable to Parent, that provide for such termination without further liability or obligation of the Company or any of the Company Subsidiaries thereafter.

    Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, with respect to the provisions of Sections 2.6, 5.12 and 10.5 and Article VIII shall inure to the benefit of the Persons benefiting from the provisions thereof all of whom are intended to be third-party beneficiaries thereof. The Financing Sources are intended to be third-party beneficiaries of Sections 7.6, 10.9 and 10.11. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties; provided, however, that the Stockholders' Representative may assign its rights and obligations under this Agreement to any of its Affiliates without prior written consent and Merger Sub and Parent may collaterally assign this Agreement to their lenders without prior written consent. Any attempted assignment in violation of this Section 10.6 will be void.

    Amendment and Modification. This Agreement may not be amended except by a written instrument executed by all parties hereto. Notwithstanding anything to the contrary in this Agreement, Sections 7.6, 10.6, 10.7 and 10.9 may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Signed counterparts of this Agreement may be delivered by facsimile and by scanned PDF image.

    Applicable Law. (a) THIS AGREEMENT AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF, EXCEPT THAT THE DGCL SHALL APPLY TO THE EXTENT REQUIRED IN CONNECTION WITH THE MERGER. THE STATE OR FEDERAL COURTS LOCATED WITHIN WILMINGTON COUNTY IN THE STATE OF DELAWARE SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY (EXCEPT WITH RESPECT TO MATTERS RELATING TO THE CLOSING BALANCE SHEET, AS TO WHICH THE INDEPENDENT ACCOUNTANT SHALL BE THE SOLE ARBITER) AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY'S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.3, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

      NOTWITHSTANDING SECTION 10.9(a), EACH OF THE PARTIES HERETO HEREBY AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE AGAINST THE FINANCING SOURCES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE FINANCING OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN DELAWARE, WHETHER A STATE OR FEDERAL COURT, AND THAT THE PROVISIONS OF SECTION 10.11 RELATING TO THE WAIVER OF JURY TRIAL SHALL APPLY TO ANY SUCH ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM.

    Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND AGREES TO CAUSE ITS SUBSIDIARIES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    Company Disclosure Letter. A disclosure in any particular Section of the Company Disclosure Letter or otherwise in this Agreement will be deemed adequate to disclose another exception to a representation or warranty made herein if the disclosure identifies the exception with reasonable particularity so that any exception to any such other representation or warranty is readily apparent. The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. The inclusion of information in the Company Disclosure Letter shall not be construed as an admission that such information is material to the Company or the Company Subsidiaries. In addition, matters reflected in the Company Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Letter. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

    Time of the Essence. Time is of the essence in this Agreement. If the date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

    Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement. The parties hereto waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the parties and the third party beneficiaries of this Agreement shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, subject to Section 7.6, as a remedy for any such breach or threatened breach. Each party further agrees that no party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.16, and each party hereto (a) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (b) agrees to cooperate fully in any attempt by the other party or parties in obtaining such equitable relief. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

* * * * *

IN WITNESS WHEREOF, each of Parent, Merger Sub, the Company, the Stockholders' Representative have caused this Agreement to be executed by their respective duly authorized officers, all as of the date first above written.

STEINER US HOLDINGS, INC.

By: /s/ Leonard Fluxman

Name: Leonard Fluxman
Title: President

SUS ACQUISITION CORP., INC.

By: /s/ Leonard Fluxman

Name: Leonard Fluxman
Title: President

The undersigned hereby executes this Agreement for the sole purposes of evidencing its obligations to issue Steiner Common Shares hereunder in accordance with the terms hereof.

STEINER LEISURE LIMITED

By: /s/ Leonard Fluxman

Name: Leonard Fluxman
Title: President

[Countersignature Page Follows]

IDEAL IMAGE DEVELOPMENT, INC.

By: /s/ Richard Mikles

Name: Richard Mikles
Title: Co-CEO

H.I.G. IDEAL IMAGE, LLC (solely in its capacity as Stockholders' Representative):

By: /s/ Richard Siegel

Name: Richard Siegel
Title: Authorized Signatory